As filed with the Securities and Exchange Commission on January 20, 2006
Registration No. 333-128752

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO FORM S-3
ON
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESCIENT APPLIED INTELLIGENCE, INC.
(Name of small business issuer in its charter)

Delaware	7371	73-1247666
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600
(Address and telephone number of principal executive offices and principal place of business)
Thomas W. Aiken
Senior Vice President and Chief Financial Officer
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600
(Name, address and telephone number of agent for service)
Copy to:
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053
     Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed Maximum	Amount of
Title of Each Class of	to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee(2)
Common Stock, $.001 par value	51,930,675	$0.15	$7,789,601.20	$833.49	(3)

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the bid and ask prices reported on the OTC Bulletin Board on January 19, 2006.

(2)	Calculated by multiplying the maximum aggregate offering price by 0.000107.

(3)	A registration fee of $1,771.53 was previously paid by the registrant on September 30, 2005.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated January 20, 2006

PROSPECTUS
PRESCIENT APPLIED INTELLIGENCE, INC.
Common Stock, $.001 par value
51,930,675 Shares
     The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 51,930,675 shares of our common stock, $0.001 par value per share, including 31,020,719 shares that are currently outstanding, 14,400,755 shares issuable upon conversion of certain shares of preferred stock and 6,509,201 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. The selling stockholders will receive all the proceeds from the sale of the offered shares. See “Selling Stockholders” on page 39 of this prospectus.
     Our common stock trades on the OTC Bulletin Board maintained by the NASD under the symbol “PPID.OB.” The closing price of our common stock on the OTC Bulletin Board on January 19, 2006 was $0.15 per share.
     The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.
     Prescient Applied Intelligence, Inc. is a Delaware corporation. Our principal executive offices are located at 1247 Ward Avenue, West Chester, Pennsylvania 19380, and our phone number is (610) 719-1600. In this prospectus, references to “Prescient,” “the company,” “we,” “us” and “our” refer to Prescient Applied Intelligence, Inc. and its subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2006.

-i-

PROSPECTUS SUMMARY
     Investors should pay particular attention to the information regarding investment risks related to Prescient and this offering of its common stock that are included in the section entitled “Risk Factors” on page 2 of this prospectus.
Our Company
     Prescient Applied Intelligence, Inc. was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, the company name was changed to The viaLink Company. In 1999, the company reorganized as a Delaware corporation.
     On December 31, 2004 the company merged with Prescient Systems, Inc. and the name was changed to Prescient Applied Intelligence, Inc. (the “Merger”). In connection with the Merger, the Company revised its capitalization by converting all of its debt instruments to equity instruments, converted certain preferred stock instruments to common stock and other preferred stock issuances, effected a 20-1 reverse stock split and raised cash through the sale of equity instruments.
     Prescient provides subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. Prescient also sells supply chain planning solutions to consumer products companies, referred to as supply chain offerings. Prescient’s offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Prescient offers both the advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
     Prescient’s clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
Terms of the Offering

Common stock offered by our selling stockholders	51,930,675 shares

Common stock to be outstanding after the offering	73,025,896 shares (assumes all warrants and convertible securities are exercised and that all shares offered are sold)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

NASD OTC Bulletin Board Symbol	PPID.OB

RISK FACTORS
     The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.
Risks Related To Our Company
Prescient has a history of operating losses and will have future operating losses.
     Prescient reported a substantial loss from operations for the fiscal years ended December 31, 2002, 2003, 2004, and for the nine months ended September 30, 2005, and it expects to incur losses for the fiscal year ending December 31, 2005. The extent of the loss and negative cash flow will depend primarily on the amount of revenues generated from implementations of and subscriptions to Prescient’s advanced commerce services and new license sales of its supply chain products, and the amount of expenses incurred in generating these revenues. In order to achieve market penetration and acceptance we expect to continue to increase our cash expenditures for sales and marketing personnel and activities. Historically, these cash expenses have substantially exceeded our revenues.
     Prescient’s independent registered public accounting firm has issued their Report of Independent Registered Public Accounting Firm on Prescient’s consolidated financial statements for the fiscal year ended December 31, 2004 with an explanatory paragraph regarding the Prescient’s ability to continue as a going concern. Prescient has an accumulated deficit of approximately $104 million as of September 30, 2005. Prescient has incurred operating losses and negative cash flow through the end of 2005. During the second quarter of 2005, Prescient had increased license sales as compared to the first quarter. However, we continue to have negative cash flow. Prescient continues to pursue sales efforts with a) new retailers to create new communities, b) with small to medium size suppliers for the use of its supply chain software, and c) with the suppliers that we believe will become subscribers to its advanced commerce services within existing and new hub communities. The delay in generating revenues creates a need for Prescient to obtain additional capital in 2005 in order for us to execute its current business plan successfully.
Prescient has an annual limitation on the use of the net operating loss carry forwards.
     Due the change ownership resulting from the merger of Prescient Systems, Inc as of December 31, 2004, have caused there to be an annual limitation on the use of net operating loss carry forwards.
Prescient has received a “Going Concern” opinion from its independent registered public accounting firm.
     Prescient’s former independent public accounting firm issued a report on Prescient’s consolidated financial statements for the fiscal year ended December 31, 2004, with an explanatory paragraph regarding its ability to continue as a going concern. Such an opinion by Prescient’s independent registered public accounting firm may impact its dealing with third parties, such as customers, suppliers and creditors, because of concerns about its financial condition. Any such impact could have a material adverse effect on the business, operating results and financial condition.
Prescient will require but may be unable to obtain the additional capital required to sustain and grow its business.
     Prescient intends to continue its investment in and development of its services and technology. Prescient has incurred operating losses and negative cash flow in the past and expects to incur operating losses and negative cash flow in the future. The Company’s ability to fund its planned working capital and capital expenditures will depend largely upon its ability to obtain sufficient capital. Prescient’s future capital requirements will depend on a number of factors, including its:
•	Services achieving market acceptance;

•	Services producing a sustainable revenue stream;

•	Working capital requirements; and

•	Level of investment in and development of its services and technology.

     While Prescient completed a qualified financing for $2.25 million in the second quarter of 2005, the Company needs additional funds to fully execute its business plans. There is no assurance that additional financing can be obtained on terms satisfactory to Prescient. Also Prescient can give no assurance that additional funds beyond the above financings may not be needed.
The Company may be unable to successfully integrate the businesses of viaLink and Prescient due to a number of potential difficulties.
     The Company may be unable to successfully integrate the businesses of Prescient and viaLink and realize the anticipated benefits of the merger. The merger combined two companies that historically operated as independent companies. The combined Company is devoting significant management attention and resources to integrating its business practices and operations. Potential difficulties the combined Company may encounter in the integration process include:
•	The inability of the combined Company to achieve the cost savings and operating synergies anticipated with the merger;

•	Lost sales and clients as a result of certain clients of either of the two companies who decide not to do business with the Company;

•	Complexities associated with managing the combined businesses;

•	Integrating personnel from different corporate cultures while maintaining focus on providing consistent, high quality products and services;

•	Potential unknown liabilities and increased costs associated with the merger;

•	Performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention to the merger; and

•	Loss of key personnel, many of whom have proprietary information.
The interests of the controlling stockholders may conflict with Prescient’s interests and the interests of the other stockholders.
     Hudson Venture Partners, New Spring Ventures, North Sound Capital LLC and its Affiliates, SDS Capital Group SDC LTD and its affiliates, and Tak Investments, LLC, together own over 60% of the outstanding common stock of Prescient. If the controlling stockholders choose to act together, they may be able to exercise control over Prescient, including the election of directors and the approval of actions submitted to Prescient’s stockholders. In addition, without the consent of these controlling stockholders, we may be prevented from engaging in transactions that would be beneficial to the other stockholders of the company. Therefore, the interests of the controlling stockholders may materially conflict with the Prescient’s interests and the interests of Prescient’s other stockholders.
If our services and software fail to gain market acceptance, Prescient’s business will be materially adversely affected.
     Virtually all of the advanced commerce revenue for the foreseeable future will be derived from implementation fees and subscription revenues. Prescient is just beginning to generate a significant amount of revenues from these services. A number of factors will determine whether these services achieve market acceptance, including:
•	Competitive offerings;

•	Performance and functionality of the advanced commerce services;

•	Ease of adoption;

•	Satisfaction of initial subscribers; and

•	Success of the Company’s marketing efforts.

     If market acceptance develops more slowly than expected, the business, operating results and financial condition will be seriously damaged.
Prescient’s success is dependent upon a critical mass of leading retailers and suppliers subscribing to its services.
     The success of the advanced commerce business depends on a significant number of retailers subscribing to and using these services and linking with manufacturers, wholesalers and distributors over the Internet through the advanced commerce suite of services. Prescient cannot predict if, or when, a significant number of manufacturers, suppliers and retailers will subscribe to its services. To encourage purchasers to subscribe to and use the advanced commerce services, Prescient must offer a broad range of product, price and promotion information from a large number of suppliers through its advanced commerce service. However, to attract suppliers to subscribe to advanced commerce solutions, Prescient must increase the number of retailers who use its services. If Prescient is unable to build a critical mass of retailers and suppliers, it will not be able to benefit from a network effect where the value of its services to each subscriber significantly increases with the addition of each new subscriber. Prescient’s inability to achieve this network effect would reduce the overall value of its services to retailers and suppliers and, consequently, would harm the business.
Prescient’s advanced commerce sales cycle causes unpredictable variations in its operating results.
     The advanced commerce sales cycle has been and may continue to be unpredictable. The sales cycle is also subject to delays because Prescient has little or no control over customer-specific factors, including customers’ budgetary constraints and internal acceptance procedures. Consequently, Prescient may spend considerable time and expense providing information to prospective customers about the use and benefits of its services without generating corresponding revenue. The length of the sales pursuit makes it difficult to accurately forecast the quarter in which implementation and subscription services will occur. This may cause Prescient’s revenues from those services to be delayed from the expected quarter to a subsequent quarter or quarters or to vary from quarter to quarter. Furthermore, Prescient has little or no control over customer-specific deployment plans, including but not limited to the expansion of the customer’s trading community. Prescient’s future revenue growth is dependent upon the addition of new customers and the expansion of its existing customers’ trading communities. As a result, Prescient’s revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance.
Prescient depends on suppliers for the success and accuracy of its advanced commerce services.
     Prescient depends on suppliers to subscribe to its advanced commerce services in sufficient and increasing numbers to make the services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, Prescient relies on suppliers to update their item, price and promotion information stored in the advanced commerce database. Prescient cannot guarantee that the item, price and promotion information available from its services will always be accurate, complete and current, or that it will comply with governmental regulations, such as those relating to pricing alcohol and liquor or nutritional guidelines. Incorrect information could expose Prescient to liability if it harms users of its services or results in decreased adoption and use of these services.
Prescient’s customer base is concentrated and its success depends in part on its ability to retain existing customers and subscribers.
     If one or more of Prescient’s major advanced commerce customers were to substantially reduce or terminate their use of these services, the business, operating results and financial condition would be harmed. In 2004, 25% of advanced commerce total revenues were derived from Prescient’s five largest customers. Prescient’s largest customer in 2004 accounted for approximately 12% of total revenues. The amount of Prescient’s revenues attributable to specific customers is likely to vary from year to year. Prescient does not have long-term contractual commitments with any of its current customers, and its customers may terminate their contracts with little or no advance notice and without significant penalty. As a result, Prescient cannot be certain that any of its current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.
Prescient is dependent upon the operation of an outsourced data center for the timely and secure delivery of its advanced commerce services.
     Prescient currently uses Hewlett-Packard’s data center as the host for its advanced commerce services. It is dependent on a continued relationship with Hewlett-Packard, or another outsourced data center vendor, and on their data center for the timely and secure delivery of advanced commerce services. If the outsourced data center fails to meet Prescient’s expectations in terms of reliability and security, or if outsourced data center vendor, as Prescient’s largest vendor, withdraws its support, Prescient’s ability to deliver its advanced commerce services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if Prescient’s relationship with the outsourced data center vendor were terminated, it would be forced to find another service provider to host its services. Prescient’s current service agreement, as extended, expires in January 2006. Transition to another service provider is planned for in the first quarter of 2006 and could result in interruptions of its advanced commerce services and could increase the cost of obtaining these services.
Prescient is contractually obligated to move the data center that is maintained by Hewlett-Packard in the first quarter of 2006.
     Prescient is contractually obligated to move its data center from the Hewlett-Packard site to a data center owned by an affiliate of TAK Investments. The monthly operating expense will be less than Prescient is currently paying to Hewlett-Packard and the ongoing monthly rates are at fair market. There is no assurance that this new data environment will improve operations. If in the process of moving the data environment if our customers experience outages in availability of to Prescient’s hosted data environment, these outages may result in loss of existing customers, require Prescient to pay damages and may impact Prescient’s ability to acquire new customers.
Prescient expects to face increased competition with its advanced commerce services; if unable to compete successfully, its business will be harmed.
     If Prescient faces increased competition, it may not be able to sell its advanced commerce services on favorable terms. Furthermore, increased competition could reduce Prescient’s advanced commerce market share or require it to reduce the price of its services.
     To achieve market acceptance and thereafter to increase Prescient’s advanced commerce market share, it will need to continually develop additional services and introduce new features and enhancements. Prescient’s potential competitors may have significant advantages over it, including:
•	Significantly greater financial, technical and marketing resources;

•	Greater name recognition;

•	The ability to offer a broader range of products and services; and

•	Larger customer bases.
Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.
There can be no assurance that future sales of new licenses will increase enough to ensure revenue growth and profitability.
     Prescient has a history of uneven revenue performance due to the unpredictable nature of software license sales. There can be no assurance that new license sales will ever increase sufficiently enough for the retailer-centric portion of Prescient to achieve consistent growth and profitability.
Prescient’s retailer-centric solution is dependent upon the Microsoft platform for its business rules, which may limit its acceptance by potential customers.
     Prescient’s retailer-centric solution is dependent on the Microsoft platform (NT Server, NT Workstation, Windows 2000 Server, Windows 2000 Professional, Windows 2003, or Windows XP Professional) to run its business rules. While the solution can run databases on Unix or Linux, it cannot run business rules on these platforms. Therefore, the inability of Prescient’s retailer-centric solutions to run business rules on non-Microsoft platforms may severely limit its potential customer base.
Industry competitors have licensed Prescient’s application code and could develop a product competitive to Prescient’s own technology, or partner with an organization that would offer a more robust solution.
     Ross Systems, Inc. (“Ross”) signed a technology licensing agreement with Prescient’s predecessor, Prescient Systems Inc. on April 21, 2004, under which it licensed application code owned by Prescient Systems in order to resell and build out a Ross-specific solution based upon Prescient Systems’ technology. The agreement with Ross included a non-compete clause that restricts Ross’ ability to compete with Prescient Systems for one year. Since April 21, 2005, Ross is no longer being prohibited from selling directly into Prescient’s client base with a competing solution. Therefore, Prescient may have to compete against solutions provided by Ross that are based on its own technology. Ross also has the ability to partner with other providers of consumer goods industry point solutions, thus rounding out Ross’ ERP solution. If Ross is able to offer a more robust solution to the consumer goods industry, there can be no assurance that Prescient will be able to offer comparable functionality. Therefore, there can be no assurance that Prescient will be able to compete effectively against Ross. On March 30, 2001, Prescient granted to webplan, Inc., (“Webplan”) a software license and provided object code as well as system and operational documentation for the following products: Demand Planning Version 3.0, Forecast Collaborator version 3.0 and API Com version 1.0. Additionally, webplan received one year of maintenance and service in the initial payment. On June 30, 2003, Prescient Systems received notice that webplan no longer wished to continue maintenance and support. The Company is not aware of any efforts by webplan Inc. to market the licensed products Prescient sold to them; however, webplan Inc. has a perpetual right to the listed products above.
Prescient must adapt to technology trends and evolving industry standards to remain competitive. It may be unable to adapt its offerings to meet the continuing evolution of the advanced commerce and supply chain markets, or capitalize on new more advanced technology offerings.
     The web-based advanced commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in customer needs. Prescient’s future success will depend on its ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. Prescient cannot be certain that technological developments and products and services its competitors introduce will not cause its existing services, and new technologies in which Prescient invests, to become obsolete.
     The supply chain market is evolving to include new, more advanced technology offerings such as RFID (radio frequency identification) for the gathering, exchange, and analysis of information. As the market continues to evolve, additional competitors may enter the market and competition may intensify. The software market is characterized by rapid changes, and is highly competitive with respect to the need for timely and state-of-the-art product innovation. Prescient’s success, in part, depends on its ability to remain abreast of the latest technologies and to incorporate new and advanced technologies into its product offerings. There can be no assurance that Prescient will be sufficiently innovative to remain competitive.
Prescient’s current cost reduction efforts could severely limit its ability to maintain and grow its business.
     Prescient’s current cost reduction efforts place significant demands on management and operational resources. Prescient may not be able to maintain and grow its business at current staffing levels. Additionally, the failure to retain the highly trained technical personnel that are essential to its product development, marketing, service and support may limit the rate at which it can generate revenue and develop new products or product enhancements. In order to manage growth effectively, Prescient must implement and improve its operational systems, procedures and controls on a timely basis. If Prescient fails to implement and improve these systems, its business, operating results and financial condition may be materially adversely affected.
Prescient’s success is dependent on retaining key personnel.
     Prescient is highly dependent on its president and chief executive officer, Jane F. Hoffer. The loss of Ms. Hoffer’s services could have a material adverse effect on the future operations. Prescient’s success is also dependent on its ability to attract, retain, and motivate highly trained technical, marketing, sales, and management personnel. There is no assurance Prescient will be able to retain its key employees or that it will be successful in attracting and retaining such personnel in the future, and an inability to do so would materially adversely affect the business.
Prescient’s success depends on the retention, development and expansion of its sales and marketing personnel, and it may be unable to retain personnel or expand these departments or achieve the sales performance necessary to survive.
     The majority of marketing and sales personnel have been employed for two years or less. Prescient’s future depends on the successful achievement of sales targets, retention of current marketing and sales personnel, and the expansion of the marketing and sales departments. There is no assurance that Prescient will be successful in achieving sales targets or retaining and expanding these departments due to increased competition for experienced personnel. If Prescient is unable to achieve its sales targets or retain and expand its sales and marketing departments, the business, operating results, and financial condition could be materially and adversely affected.

Risks Related To This Offering
Future sales of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to decline, even if our business is doing well.
     The market price of our common stock could drop if a substantial number of shares are issued, particularly if they are sold in the public market or if the market perceives that such sales could occur. An excess number of available shares on the market is likely to depress our stock price. We have issued a number of warrants and convertible securities that are currently outstanding, including:
•	warrants to purchase up to 6,948,201 shares of our stock, at exercise prices ranging from $0.02 to $2.00; and

•	convertible securities convertible into up to 19,191,670 shares common stock at an average conversion price of $1.11 per share.
     In addition to the securities listed above, we may issue up to 3,000,000 additional shares under our 1999 Stock Option/Stock Issuance Plan.
     Pursuant to this prospectus, on behalf of the selling stockholders we are registering for sale, 51,930,675 shares of common stock. These shares are described in the “Selling Stockholders” section on page 39 of this prospectus. After these shares are registered, they may be sold in the public market, which could cause the market price of our common stock to drop by increasing the number of shares offered for sale to the public. An overabundance of available shares on the market may limit the price growth potential of our common stock even if our business is doing well, because the available supply may exceed the demand for our shares. In addition, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.
The current public market for our common stock is limited and highly volatile, which generally affects the price of our common stock.
     The shares of common stock offered pursuant to this prospectus will be traded on the OTC Bulletin Board. However, trading activity in our common stock should be considered sporadic, illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares.
Because of our low stock price, we are subject to “penny stock” regulations, which place restrictions on the trading of our stock.
     The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. The penny stock regulations provide that, unless an exemption is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks. In addition, under these regulations broker/dealers who recommend penny stocks to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to the proposed transaction prior to the sale. It is more difficult for investors to purchase or sell our common stock due to the additional restrictions imposed by those regulations, which could depress our stock price.
Our forward-looking statements may prove to be inaccurate.
     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about Prescient’s forecasts, expectations, beliefs, performance, plans, strategy, objectives, and intentions. Although we believe that the forecasts, expectations, beliefs, performance, plans, strategy, objectives and intentions reflected in, or suggested by, those forward-looking statements are reasonable, it is possible that one or more, or even all, of them may not be achieved or realized. Factors that could cause actual results to differ materially from the forward-looking statements made in this prospectus are set forth in this “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements attributable to Prescient are qualified in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. The words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect,” and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:
•	the risks associated with growth;

•	changes in consumer demand and preferences that cause people to desire services other than those offered by Prescient; and

•	risks associated with our lack of liquidity.
     These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.
     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.
USE OF PROCEEDS
     This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Prescient is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. However, we have received proceeds from the original issuance of the outstanding shares covered by this prospectus.
     The potential net proceeds to Prescient from the exercise of the warrants for shares of common stock covered by this prospectus will be up to approximately $8,074,947. Prescient intends to use such net proceeds, if any, for general working capital and other corporate purposes. As of the end of trading hours on January 19, 2005 when Prescient’s common stock closed at $0.15 per share, none of the warrants to acquire the 6,509,201 warrant shares covered by this prospectus were “in-the-money,” meaning that the holder of the warrant could acquire the shares at a strike price lower than the market price then in effect. The price of Prescient’s common stock would have to rise to $2.00 per share in order for warrants to acquire the remaining warrant shares to be “in-the-money.” There can be no assurance that any of these warrants will be exercised before they expire and, as a result, that Prescient will receive any proceeds from them.
DIVIDEND POLICY
     Prescient never declared or paid cash dividends on its capital stock and does not intend to pay cash dividends on its capital stock in the foreseeable future. The company currently expects to retain any future earnings to fund the operation and expansion of its business. Any future determination as to the payment of dividends will be at the discretion of the board of directors.
MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     The company’s common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB). The following table sets forth, for the periods indicated, the high and low closing prices of the common stock as reported by the OTCBB, adjusted to give effect to the 1 for 20 reverse stock split effective December 31, 2004. These prices may not be an accurate indicator of the value of our shares.

Bid and asked prices entered by market makers are inter-dealer price quotations and do not reflect retail markup, markdown or commissions.

	Common Stock Price
	High	Low
2003:
First Quarter	$3.60	$1.80
Second Quarter	2.90	1.64
Third Quarter	3.00	1.76
Forth Quarter	2.70	1.20

2004:
First Quarter	$2.10	$1.24
Second Quarter	1.70	0.90
Third Quarter	1.20	0.86
Fourth Quarter	1.04	0.74

2005:
First Quarter	$1.15	$0.35
Second Quarter	0.55	0.295
Third Quarter	0.50	0.27
Fourth Quarter	0.30	0.11
As of December 31, 2005 there were 43,645,703 shares of common stock outstanding, held of record by approximately 458 persons (although Prescient has been informed that there are approximately 10,595 beneficial owners).
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Overview
     Prescient was originally formed in 1985 as Applied Intelligence Group, an Oklahoma Corporation. In 1998, its name was officially changed to The viaLink Company. In 1999, the company reorganized as a Delaware Corporation. On December 31, 2004, The viaLink Company merged with Prescient Systems, Inc. and changed its name to Prescient Applied Intelligence, Inc. Prescient’s historical viaLink operations focus on providing subscription-based, business-to-business electronic commerce services that enable companies in the consumer packaged goods and retail industries to efficiently manage their highly complex supply chain information. The company’s core advanced commerce service, syncLink®, allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Prescient’s advanced commerce solutions enable companies to build on the foundation of synchronized data with more advanced e-commerce practices. The company’s advanced services, which are all built on the syncLink foundation, include distribuLinkSM for chain pricing data in multi-tier distribution channels, viaLink invoicing, chainLink scan sales visibility, and sbtLinkSM, viaLink’s scan based trading service.
     Prescient Systems was founded in 1982 as Lucas, Bear and Associates, Inc. Prescient Systems was renamed in 1996, after a management buyout of Lucas, Bear & Associates, Inc., led by Jane Hoffer, current president and CEO. In 2000, Prescient Systems acquired Proasis Ltd., a provider of Advanced Planning and Scheduling, or APS, software based in the United Kingdom. Prescient Systems has a history of uneven revenue performance due to the unpredictable nature of software license sales. There can be no assurance that new license sales will ever increase sufficiently enough for the retailer-centric portion of the company to achieve consistent growth and profitability.
     Prescient Systems is a leading supplier of supply chain planning software and services to the consumer products industry. Its applications have functionality that specifically addresses the consumer products industry’s particular concerns for retail-level forecasting, inventory replenishment, and production planning. Prescient Systems’ solutions help companies accurately forecast demand for specific products; plan and schedule production resources; enable information sharing across the supply chain; and measure the effectiveness of supply chain operations. The majority of its clients are mid-market manufacturers or distributors of

	2005	2004
Revenues:
Subscription services	$1,321,465	$1,226,099
Implementation fees	61,609	85,442
Licenses	55,500	—
Maintenance	431,525	—
Professional services	478,770	—

	$2,348,870	$1,311,541

consumer products, including food and beverage, consumer healthcare, household and beauty, and general merchandise. Prescient Systems delivers its products and services to over 60 clients located primarily in the United States.
     Together, the combined company, Prescient, provides retailer-centric and collaborative commerce solutions which capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain.
Results of Operations
Comparison of the Three Months Ended September 30, 2005 to the Three Months Ended September 30, 2004
     On December 29, 2004, Prescient Systems, Inc. was merged into the Company. Results for the three months ended September 30, 2005 include both the results of the former viaLink and Prescient Systems, Inc. The results for the three months ended September 30, 2004 are for The viaLink Company prior to the merger with Prescient Systems, Inc.
     Revenues. Prescient’s revenues are comprised of revenues for subscriptions and implementation fees for its advanced commerce offerings, as well as license, maintenance and services revenues for the supply chain offerings. The following table sets forth for the periods indicated the components of revenue included in the consolidated statements of operations:
     Subscription revenues have increased 8% from 2004 to 2005. This increase is due to increases in the number of subscribers to the advanced commerce services and increases in the Company’s subscription rates. Continued subscription revenue growth is dependent upon the number of subscribers to these services and how many trading partners with which they are exchanging data (“connections”) and is also dependent upon increasing the number of connections between the Company’s existing customers and adding new customers. The rate at which the connections increase can vary significantly from one customer to another depending upon each Company’s deployment strategy.
     Implementation fee revenues decreased 27% from 2004 to 2005. The decrease is due to fewer implementations being performed at lower total average prices per implementation engagement in 2005.
     License revenues were $55,500 in 2005. On a comparative basis, this revenue level is less than in 2004 quarters; however revenue recognition is dependent upon finalization of new arrangements. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. These revenues are comprised of both perpetual, adaptive and ASP license sales. In the third quarter of 2005 Prescient sold one perpetual license to a new customer.
     Maintenance revenues were $431,000 in 2005. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. This represents the quarterly revenue recognition of over 60 active supply chain maintenance agreements that are billed annually throughout the year.
     Professional services revenue was $479,000 in 2005. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. Professional services revenue mainly result from new license installation and training, follow-up training on existing installations, application analysis and custom enhancements.
     Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing technical operations and hosting facilities in support of Prescient’s advance commerce offerings. Customer operations expense also includes the cost of providing support and maintenance to customers. The Company’s customer operations expense increased from $855,000 in 2004 to $1,090,000 in 2005. This increase of $235,000 is primarily due to increased expenses related to personnel costs of $105,000 as the headcount grew from 21 at September 30, 2004 (viaLink only) to 24 at September 30, 2005 (combined organization). Additional increases in operating expenses reflect the larger revenue base being supported. Prescient expects customer operations expenses to reduce in the first quarter of 2006 as we move our data centers to a more cost effective environment; however the cost to affect this transition may offset this expense savings in 2006.
     Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, and quality assurance and testing across both advanced commerce and supply chain product offerings. Prescient’s development expenses decreased from $370,000 in 2004 to $334,000 in 2005. This decrease of $36,000 is due to decreases in personnel costs of $34,000. The Company’s development team consisted of 15 people at September 30, 2004 (viaLink only) as compared to 12 people at September 30, 2005 (combined organization). The Company is continuously undertaking various projects to expand the functionality of its services and expects the continuance of these expenses for the foreseeable future.
     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, sales lead generation fees, public relations fees, seminars and conferences. Selling and marketing expense increased from $190,000 in 2004 to $468,000 in 2005. This increase of $278,000 is due mainly to increases in personnel costs of $195,000. Prescient’s sales and marketing team included 2 people at September 30, 2004 (viaLink only) as compared to 6 people at September 30, 2005 (combined organization). Other expenses include professional fees, which increased by $50,000, travel expenses by $11,000, telecommunication expenses by $17,000 and supplies expense by $5,000. The Company expects to increase its selling and marketing expenses in the fourth quarter as it fills open sales positions and increase its participation in industry activities and other growth opportunities.
     General and Administrative (G&A). G&A expense consists primarily of the personnel and other costs for the administration of the Company’s financial, human resources and executive requirements and the fees and expenses associated with legal, accounting and other services. G&A expense increased from $350,000 in 2004 to $700,000 in 2005. G&A expenses increased by nearly $350,000, due to an $87,000 increase in personnel costs and related cost increases. The G&A staff included 3 people at September 30, 2004 (viaLink only) as compared to 5 at September 30, 2005 (combined organization). G&A in 2004 consisted of only finance and human resources support, where in 2005 this includes executive, finance, human resources and network administration. Other expenses that increased were $148,000 for professional fees, $21,000 for Board of Director fees, $20,000 for bad debt expense, $22,000 in print and copy charges, and $45,000 in rent expense as Prescient now has offices in Dallas, Texas and West Chester, Pennsylvania.
     Depreciation and Amortization. Depreciation and amortization expense increased from $12,000 in 2004 to $123,000 in 2005. Amortization expense increased $111,000 as the Company began amortizing intangible assets as a result of the merger with Prescient Systems.
     Interest expense, net. Interest expense in 2004 represents the non-cash interest expense for the amortization of the initial debt discount recorded for each of the notes payable and interest expense on the capital lease with Hewlett-Packard. The debt discount is being amortized over the life of each note. This amortization was completed in 2004.
     Dividends on Preferred Stock. In 2004, $306,000 was recorded as a stock dividend for the Series D preferred stock. Additionally, the Series D convertible preferred stock accrues dividends at 12% per annum. The Series D convertible preferred stock was retired and exchanged for other securities at the time of the merger in December 2004. A damage payment of $40,500 was required in 2005 as a result of the failure to register certain securities on a timely basis.
Comparison of the Nine Months Ended September 30, 2005 to the Nine Months Ended September 30, 2004
     On December 29, 2004, Prescient Systems, Inc. was merged into the Company. Results for the nine months ended September 30, 2005 include both the results of the former viaLink and Prescient Systems, Inc. The results for the nine months ended September 30, 2004 are for The viaLink Company prior to the merger with Prescient Systems, Inc.
     Revenues. Prescient’s revenues are comprised of revenues for subscriptions and implementation fees for its advanced commerce offerings, as well as license, maintenance and services revenues for the supply chain offerings. The following table sets forth for the periods indicated the components of revenue included in the consolidated statements of operations:

	2005	2004
Revenues:
Subscription services	$3,971,205	$3,611,455
Implementation fees	154,502	221,958
Licenses	426,121	—
Maintenance	1,152,660	—
Professional services	1,407,174	—

	$7,111,662	$3,833,413

     Subscription revenues have increased 10% from 2004 to 2005. This increase is due to increases in the number of subscribers to the advanced commerce services and increases in the Company’s subscription rates. Continued subscription revenue growth is dependent upon the number of subscribers to these services and how many trading partners with which they are exchanging data (“connections”) and is also dependent upon increasing the number of connections between the Company’s existing customers and adding new customers. The rate at which the connections increase can vary significantly from one customer to another depending upon each Company’s deployment strategy.
     Implementation fee revenues decreased 30% from 2004 to 2005. The decrease is due to fewer implementations being performed at lower total average prices per implementation in 2005.
     License revenues were $426,000 in 2005. On a comparative basis, this revenue level is less than in 2004 quarters; however revenue recognition is dependent upon finalization of new arrangements. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. These revenues are comprised of both perpetual, adaptive and ASP license sales. In the first quarter of 2005 Prescient sold two new licenses — one was a perpetual license and one was an adaptive license. In the second quarter of 2005 Prescient sold five perpetual licenses – three to new customers and two were upgrades to existing customers. In the third quarter of 2005 Prescient sold one perpetual license to a new customer.
     Maintenance revenues were $1,153,000 in 2005. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. This represents the quarterly revenue recognition of over 60 active supply chain maintenance agreements that are billed annually throughout the year. The Company expects maintenance revenues to have a small growth in 2005 mainly from the maintenance associated with new license sales and services performed with existing accounts.
     Professional services revenue was $1,407,000 in 2005. This category of revenue is a result of the merger with Prescient Systems Inc. at December 31, 2004. Professional services revenue mainly result from new license installation and training, follow-up training on existing installations, application analysis and custom enhancements.
     Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing technical operations and hosting facilities in support of Prescient’s advance commerce offerings. Customer operations expense also includes the cost of providing support and maintenance to customers. The Company’s customer operations expense increased from $2,531,000 in 2004 to $3,268,000 in 2005. This increase of $737,000 is primarily due to increased expenses related to personnel costs of $345,000 as the headcount grew from 21 at September 30, 2004 (viaLink only) to 24 at September 30, 2005 (combined organization). Additional increases in operating expenses reflect the larger revenue base being supported. Prescient expects customer operations expenses to reduce in the fourth quarter of 2005 as we move our data centers to a more cost effective environment; however cost to affect this transition may offset this expense savings in 2005.
     Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, and quality assurance and testing across both advanced commerce and supply chain product offerings. Prescient’s development expenses decreased from $1,173,000 in 2004 to $1,090,000 in 2005. This decrease of $83,000 is due to decreases in personnel costs of $68,000. The Company’s development team consisted of 15 people at September 30, 2004 (viaLink only) as compared to 12 people at September 30, 2005 (combined organization). The Company is continuously undertaking various projects to expand the functionality of its services and expects the continuance of these expenses for the foreseeable future.
     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, sales lead generation fees, public relations fees, seminars and conferences. Selling and marketing expense increased from $585,000 in 2004 to $1,601,000 in 2005. This increase of $1,016,000 is due mainly to increases in personnel costs of $541,000. Prescient’s sales and marketing team included 2 people at September 30, 2004 (viaLink only) as compared to 6 people at September 30, 2005 (combined organization). Other expenses that increased include professional fees by $140,000, lead generation expenses by $74,000, marketing expenses by $83,000, travel expenses by $56,000, conference expenses $38,000, telecommunication expenses by $55,000 and supplies expense by $15,000. The Company expects to increase its selling and marketing expenses in the fourth quarter as it fills open sales positions and increase its participation in industry activities and other growth opportunities.
     General and Administrative (G&A) and non-cash stock compensation. G&A expense consists primarily of the personnel and other costs for the administration of the Company’s financial, human resources and executive requirements and the fees and expenses associated with legal, accounting and other services. G&A expense increased from $1,033,000 in 2004 to $2,054,000 in 2005. G&A expenses increased by nearly $1,021,000, due to a $316,000 increase in personnel costs and related cost increases. The G&A staff included 3 people at September 30, 2004 (viaLink only) as compared to 5 at September 30, 2005 (combined organization). G&A in 2004 consisted of only finance and human resources support, where in 2005 this includes executive, finance, human resources and network administration. Other expenses that increased were $324,000 in professional fees, a $133,000 increase rent expense as Prescient now has offices in Dallas, Texas and West Chester, Pennsylvania, Board of Director fees of $72,000, travel expenses by $16,000 and an increase of $102,000 in bad debt expense from uncollectible accounts including Winn Dixie and Buehler Foods which filed for bankruptcy in 2005.
     Additionally, non-cash stock compensation of $81,250 during 2004 was included in the statement of operations for restricted stock grants during the period. There was no non-cash stock compensation in 2005.
     Depreciation and Amortization. Depreciation and amortization expense increased from $126,000 in 2004 to $364,000 in 2005. Amortization expense increased $238,000 as the Company began amortizing intangible assets as a result of the merger with Prescient Systems.
     Interest expense, net. Interest expense in 2004 represents the non-cash interest expense for the amortization of the initial debt discount recorded for each of the notes payable and interest expense on the capital lease with Hewlett-Packard. The debt discount is being amortized over the life of each note. This amortization was completed in 2004. Interest expense in 2005 is a result of bridge loans outstanding in April and May. These bridge loans were retired concurrent with the qualified financing completed on May 4, 2005.
     Dividends on Preferred Stock. In 2004, $911,000 was recorded as a stock dividend for the Series D preferred stock. Additionally, the Series D convertible preferred stock accrues dividends at 12% per annum. The Series D convertible preferred stock was retired and exchanged for other securities at the time of the merger in December 2004. A damage payment of $40,500 was required in 2005 as a result of the failure to register certain securities on a timely basis.
Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003.
     Revenues. The company’s revenues are comprised of revenues for subscriptions to its services and implementation revenues. The following table sets forth for the periods indicated the components of revenue included in its consolidated statements of operations:

	2003	2004
Revenues:
Subscription	$3,650,263	$4,893,691
Implementation	486,056	280,808

Total revenues	$4,136,319	$5,174,499

     Subscription revenues have increased 34% from 2003 to 2004. This increase is due to increases in the number of subscribers to viaLink services and increases in its subscription rates. Continued subscription revenue growth is dependent upon the number of subscribers to services and how many trading partners with which they are exchanging data (“connections”) and is also dependent upon increasing the number of connections between existing customers and adding new customers. The rate at which the connections increase can vary significantly from customer to customer depending upon each customer’s deployment strategy. Historically, retail customers have been better able to assist the company in increasing the number of connections. During the second quarter of 2003 viaLink executed an agreement with AutoZone that became one of viaLink’s five largest customers. The addition of AutoZone creates an additional market for advanced commerce services and is expected to increase in the number of automotive supplier customers purchasing implementation and subscription services.
     Implementation revenues decreased 42% from 2003 to 2004. The decrease is due to continuing decreases in the number of larger implementations being performed. viaLink’s implementation projects continue to decrease in size and duration yielding fewer larger implementation fees however it is believed that this accelerates opportunity for growth in subscription revenues.
     Customer Operations. Customer operations expense consists of personnel costs associated with implementation, consulting and other services and costs of operating, maintaining and accessing viaLink’s technical operations and hosting facilities. Customer operations expense also includes the cost of providing support and maintenance to customers. Customer operations expense decreased from $3,924,000 in 2003 to $3,371,000 in 2004. This decrease is due primarily to a decrease of $50,000 in personnel costs, a decrease of $20,000 in travel costs, a decrease of $87,000 in expenses related to operations platform at Hewlett-Packard and a $411,000 decrease in amortization of software costs previously capitalized.
     Development. Development expense includes personnel and contract labor costs and professional fees incurred for product development, enhancements, upgrades, quality assurance and testing. Development expenses decreased from $1,777,000 in 2003 to $1,549,000 in 2004. This decrease is due to decreases in personnel costs of $198,000 and decreases in telecommunications and other equipment expenses of $27,000. viaLink’s development team consisted of 13 people at December 31, 2004 as compared to 16 people at December 31, 2003.
     Selling and Marketing. Selling and marketing expense consists primarily of personnel costs, travel, seminars and technical conferences, and limited advertising and public relations programs. Selling and marketing expense decreased from $1,600,000 in 2003 to $720,000 in 2004. This decrease is due to decreases in personnel costs of $797,000, a decrease of $15,000 in advertising and promotion costs and a decrease of $61,000 in travel and telecommunications expenses. The sales and marketing team included 2 people at December 31, 2004 as compared to 4 people at December 31, 2003.
     General and Administrative (G&A) and non-cash stock compensation. G&A expense consists primarily of the personnel and other costs for the administration of the company’s financial and human resources requirements and the fees and expenses associated with legal, accounting and other services. G&A expense decreased from $2,461,000 in 2003 to $2,175,000 in 2004. G&A expenses decreased due to a $28,000 decrease in personnel costs, a decrease of $49,000 in printing for the proxy and other annual meeting costs, a $193,000 decrease in rent expense for corporate office space and a decrease of $240,000 in insurance and other professional fees. G&A expense in 2003 includes expenses of $346,000 recorded for certain severance agreements with employees that were terminated in 2003. G&A expense in 2004 includes expenses of $745,000 recorded for certain severance agreements with employees that were terminated in 2004 in connection with the merger with Prescient Systems. Non-cash stock compensation of $112,500 and $301,000 during 2003 and 2004, respectively, was included in the statement of operations for restricted stock grants during the period.
     Depreciation and Amortization. Depreciation and amortization expense decreased from $630,000 in 2003 to $147,000 in 2004. This decrease reflects the complete depreciation of certain long-lived assets and decreases in capital expenditures in 2003 and 2004 and is expected to remain at this level.
     Tax Provision. Deferred tax assets and deferred tax liabilities are separately recognized and measured at currently enacted tax rates for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is not “more likely than not” that all or a portion will be realized. viaLink established a full valuation allowance for the net deferred tax assets as of December 31, 2003 and December 31, 2004, generated by losses recorded. viaLink will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as it believes it has sufficient objective evidence to support that it is more likely than not that the asset will be realized. The Company notes that its ability to utilize existing net operating losses as of the date of the acquisition will be severely limited in the future under IRS Section 382 due to the change in the Company’s ownership.
     Interest expense, net and conversion expenses. Interest expense represents the non-cash interest expense for the amortization of the initial debt discount recorded for each of viaLink’s notes payable, and interest expense on the capital lease with HP. The debt discount was amortized over the life of each note up through the December 31, 2004, the date of conversion.
     Dividends on Preferred Stock. Dividends on preferred stock includes the allocation of the proceeds received to the warrants issued and beneficial conversion features of preferred stock issued during the respective periods. During 2003, $1.26 million was recorded with the issuance of viaLink Series D preferred stock. Additionally, the Series D convertible preferred stock accrues dividends at 8% per annum and increased to 12% on January 1, 2004.
Liquidity and Capital Resources
     The Company’s former independent auditors issued their Independent Auditors’ Report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 with an explanatory paragraph regarding the Company’s ability to continue as a going concern. The Company has generated net losses for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005 and has an accumulated deficit of approximately $104 million as of September 30, 2005. The Company has incurred operating losses and negative cash flow in the past and expects to incur operating losses and negative cash flow for the full year of 2005. The Company has experienced lower new license signings for supply chain and delays in signing small supplier customers, which were an important component of expected subscription and implementation revenues for advance commerce. The Company continues to pursue sales efforts with a) new retailers to create new communities, b) with small to medium size suppliers for the use of the supply chain software and c) with the suppliers that will become subscribers to the advanced commerce services within existing and new hub communities.
     The delay in generating sufficient revenues creates a need for the Company to obtain additional capital in order for the Company to execute its current business plan successfully. The amount of additional capital needed will be dependent upon (a) the Company’s services achieving market penetration, (b) the timing of additional customer signings, (c) the ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms could have a material adverse effect on the business, financial condition and results of operations, including the Company’s ability to continue as a going concern.
     The delay in generating revenues creates a need for the company to obtain additional capital in 2005 in order for the company to execute its current business plan successfully. The amount of additional capital needed will be dependent upon (a) the company’s services achieving market penetration, (b) the timing of additional customer signings, (c) the ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms could have a material adverse effect on the business, financial condition and results of operations, including the company’s ability to continue as a going concern.
For the nine months ended September 30, 2005
     Effective May 4, 2005, the Company obtained $2,250,000 (gross) or $1,886,000 (net) of new financing. This new capital was initially received as bridge notes payable for a total of $500,000. The bridge notes funds of $250,000 each were received on April 12, 2005 and April 28, 2005, and these notes were converted to common stock along with $1,750,000 of additional cash at the closing of this financing.
     The principal potential sources of liquidity are cash on hand, cash generated from current revenues and cash provided from financing activities. As of September 30, 2005, there is cash and cash equivalents of $1,313,000.
     During the nine months ended September 30, 2005, $1.8 million was used in operating activities compared to using $1.7 million during the nine months ended September 30, 2004. Cash used in operating activities during 2005 reflects a net loss of $1.3 million. Cash used in operating activities also reflects $0.4 million of depreciation and amortization and $0.1 million provision for doubtful accounts. Other uses of cash include a reduction in accounts payable and accrued liabilities of $0.7 million relating mainly to payment of certain merger transaction related costs and an increase in accounts receivable of $0.3 million due to license sales as well as annual maintenance billings.
     During the nine months ended September 30, 2005, approximately $250,000 was used in investing activities reflecting capital expenditures of $80,000, which were for telephone and computer equipment as well as $170,000 merger related expenses. In 2004 capital expenditures were $42,000.
     During the nine months ended September 30, 2005, the Company completed a qualified financing for $2.2 million gross or $1.8 million net of fees and expenses. During the nine months ended September 30, 2004, financing activities provided net cash of

$2.0 million, primarily the result of the issuance of $2,275,000 in notes payable to existing shareholders offset by payments made on the capital lease obligations with Hewlett-Packard.
     The Company has incurred operating losses and negative cash flow in the past and expects to incur operating losses and negative cash flow for the full year of 2005. Spending may increase in the future for further technology and product development and other technology and database costs. The Company expects to incur increases in sales related expense as additional sales management and sales representatives are hired.
Critical Accounting Policies
     The Securities and Exchange Commission (“SEC”) released Financial Reporting Release No. 60, which requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. In addition, Financial Reporting Release No. 61 was released by the SEC to require all companies to include a discussion to address, among other matters, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The Company’s significant accounting policies and methods used in the preparation of the Consolidated Financial Statements are discussed in Footnote 1 of the Notes to Consolidated Financial Statements. The following is a listing of the Company’s critical accounting policies and a brief discussion of each:
• Allowance for doubtful accounts;
• Revenue recognition;
• Asset impairment;
• Goodwill and other intangibles, and
• Debt discount and beneficial conversion feature.
     Allowance for Doubtful Accounts. The Company’s allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolios. The Company specifically analyzes individual customer balances in trade receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should the Company determine that it would be able to realize more of its receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed on a quarterly basis and adjustments are recorded as deemed necessary.
     Revenue Recognition. The Company expects to generate future revenues from monthly subscriptions to its services. Additionally, the Company expects to generate future revenues from the sale of licenses of its supply chain planning software along with increased maintenance and services revenue.
     Subscriptions — For use of the subscription service, customers pay either a flat monthly subscription rate or a rate based on the number of trading partners and the size and complexity of the trading relationships. Other services are available for additional monthly subscription fees. For new advanced commerce transactions, customers are charged an implementation fee ranging from $200 for an on-line implementation to more than $100,000 for complex supplier and retailer installations are due in advance, are nonrefundable and are separately priced from the use of services. Implementation fees are separately priced based on time and materials. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to the Company’s services. Subscription services are provided by and are resident on the Company’s database servers. Customers gain access to and use the Company’s services through means ranging from Internet web browsers to fully automated batch interfaces imbedded in the customer’s IT systems. Basic implementation services, including training the customer on how to use these services and how to format and populate the database with the customer’s data, are provided to all customers. Services beyond the basic implementation services include consulting services that help customers modify their own IT systems and procedures to enable more automated interfaces with the Company’s services.

     The Company recognizes revenues for its subscription and basic implementation services ratably over the terms of the subscription arrangements. Revenues collected in advance are deferred and recognized as earned. Revenues for consulting services related to complex supplier and retailer implementations are recognized as services are provided.
     The Company has no obligation to perform any future implementation services and no additional implementation services are necessary upon renewal of the service by the customer. The Company recognizes implementation fees and associated costs for the more involved implementation activities as the services are provided. Implementation fees and associated direct costs to provide basic implementations are deferred and recognized over the period the subscription-based services are provided. Implementation fees and associated direct costs for basic implementations are deferred because the Company does not have an objective basis to determine the fair value of the basic implementation services and they are essential to subscription to the Company’s services. The fair value of more involved implementation activities is established using a residual method and generally equals the amount charged by the Company based on time and materials. The Company recognizes revenue for subscription fees for customer use of services as these services are provided. Revenues collected in advance and revenues dependent upon future performance criteria are deferred and recognized as earned and those performance criteria are met.
     License — software license revenue is recognized upon shipment of the software product, where no significant vendor obligations exist, the payment is fixed or determinable the arrangement is evidenced by an agreement and collection is probable. Maintenance revenues are recognized ratably over the maintenance period, in accordance with the terms of the related agreements. The Company uses the residual method of allocating a portion of the total fee to maintenance and license fees when both are included in the total contract fee (license and maintenance). Service revenues, including training and implementation consulting, are separately priced and are recognized as the services are performed, based upon the fair value of services performed.
     Asset Impairment. The Company reviews long-lived assets for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company adopted SFAS No. 144 in fiscal year 2002. SFAS No. 144 required the Company to identify events or changes in circumstances which indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the long-lived assets, the carrying value is reduced to the estimated fair value as measured by the discounted cash flows. The Company’s continuing losses from operations is one factor which could be an indicator that the carrying amounts of any of its assets may not be recoverable. The Company performed an analysis comparing estimated future cash flows to the carrying value of its assets at December 31, 2004. The analysis did not indicate that impairment exists as of December 31, 2004. No analysis was required to be performed as of September 30, 2005. The estimated future cash flows were based upon certain assumptions and are dependent upon future performance. See “Additional Factors That May Affect Future Results” for factors that may cause operations to vary from the Company’s estimates. If actual results differ from the estimated future cash flows impairment may be evident in future periods.
     Goodwill and Other Intangible Assets — Goodwill and other Intangible Assets represent the excess of costs over fair value of assets of business acquired. The Company has not yet finalized its purchase price allocation relating to the merger, but expects to in the third quarter of 2005. Goodwill and intangible assets acquired in the purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The occurrence of certain events may be indicators that goodwill is impaired and therefore require the Company to test for impairment other than annually. Due to the Company’s uneven performance, the Company notes that such an evaluation may be required in 2005.
     Debt Discount and Beneficial Conversion Feature. All of the Company’s debt instruments were converted to equity instruments as of December 2004, the Company’s notes payable contain certain provisions allowing, at the option of the holder, the conversion of the principal amount of each of the notes into equity securities of the Company. The Company has determined that these provisions created a beneficial conversion ratio.
     The Company allocates the proceeds from issuance of the notes payable, the beneficial conversion ratio at the issuance date and warrants to each instrument based on their relative fair values. The sum of the relative fair value of the warrants and the intrinsic value of the beneficial conversion ratio of the notes payable was determined to be in excess of the total proceeds received by the Company; therefore, the entire proceeds are considered a non-cash debt discount. The Company estimates the fair values of the warrants and beneficial conversion feature using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. These equity linked securities have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate. The resulting debt discount is being amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense.
     In certain cases in 2004 the amounts allocated to the beneficial conversion feature were treated as an embedded derivative and the amounts allocated to warrants were also recorded as a liability. These liabilities were marked to market quarterly and any resulting change in fair value was recorded on the statement of operations.
DESCRIPTION OF BUSINESS
     Prescient Applied Intelligence, Inc. (f.k.a. The viaLink company) originally formed in 1985 as Applied Intelligence Group, an Oklahoma Corporation. In 1998, Applied Intelligence Group changed its name to The viaLink Company. In 1999, viaLink reorganized as a Delaware corporation. On December 31, 2004, viaLink merged with Prescient Systems, Inc. and changed its name to Prescient Applied Intelligence, Inc. References to “Prescient” or “the company” refer to Prescient Applied Intelligence, Inc. and its subsidiaries following the merger.
     Historically, the viaLink operation provided advanced commerce solutions such as subscription-based, business-to-business electronic commerce services that enable companies in the consumer packaged goods and retail industries to efficiently manage their highly complex supply chain information. viaLink’s services include syncLink®, a service that allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than is possible using traditional electronic and paper-based methods. The advanced commerce solutions enable companies to build on the foundation of synchronized data with more advanced e-commerce practices. The advanced commerce services, which were all built on the syncLink foundation, include distribuLinkSM for chain pricing data in multi-tier distribution channels, viaLinkSM invoicing, chainLinkSM scan sales visibility, and sbtLinkSM, the company’s scan-based trading service. These product offerings comprise the advanced commerce solutions of Prescient Applied Intelligence.
     The Prescient Systems operation was founded in 1982 as Lucas, Bear and Associates, Inc. In 1996, the company was renamed Prescient Systems after a management buyout of Lucas, Bear & Associates, Inc. led by Jane Hoffer, Prescient Systems’ current president and CEO. In 2000, Prescient Systems acquired Proasis Ltd., a provider of Advanced Planning and Scheduling, or APS, software based in the United Kingdom.
     Prescient Systems is a leading supplier of retailer-centric solutions such as supply chain planning software and services tailored to the consumer products industry. Prescient Systems’ applications have functionality that specifically addresses the consumer products industry’s particular concerns for retail-level forecasting, inventory replenishment, and production planning. Prescient Systems’ solutions help companies accurately forecast demand for specific products; plan and schedule production resources; enable information sharing across the supply chain; and measure the effectiveness of supply chain operations. The majority of Prescient Systems’ clients are mid-market manufacturers or distributors of consumer products, including food and beverage, consumer healthcare, household and beauty, and general merchandise. Prescient Systems delivers its products and services to over 100 clients located primarily in the United States. Prescient Systems’ offerings comprise the retailer-centric solutions of Prescient Applied Intelligence.
     The combined organization provides retailer-centric solutions to suppliers and advanced commerce solutions to retailers. The combined company offers products that capture information at the point of sale, provide greater visibility into real-time demand and turn information into action across the entire supply chain.
INDUSTRY BACKGROUND
Advanced Commerce: Serving the CPG and Retail Industries
     Historically, Prescient, through its viaLink operation, has targeted the consumer packaged goods (CPG) and retail industries in the U.S. which manufacture and distribute a wide variety of prepackaged items primarily sold in supermarkets, convenience stores, small grocery stores, mass merchandisers, warehouse clubs and chain drugstores. The movement of merchandise from manufacturer to retailer or operator is characterized by various multi-tiered distribution methods, such as direct-to-store deliveries and intermediate deliveries through wholesalers, distributors and retailer warehouses.

     This distribution structure is commonly referred to as the “supply chain,” which begins and ends at the store shelf based on meeting the needs of the consumer.
     The U.S. CPG and retail industries are very large and highly fragmented. According to the U.S. Census Bureau, the U.S. CPG, grocery, general merchandise and auto parts retail markets represent over $1.0 trillion in annual sales generated by over 300,000 retail locations. These retail locations and foodservice operators are supplied by over 20,000 manufacturers and over 50,000 wholesalers, distributors and brokers.
     Significant item-specific variations and complexities characterize the CPG and retail industries. Items, prices and promotions are unique to each trading partner relationship within the supply chain, and different products can be authorized for sale at the specific store level. Product assortment, pricing and promotion can vary by geography, store size, or other demographics. Furthermore, item, price and promotion changes at every level of the supply chain can be very complex and time consuming for companies to manage. Prices and promotions can change as frequently as daily or weekly for certain products.
     Prescient’s advanced commerce solutions, offered through its viaLink operation, provide its customers with an independent, secure “data of record” for item, price and promotion information, which they can agree upon as the official data for their commerce relationship. The advanced commerce solutions can be used to provide a neutral source of data to resolve disputes about prices, products and promotions between trading partners. The industry fragmentation, the complexity and frequency of change of item, price and promotion information, the lack of standardized data, and disparate nature of industry technology systems provide a tremendous opportunity for Prescient to prosper as a shared information intermediary.
Retailer-Centric Solutions: Serving Consumer Products Suppliers
     Prescient, through its Prescient Systems’ operation, targets consumer products companies that produce or procure finished goods such as food, beverage, health and beauty products, and then sell their finished goods through retail channels. Prescient considers it necessary to look at both the retail and consumer products industries together, because it believes the trends in one industry have a significant impact on the other.
     Retail is the second-largest industry in the United States both in number of establishments and number of employees. According to a 2004 retail industry profile, the US retail industry generates approximately $3.8 trillion in retail sales annually. Consolidation in the retail industry, resulting in one retailer alone having more than one million employees in the United States and generating more than $270 billion in annual sales in 2004, has created the pressures on price, inventory levels, and compliance issues that consumer products companies feel today.
     As a result of this pressure, consumer products companies are continually seeking new ways to enhance the productivity of their enterprise business systems and processes. Prescient believes that those companies that effectively communicate, collaborate, and integrate with their suppliers, distributors, wholesalers, and retailers can realize significant competitive advantages in the form of lower costs and greater responsiveness.
     Prescient believes that there has always been tension in the supplier-retailer relationship because of the tug-of-war over margins and competing goals. Companies with powerful brands tend to demand more shelf space from retailers. Powerful retailers demand ever-lower prices and strict compliance with packaging, delivery, and labeling requirements. According to industry analysts, the long-term survivors in the consumer products and retail industries will be those companies that work with their partners to best meet consumer needs.
     Prescient expects that this will be accomplished through an emerging industry trend that analysts have labeled DDSN — the Demand-Driven Supply Network, alternately known as the Consumer-Driven Supply Network or Customer Focused Differentiation. Prescient’s label for this trend is retailer-centric planningSM, representing retailer-specific collaboration and planning programs that help suppliers meet the needs of their major trading partners.
     In this type of collaborative planning, consumer products companies must have access to point-of-sale information, as well as the ability to analyze and react rapidly to the real-time demand signals contained in the data. Prescient’s retailer-centric solutions build on supply chain management concepts by integrating demand data (gathered at the point of sale) into the end-to-end supply chain network of consumers, retailers, consumer product manufacturers, distributors, and raw material suppliers.

     Prescient’s retailer-centric software enables companies to take point-of-sale data received from retailers, and turn that into usable information. Increased visibility into POS activities should give suppliers the ability to anticipate better consumer demand. Therefore, suppliers can improve their forecasting accuracy and reduce inventory while maintaining customer service levels.
     The combined organization, Prescient Applied Intelligence, offers a continuum of solutions that enhance collaboration between trading partners (retailers and consumer products manufacturers) from the point-of-sale through the entire supply chain.
SOLUTIONS
Advanced Commerce Solutions
     Historically, Prescient’s advanced commerce solutions have been provided by viaLink. These subscription-based, business-to-business advanced commerce solutions were designed specifically to address the complexities and inefficiencies of the supply chain in the CPG and retail industries. The company’s solutions comprise a number of defined services, from item, price, and promotion synchronization through advanced trading partner collaboration processes.
The advanced commerce solution architecture is designed to operate across disparate technology platforms and item coding standards, and can be implemented and deployed rapidly. Instead of making multiple connections to reach many trading partners, customers make only a single connection, using their preferred method from a wide range of technologies, including standard Internet browsers, e-mail, highly sophisticated proprietary network infrastructures, standard EDI formats or Extensible Markup Language (XML), an emerging standard for the exchange of data over the Internet.
     The company’s advanced commerce solutions provide suppliers and retailers with benefits throughout the business cycle from product introduction through invoicing and support, enhanced analysis and planning functions across business functions:
•	Reduced invoice discrepancies through synchronization of trading information, thereby reducing write-offs and the administrative costs associated with discrepancy resolution;

•	Reduced manual data entry and price book maintenance, thereby increasing overall administrative efficiency;

•	Improved ability to manage pricing and to protect gross margin in an environment with constantly changing prices;

•	Increased sales force productivity resulting from decreased time spent resolving errors and disputes and increased time actually selling;

•	Enhanced promotion effectiveness and ability to facilitate more efficient new product introductions due to greater trading information visibility;

•	Improved delivery and store receiving process; and

•	Increased sales from reducing out-of-stocks and improving replenishment processes.

The advanced commerce product offering consists of the following services:
syncLink — Item, Price, and Promotion Synchronization
syncLink offers manufacturers, distributors, wholesalers, and retailers one shared source for product attributes, price, and promotions, including new product introductions, authorizations, and de-authorizations unique to their trading relationships. The syncLink service replaces the multiple connections among retailers, operators and suppliers with a single electronic connection to a shared database. syncLink provides customers with a cost-effective, accurate, reliable, scaleable, and secure way to communicate and synchronize trading information. The syncLink database forms the foundation for other electronic commerce services.
distribuLink — Chain Pricing Reporting
distribuLink is a reporting service used in multi-tier distribution channels. It allows authorized manufacturers, wholesalers, distributors and retailers to share item, price and promotion information. distribuLink provides item and pricing information visibility through each level of multi-tiered distribution channels. For example, it enables a manufacturer to view prices and promotions offered on its products by its distributors to specific retailers.
viaLink Invoicing
viaLink Invoicing automates the creation of an invoice, based on the quantity of product delivered to the store and the price of record for the trading relationship in syncLink.
chainLink — Scan Sales Visibility
chainLink provides supply chain visibility to suppliers on a daily basis through the availability of POS data, by store, by product and by day.
sbtLink — Scan-Based Trading
sbtLink is a scan-based trading (SBT) service, which enables trading partners to transact business on items actually sold at the retail store scanner. Joint visibility to product movement in and out of the store and tools to support the new business processes involved in SBT enable increased delivery efficiencies, improved replenishment processes, reduced out-of-stocks and shrink settlement.
promoLinkSM — Scan Based Promotions
promoLinkSM supports scan based promotions, based on daily store and product level scan sales data and the promotion of record for the trading partnership in the viaLink database. GDSN Solutions
•	These solutions allow clients to use the company as their agent to register products in the Uniform Code Council registry for Global Trade Identification Number (GTIN) compliance and to publish items to trading partners through the Global Data Synchronization Network (GDSN). The company’s clients do not have to go through an independent GDSN certification process and can reach both the advanced commerce and other trading communities in the GDSN with a single connection.
•	Prescient believes that the benefits of its advanced commerce solutions will attract leading retailers and suppliers to its community of CPG and retail industry participants. The company also believes that the addition of these retailers and suppliers will create a network effect that increases the value of its advanced commerce solutions to subscribers.
Retailer-Centric Solutions
•	Because of the increasing importance of collaboration between suppliers and their retail partners, and because of the need for suppliers to adapt their supply chain planning initiatives to the varying requirements of each of their key trading partners, Prescient refers to its suite of supply chain applications as retailer-centric solutions.
•	Following the merger, Prescient expanded its offerings to include its retailer-centric solutions that one finds in pre-defined bundled offerings made available by Prescient Systems. These bundles are packaged and priced to bring the modules together in the most commonly used configurations. The company offers it products through both traditional software licensing and subscription-based pricing. The product bundles consist of the following solutions:
•	Enterprise Demand Planning: Targeted toward a company that wishes to forecast and plan demand across the entire enterprise, integrating both internal and external inputs. These groups may include finance, marketing, operations, and sales as well as customers. Prospective users of enterprise demand planning normally want maximum flexibility in how they plan, including multiple customers, regions, and channels of distribution.
•	Distribution Planning Start Edition: Targeted to smaller companies who wish to plan a simple distribution network including demand, inventory, and replenishment plans. They desire a low cost of entry and have less interest in the capabilities of a full Demand Planning application to drive the distribution plan.
•	Enterprise Distribution Planning: Targeted toward a mid-sized company who wishes to plan a more complex distribution network, and therefore requires more sophistication in its demand plan.

•	Vendor Managed Inventory (VMI): Targeted toward a company that has an identified trading partner wishing to initiate a VMI program with them. Due to the simplified nature of the forecasting process in VMI relationships, the VMI bundle includes only the Demand Planning Start Edition. Companies may upgrade to the full Enterprise Demand Planning suite if they so desire.
•	Key Trading Partner Collaborative Planning: Targeted toward the prospective user that desires to forecast and analyze information for its one key customer. Key Trading Partner CP integrates information from the customer’s collaboration hub into a planning desktop. Whether the customer is a mega-store retailer or a regional drug store chain, the user will receive a retail roadmap specific to that customer, pre-mapped to the collaboration hub information, as part of this bundled application.
•	Line Sequencing (formerly Advanced Planning and Scheduling): Line Sequencing is a constraint-based production planning application, focused on the most pressing issue within a consumer products enterprise — the final packing lines. This product is targeted toward consumer product companies that can be multi-site and multi-user. This product can be employed enterprise wide or at a factory planning level.
STRATEGY
Advanced Commerce
     The company’s objective has been to become the leading provider of advanced commerce services to companies deploying progressive retail distribution practices. Continuing the strategies implemented by its predecessor viaLink, the company is pursuing the following business strategies to help grow its advanced commerce market share:
☐ Target leading retailers and suppliers to create a network effect: The company’s intent is to create a network effect by targeting leading retailers and providing the services necessary to create efficiencies for these key participants. The company believes the adoption of its services by these companies will be an important endorsement for the rest of the retail industries. As a result of this network effect, the company believes the value of its services will increase with the addition of new trading partners, thereby increasing the overall value of its solution.

☐ Leverage being the first company to offer advanced commerce solutions and increase brand awareness: The company believes its position as the first company to offer the foundation of a synchronized, secure, shared database containing item, price and promotion information on which to deploy more advanced commerce services, provides it with the opportunity to attract a critical mass of retailers and suppliers. To increase the number of retailers and suppliers that use its services, the company intends to rapidly build awareness of its services by developing a compelling brand and value proposition.

☐Expand service offerings: Given the significant complexities and inefficiencies prevalent in the CPG, grocery and retail supply chains, the company anticipates that suppliers and retailers will demand more advanced supply chain services to assist them in tracking sales, forecasting demand, replenishing inventory, and managing transactions based on point-of-sale data. syncLink allows the company to develop and deploy other value-added services that leverage the syncLink database and create efficiencies for its subscribers.

☐ Enter new markets: The company has pursued advanced commerce opportunities in other markets outside of the CPG and retail industries. The company has participated in different industry associations that afforded it much more access to new market prospects.

Retailer-Centric Solutions

The primary focus for retailer-centric solutions has been the consumer products industry. Through Prescient Systems, the company is implementing the following business strategies to help grow its market share:
•	Target middle market companies: The emphasis for retailer-centric solutions is on organizations in the $100 million to $750 million-revenue ranges. The company believes that the lower total cost of ownership and the ease of implementation associated with its supply chain products meet the needs of mid-market organizations that find themselves competing with Fortune 500 companies — without the same level of resources.
•	Provide comprehensive solutions that address pressing business issues: In addition to the company’s retailer-centric software,

Prescient also provides implementation services, support and maintenance, education and training, and other services designed to fulfill all software-related needs. Through retailer-centric planningSM, Prescient believes it offers retailer-specific programs that help suppliers meet the needs of their multiple retail partners. The growing number of retailers, with their varying compliance requirements, places many demands on mid-size manufacturers and distributors. Prescient believes its solutions help to address these multiple demands.
•	Build strategic alliances and partnerships: Prescient believes it has selected strategic partnerships that will enhance the attraction of Prescient’s offerings to the mid-market consumer products industry. Prescient is a Microsoft Business Solutions ISV partner, has a joint partnership with Silvon Software, and recently announced a partnership with Vis.align.
•	Alignment with key industry associations: Prescient is actively engaged in the key consumer goods industry associations, including: RILA (Retail Industry Leaders Association), where Prescient is a participant of RILA’s Supply Chain Leadership Council; VCF (Vendor Compliance Federation), an organization dedicated to facilitating compliance between suppliers and their retail partners; NACDS (National Association of Chain Drug Stores), and PLMA (Private Label Manufacturer’s Association), where Prescient follows the trends of the fastest-growing market segment, store brands.
•	Movement toward subscription-based offerings: In addition to traditional software license sales, the company is moving towards a subscription-based pricing model that offers more competitive pricing to smaller companies with less capital; reduces the up-front investment that might prohibit a company from investing in software; and minimizes risk by allowing quarterly adjustments to modules/users.
TECHNOLOGY PLATFORM
     Prescient’s advanced commerce technology platform is based on open architectures and industry standard technologies. The platform utilizes Oracle relational database technology and applications built with the Smalltalk object-oriented programming and development language. Smalltalk is a portable development and operational environment, well suited to manage mission-critical business applications.
     Access to the company’s advanced commerce services is available through a variety of methods, including an Internet browser and sophisticated EDI using an XML-based interface. In order to maintain the security of its database, users do not have direct access to the underlying data stored in the Oracle database. Users connect to application programs, which interpret the requests for service, then connect to the Oracle database for access to the underlying data. The company expects to issue four advanced commerce releases on an annual basis, and expects to provide service packs with enhancements throughout the year.
     Prescient’s advanced commerce services production operations are housed and hosted in Hewlett-Packard’s secure facility in Atlanta, Georgia. This facility is secured through a variety of technical and physical protection mechanisms, including a full-time professional security staff. The facility provides redundant infrastructure such as backup utilities and communication lines to support a high availability operation. The Hewlett-Packard servers hosting these services include fail-over capability, with redundant data storage and communications resources.
     The Prescient Systems’ suite of retail-centric solutions is built on a common data model, has a common user interface, and offers an integration module that easily connects its applications with other enterprise applications such as enterprise resource planning (ERP) or customer resource management (CRM) systems. Supported database platforms include Oracle and SQL Server. The company expects to issue a major software release on an annual basis, and expects to provide service packs with enhancements throughout the year.
SALES AND MARKETING
Advanced Commerce
     Historically, the advanced commerce business segment has employed a multi-tiered sales and marketing strategy consisting of direct and indirect sales force personnel to penetrate and influence potential customers. The sales and marketing team is responsible for generating sales leads, following-up on customer referrals, signing contracts with new customers and providing input into the company’s services and product development based on customer feedback and market data. Senior executives, particularly on larger key accounts, have been actively involved in the sales process. As of December 31, 2004, viaLink’s sales and marketing team consisted of two full-time employees.

     The strategy around advanced commerce has been to create a network effect by targeting leading retailers and suppliers and providing the services necessary to create efficiencies for all participants. As a result of this network effect, the value to each participant using the advanced commerce services increases with the addition of each new participant, increasing the overall value of the solution. Consequently, the company’s best sales and marketing support often comes from its existing customers.
Retailer-Centric Solutions
     Historically, the retailer-centric solutions have been sold through both a direct sales force and channel partners, organizations that resell the company’s products. As of December 31, 2004, Prescient Systems’ sales and marketing team consisted of seven full-time employees.
     Direct: Prescient’s retailer-centric solutions direct sales operations are headquartered in West Chester, Pennsylvania, and includes field sales representatives in the Northeast, Midwest, Southeast, and the Southwest regions. In 2003 and 2004, approximately 70% and 97% respectively, of retailer-centric solutions license sales were sold through the direct sales force.
     Partnerships: Prescient has entered into several strategic partnerships that are anticipated to drive additional revenue for the company, both domestically and internationally. In 2003 and 2004, approximately 30% and 3% respectively, of retailer-centric solutions licenses sales made by the company were sold through channel partners.
•	Microsoft: To further its penetration into the mid-market sector, Prescient is a Microsoft Business Solutions ISV partner, and is integrated with Microsoft’s mid-market enterprise resource planning (ERP) packages, including Axapta, Navision, and Great Plains.
•	Silvon Software: Prescient Systems announced a joint partnership with Silvon Software, Inc. on May 17, 2004, which combines Prescient Systems’ demand planning and forecasting solutions with Silvon’s enterprise performance management and business analytics software.
•	Vis.align: Prescient recently announced an exclusive business alliance with Vis.align, Inc., an industry-focused, full-service Microsoft Business Solutions reseller, consulting, technology and outsourcing firm.
     Outbound Telemarketing: To augment the efforts of the direct sales force, the company uses a third-party telemarketing organization to make outbound telephone calls to its prospect database. It is the responsibility of the telemarketing organization to make the initial introduction, probe for and identify opportunity, and then turn the lead over to the appropriate sales representative.
     Prescient’s marketing strategy is to focus on what it believes are the main concerns of retail trading partners. Prescient believes their primary objective is to better serve the consumer at the store shelf, which they accomplish through increased visibility of scan sales data, better demand planning and forecasting, increased service levels, and a more efficient supply chain.
     To support this strategy, Prescient’s marketing programs include: aggressive public relations activities such as bi-monthly announcements, by-lined articles, company mentions in industry articles, and client testimonials; developing relationships with leading industry analysts; a monthly series of educational online seminars; development of a sophisticated database targeted at specific consumer products SIC codes within specific revenue ranges; monthly electronic communications to the database; targeted direct mail and electronic campaigns; and informative content on the company web site.
CLIENTS
Advanced Commerce
     There are over 800 clients with over 1,100 unique points of supply or demand, using Prescient’s advanced commerce services. The clients represent manufacturers, wholesalers, distributors and retailers. Clients utilizing the company’s advanced commerce services represent the spectrum of the industry, from small suppliers and regional retail chains to large national customers whose names are well known.
     The advanced commerce client base includes:
     Retailers and Wholesalers: AutoZone, ExxonMobil, Farm Fresh, Harris Teeter, Martin’s Supermarkets, Meijer, Schnuck Markets, Shop N Save, Sunoco, Target, WinCo Foods and Winn-Dixie.

     Suppliers: American Greetings, Bausch & Lomb, Bimbo Bakeries, Bob Evans Farms, Chicken of the Sea, Cook Communication Ministries, Coors Brewing Company, Dean Foods, Dreyer’s/ Edy’s Grand Ice Cream, Faultless/ Bon Ami, Flowers Foods, General Mills, George Weston Bakeries, Hallmark, I & K Distributors, Interstate Brands, Keebler, Marcal Paper Mills, Miller Brewing Company, Pepperidge Farm, Perfection Bakeries, Riviana Foods, Sara Lee Bakery Group, Schwan’s Consumer Brands, Snyder’s of Hanover, Tetley and Wise Foods.
     On the advanced commerce side of the business, three customers individually accounted for 11%, 9% and 5% of the company’s total revenues in 2002; and 12%, 9% and 6% of its total revenues in 2003, 12%, 9% and 5% of its total revenues in 2004. Likewise, approximately 32%, 38% and 25%% of its total revenues were attributable to five clients in 2002, 2003 and 2004, respectively.
Retailer-Centric Solutions
     The majority of the company’s retailer-centric solutions clients are manufacturers or distributors (suppliers) of consumer products, including food and beverage, consumer healthcare, household and beauty, and general merchandise. The client base for retailer-centric solutions includes:
     Food and Beverage: Well’s Dairy, Cliffstar, Russell Stover, Tropicana, Rhodes International, J.M. Smucker Co., Bush Brothers, and Domino’s Pizza.
     Consumer Healthcare, Household and Beauty: Wyeth, Rite Aid, FosterGrant, and Vi-Jon Laboratories.
     General Merchandise: Franklin Electronic Publishers, LeSportsac, Binney & Smith, Rose Art Industries, BIC Corporation, Kaz Incorporated, SVG Distribution, Zondervan, Churchill China, PaperPak Products, and General Nutrition Corporation.
     Retailer-centric solutions accounted for more than 10% of the total revenues for those offerings by Prescient Systems in 2002. One Prescient Systems customer accounted for 11% of its total revenues in 2003; and one customer accounted for 29% of the total revenues in 2004.
     The retailer-centric solutions and services are delivered to over 60 clients located primarily in the United States. As of December 2004, geographically, 25% of Prescient Systems’ clients are located in the Northeast; 18% in the Midwest; 30% in the Southeast; 7% in the West; 4% in the Southwest; and 3% in the Northwest. Approximately 13% of its clients are located in the UK and are serviced through Prescient Systems’ UK subsidiary.
PRODUCT DEVELOPMENT AND ENHANCEMENT
Advanced Commerce
     All development of advanced commerce services is conducted by an in-house staff that consists of development, quality assurance, technical writing and technical support personnel. Prescient’s predecessor, viaLink, initially introduced syncLink in 1997 and the company intends to continue to make significant investments in product development and enhancements to improve and extend its services. Growth of the advanced commerce services will require that the company continue to invest in its hardware platform, including additional servers, enterprise storage systems and additional backup and recovery capabilities.
     Currently, the dynamic nature of the information technology industry places significant research and development demands on businesses that desire to remain competitive. Prescient’s future success, particularly its ability to achieve widespread market adoption, depends on the success of its product development and enhancement efforts in a timely manner. There are a number of risks and challenges involved in the development of new features and technologies that, if not successfully addressed, would harm the business.
Retailer-Centric Applications
     All development of retailer-centric software products is conducted by an in-house staff that consists of development, quality assurance, technical writing and technical support personnel. The company’s retailer-centric application suite has been designed to meet the needs of mid-market manufacturers and distributors. These needs include ease of initial implementation, ease of use by the average worker, and a low cost of maintenance of the application set over time.

     The retailer-centric application suite is built on a common data model, has a common user interface, and offers an integration module that easily connects the retailer-centric applications with other enterprise applications such as enterprise resource planning (ERP) or customer resource management (CRM) systems. Supported database platforms include Oracle and SQL Server. A major retailer-centric software release is anticipated once a year, typically in January, and service packs with enhancements are provided throughout the year.
PROPRIETARY RIGHTS
     Prescient’s success and ability to compete are dependent upon its ability to developp and maintain the proprietary aspects of its technology and operate without infringing on the proprietary rights of others. The company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights and licensing arrangements to establish and protect its rights in its software. Because the software development industry is characterized by rapid technological change, Prescient believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are very important to establishing and maintaining a technology leadership position in addition to the various legal protections available for its technology.
     In the future, Prescient may receive notice of claims of infringement of other parties’ proprietary rights. Although Prescient does not believe that its products infringe on the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the company or that any such assertions or prosecutions will not materially adversely affect its business, operating results, or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on the company’s business, operating results, or financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing Prescient from distributing certain products, which could have a material adverse effect on its business, operating results, or financial condition. If any claims or actions are asserted against Prescient, the company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms, or at all.
     Prescient will continue to enter into license agreements with each of its customers for its retailer-centric solutions software. Each of the license agreements provides for a non-exclusive license of the software. The license agreements generally allow the use of its software solely by the customer for internal purposes without the right to sublicense or transfer the software to third parties. The contracts also contain strict confidentiality and non-disclosure provisions, a limited warranty covering the software and indemnification for the customer from any infringement action related to Prescient’s software.
     Prescient requires employee and third-party non-disclosure and confidentiality agreements. Prescient seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Prescient cannot be certain that others will not develop technologies that are similar or superior to its technology or design around the copyrights and trade secrets owned by the company. Prescient believes, however, that these measures afford only limited protection. Despite these precautions, it may be possible for unauthorized parties to copy portions of its software products, reverse engineer, or obtain and use information that Prescient regards as proprietary.
     Although Prescient is not aware of any claims that it is infringing any proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by Prescient in the future. Prescient expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. Any infringement claims against Prescient, with or without merit, could be time consuming to defend, result in costly litigation, divert management’s attention and resources, cause product shipment delays or require Prescient to enter into royalty or licensing agreements. In the event of a successful claim of product infringement against Prescient, should Prescient fail or be unable to either license the infringed or similar technology or develop alternative technology on a timely basis, its business, operating results and financial condition could be materially adversely affected.
     Prescient relies upon software that it licenses from third parties, including software that is integrated with its internally developed software and is used in its products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to Prescient on commercially reasonable terms. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated and could materially adversely affect its business, operating results and financial condition.

     The success of the company’s retailer-centric solutions depends on its intellectual property. Prescient relies primarily on a combination of the protections provided by applicable copyright, trademark, and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its retailer-centric software. Prescient enters into license agreements with each of its customers. Each of Prescient’s license agreements provides for non-exclusive license of the software. Prescient’s license agreements generally allow the use of its retailer-centric software solely by the customer for internal purposes without the right to sublicense or transfer the software to third parties. Prescient’s contracts also contain strict confidentiality and non-disclosure provisions, a limited warranty covering the software and indemnification for the customer from any infringement action related to the retailer-centric software.
     Prescient has no patents or pending patent applications. Prescient seeks to protect its advanced commerce software, documentation, and other written materials for its advanced commerce products under the legal provisions relating to trade secret, copyright, and contract law.
     Prescient believes that the foregoing measures afford only limited protection. Despite the company’s efforts, it may be possible for third parties to copy certain portions of its retailer-centric solutions or reverse engineer or obtain and use information that the company regards as proprietary. In addition, the laws of certain countries do not protect Prescient’s proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that Prescient will be able to protect its proprietary retailer-centric software against unauthorized third party copying or use, which could adversely affect the company’s competitive position. Policing unauthorized use of Prescient’s retailer-centric software products is difficult, and while the company is unable to determine the extent to which piracy of its software exists, software piracy can be expected to be a problem.
     Furthermore, there can be no assurance that Prescient’s competitors will not independently develop a similar technology To what it offers.
     On April 21, 2004, Prescient Systems sold to Ross Systems, Inc. (“Ross Systems”) a software license and object code that grants Ross Systems non-exclusive rights to copy, distribute, license and sublicense the following Prescient Systems software products: Release 6.0 and 5.0 of Demand Planning, Inventory Planning, Replenishment Planning, Optimized Orders, Sales Forecasting, Planning Portal, Advanced Planning and Scheduling (APS), Sales and Operations Planning and ABC Analyzer, as well as Release 4.5 of the Advanced Planning and Scheduling (APS) software. This license allows Ross Systems to use these products on a worldwide basis as a component program(s) within Ross Systems software product.
     On March 30, 2001, Prescient Systems granted to webplan, Inc. a software license and provided object code as well as system and operational documentation for the following products: Demand Planning Versions 3.0, Forecast Planning Version 3.0 and API COM Version 1.0. Additionally, webplan received one year of maintenance and service in the initial payment. On June 30, 2004, Prescient Systems received notice that webplan no longer wished to continue maintenance and support. Prescient Systems is not aware of any efforts by webplan to market the licensed products that were sold to them; however, they have a perpetual right to the listed products above.
COMPETITION
Advanced Commerce
     The business-to-business electronic commerce environment in which the advanced commerce solution is sold is still evolving and subject to rapid change. For example, the CPG and grocery industry is moving to an industry-wide standard approach of sharing data. In many ways, this is a more current version of the Electronic Data Interchange (EDI) approach of the last two decades. However, with the advent of newer technologies, more robust data exchange between trading partners is possible now than has been previously. There are new entrants to the competitive field for this piece of work, and Prescient must be capable of performing the work within this emerging environment in the manner it is being adopted. This initiative, while immature, affects its approach to sharing information throughout the industry on behalf of its customers.
     Currently, the company’s advanced commerce solutions compete principally on the basis of the specialized nature and uniqueness of their services. Prescient believes the in-depth industry knowledge embedded in the functionality of the advanced commerce services, cost-effective subscription pricing, and the accessibility of its services to all potential clients in the industry are competitive advantages for the company. Additionally, Prescient believes that it has the most advanced electronic commerce solutions in production today built on synchronized item, price and promotion information.

     Direct competition for advanced commerce services will continue to develop and increase in the future, developing from several potential sources, including:
•	Large, enterprise-wide software vendors, developers and integrators such as EDS, i2 Technologies, IBM, Manugistics, Oracle and SAP;
•	EDI providers such as GXS and Sterling Commerce;
•	Large business-to-business electronic commerce exchange vendors such as Ariba, CommerceOne and VerticalNet;
•	Other database vendors such as A.C. Nielsen, Information Resources and QRS;
•	Industry-led initiatives such as GDSN;
•	B2B Exchanges such as Transora, GNX and WWRE;
•	Consulting firms such as Accenture, Cap Gemini Ernst & Young, KPMG, Bearing Point and IBM Global Solutions; and
•	Existing industry participants who may attempt to deploy their proprietary systems as industry solutions.
     These large potential competitors, if successful, may provide functionality similar to the advanced commerce services. Many potential competitors have substantially greater resources than Prescient does. Any failure by Prescient to achieve rapid market penetration or to successfully address the risks posed by expected competition would have a material adverse effect on its business, financial condition and operating results.
Retailer-Centric Solutions
The primary competitors for Prescient’s retailer-centric solutions are as follows:
•	Major Enterprise Resource Planning (ERP) Vendors: In 2003, ERP vendors made a bigger impact on the market as applications matured and their installed users sought SCM applications from them first before considering those from SCM (supply chain management) specialists such as Prescient. Vendors such as SAP and Oracle Corporation (Oracle) have emerged as SCM competitors over the years, by building out their own SCM functionality. In 2003, PeopleSoft acquired J.D. Edwards (JDE), creating an enterprise with combined SCM revenue of $250M. In 2004, Oracle acquired PeopleSoft. Prescient believes that SAP and Oracle will aggressively market their SCM applications to their installed bases and beyond in 2005.

•	Mid-Market ERP Vendors: Prescient believes that mid-market ERP vendors will sell the strength of one-stop shopping and enterprise integration, rather than specific features and functionality of particular supply chain components. Mid-market ERP vendors include: PeopleSoft, Infor (formerly Agilisys), and SSA Global.

•	Supply Chain Vendors: There are several competitors in the supply chain space, both on the lower end (inexpensive solution, limited functionality) and the higher end (more expensive solution, greater functionality). Regardless of which end these competitors play in, it is a very price-competitive arena since most vendors will lower their prices to get the deal. Supply-chain specific competitors include: Logility Incorporated, Demand Solutions, IBM Inforem, Demantra, and Finmatica.
EMPLOYEES
     As of December 31, 2005, Prescient has 56 full-time employees: 11 employed in sales and marketing, 12 employed in technical development, 3 employed in technical support and operations, 24 employed in implementation, client support and professional services and 6 employed performing the roles of human resources, administration, legal, finance and accounting.
     None of Prescient’s employees are represented by a labor union. The company has experienced no work stoppages and believes that its employee relations are generally good. In addition, the company utilizes consultants, independent contractors, and temporary employees to meet its staffing needs. The company’s success depends to a significant extent upon its chief executive officer and a limited number of key employees, many of whom are not parties to employment or similar agreements that would prevent them from leaving Prescient’s employment. There can be no assurance that Prescient will be successful in retaining such personnel or in attracting new qualified employees, and the failure to retain and attract such personnel could have a material adverse effect on Prescient’s business.
Description of Property
Prescient currently leases the following facilities under operating leases:

•	Approximately 12,050 square feet of space in Dallas, Texas under a lease expiring on October 31, 2006. The lease requires monthly rental payments over the term of the lease of $22,597.50, subject to normal operating expense escalations beginning January 2005. This location served as viaLink’s corporate headquarters through December 31, 2004.

•	Approximately 7,634 square feet of office space in West Chester, Pennsylvania. This lease expires April 30, 2010. This location served as Prescient Systems’ corporate headquarters through December 31, 2004 and is the current corporate headquarters of Prescient Applied Intelligence.
     Prescient believes that its existing facilities are adequate for its current needs and that additional space will be available as needed.
Legal Proceedings
     The company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the company’s consolidated financial position, results of operations, or liquidity.
MANAGEMENT
     The executive officers and directors of Prescient are as follows:

Name	Age	Position
Jane F. Hoffer	40	Chief Executive Officer and Director
Thomas W. Aiken	60	Senior Vice President and Chief Financial Officer
Patrick L. Kiernan	60	Director
Brian M. Carter	36	Director
Michael A. DiPiano	46	Director
Warren D. Jones	63	Director
Mary Lou Fox	62	Director
Daniel W. Rumsey	43	Director
     Jane F. Hoffer has served as chief executive officer of Prescient since January 1, 2005, following her appointment in connection with the merger between The viaLink Company, the predecessor to Prescient (“viaLink”), and Prescient Systems, Inc. (“PSI”) on December 31, 2004. Ms. Hoffer previously served as president, chief executive officer, a member of the board of directors, and a founder of PSI, having led the management buyout from Lucas, Bear and Associates, Inc. in December 1996. She previously served as chief executive officer of Lucas, Bear and Associates, Inc. Prior to joining Lucas, Bear and Associates, Inc., Ms. Hoffer worked with the sales and marketing group of IBM Corp., specializing in providing solutions for process and manufacturing companies. Ms. Hoffer has served on the Board of Trustees of the Albert Einstein Healthcare Network since 2002, and is actively involved in both the Strategic Planning and Physician Services subcommittees. Ms. Hoffer is also a member of the Forum of Executive Women. She represents Prescient at RILA (Retail Industry Leaders Association), VCF (Vendor Compliance Federation), PLMA (Private Label Manufacturer’s Association), and NACDS (National Association of Chain Drug Stores). Ms. Hoffer has been a director of Prescient since January 2005.
     Thomas W. Aiken joined Prescient in October 2005 as senior vice president and chief financial officer. Prior to joining Prescient, Mr. Aiken was vice president and chief financial officer at Lamina Ceramics, Inc. from 2002 to 2005. Prior to joining Lamina Ceramics, Mr. Aiken served as senior vice president and chief financial officer of Sychip, Inc. from 2001 to 2002. From 1996 to 2000 Mr. Aiken served as Senior Vice President, Chief Financial Officer of GMT Microelectronics Corp.
     Patrick L. Kiernan is currently president of Day/Kiernan & Associates, a consulting group focusing on growth strategies and emerging issues with an emphasis on consumer future forces, e.Commerce and trade policy development where he has served since 1998. Prior to 1998 he served as a senior vice-president of the Grocery Manufacturers of America. Mr. Kiernan currently is a contributing editor writing for Grocery Headquarters Magazine, serves on the staff of Saint Joseph’s University Center for Food Marketing and is a research affiliate with the Institute for the Future. Mr. Kiernan received his B.S. degree from the University of

Washington and his M. S. degree from St. Joseph’s University. Mr. Kiernan has been a director of Prescient since his appointment by the board in January 2004.
     Brian M. Carter currently serves as a member of the board of directors and also provides consulting services to Prescient. Mr. Carter previously served as vice president and chief financial officer of viaLink from January 2002 until his resignation on December 31, 2004, as well as serving as a member of the board of directors from December 2003 until his resignation on December 31, 2004. Mr. Carter held numerous other positions with viaLink from 1999 through the date of his resignation, including Vice President of Finance and Controller. From January 1991 through June 1999 he held various positions with Deloitte & Touche LLP, most recently as Senior Manager. Mr. Carter has been a director of Prescient since he was reappointed on January 12, 2005, to fill the vacancy created by Mr. Robert Noe’s resignation from the board of directors.
     Michael A. DiPiano is a managing partner of NewSpring Ventures. Prior to joining NewSpring, he was chairman of Maxwell Systems, a venture-funded e-commerce company. He also co-founded four additional venture backed startups, including MessageLink, HR Division, Alliance One, and Vytek Wireless. From 1996 until 1998, Mr. DiPiano was affiliated with Safeguard Scientifics, Inc. and its related venture funds, serving in high-level management positions, and working on investment matters with several of their wireless and IT related companies. He is a director of Ecount, Maxwell Systems, MessageLink, HR Division, Ripple Technologies, Vytek Wireless, and University City Science Center. Mr. DiPiano received a B.S. degree from Pennsylvania State University and an M.B.A. from New York University. Mr. DiPiano has been a director of Prescient since January 2005.
     Warren D. Jones has served as a member of Prescient’s board of directors since December 1999 and as interim chief executive officer from September 2001 until August 2002. He is currently the chairman of the audit committee of the board of directors. Prior to his retirement, Mr. Jones spent 31 years at PricewaterhouseCoopers LLP where he served as managing partner in New Orleans and Pittsburgh, and most recently was responsible for risk management and compliance for the firm’s Southwest region technology, telecommunications and entertainment clients. Mr. Jones is a financial expert for purposes of service on the audit committee of the board of directors. Mr. Jones has been a director of Prescient since December 1999.
     Mary Lou Fox is currently president of Fox Supply Chain Consulting. Ms. Fox is a recognized expert in supply chain management and has broad experience in the software and services industry. Her career at Prescient Manugistics spanned the growth of PSI from the beginning of its supply chain business through 1999, where Ms. Fox built the consulting services business as well as serving in executive positions in marketing and product development. Most recently, Ms. Fox was chief operating officer at NextLinx, a global trade software company. Ms. Fox has been a director of Prescient since January 2005, and she previously served as a director of Prescient Systems, Inc. from August 2001 to completion of the merger.
     Daniel W. Rumsey is currently chief restructuring officer of P-Com, Inc. Prior to joining P-Com, Mr. Rumsey was vice president and general counsel of Knowledge Kids Network, Inc., a multi-media education company. Prior to joining Knowledge Kids Network, Inc., Mr. Rumsey was the president and general counsel of Aspen Learning Systems and NextSchool, Inc., which he joined in February 1997. Mr. Rumsey sold Aspen Learning Systems and NextSchool to Knowledge Kids Network in 1999. Mr. Rumsey has an extensive legal and finance background, dating back to 1987 when he served as a staff attorney in the U.S. Securities and Exchange Commission’s Division of Corporation Finance. He has also served as assistant general counsel for Terra Industries, Inc. and associate general counsel and corporate secretary of EchoStar Communications Corporation. Mr. Rumsey received his J.D. from the University of Denver College of Law in 1985, and his B.S. from the University of Denver in 1983. Mr. Rumsey has been a director of Prescient and the chairman of the board since January 2005.
Board Committees and Meetings
     The board of directors met eight times and acted one time by unanimous written consent during the fiscal year ended December 31, 2004. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of Prescient’s directors who served during 2004 attended or participated in no less than 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director served during 2004.
     Audit Committee. Prescient has a standing audit committee that makes recommendations to the board regarding the selection of an independent registered public accounting firm, reviews the results and scope of audits and other accounting-related services and reviews and evaluates the internal control functions. The audit committee is currently comprised entirely of independent directors, as defined by Section 301(3) of the Sarbanes-Oxley Act of 2002 and related SEC Rules, and the chairman of the audit committee,

Mr. Jones, is a financial expert (see biographical data, above). The audit committee is currently comprised of Messrs. Jones, Rumsey and DiPiano.
     Compensation Committee. Prescient has a standing compensation committee that reviews and makes recommendations to the board concerning salaries and incentive compensation for its officers and employees. The compensation committee also administers the 1999 Option Plan, our 1999 Employee Stock Purchase Plan, and other employee incentive plans. The members of the compensation committee are Messrs. Rumsey and Kiernan. Mr. Rumsey is the current chairman of the compensation committee.
     Nominating and Corporate Governance Committee. Prescient’s nominating and corporate governance committee is comprised of Mr. Kiernan and Ms. Fox, who are two of the non-management members of our board of directors. The nominating and corporate governance committee is responsible for the recommendation of the criteria for selection of board members and assisting the board in identifying candidates. The board of directors has not adopted a charter for the nominating and corporate governance committee, however, it has determined that each of the members is independent using the standards of the Nasdaq Stock Market, Inc., and it applies those same standards of independence to the members of its audit committee. Mr. Kiernan is the current chairman of the nominating and governance committee.
Compensation of Directors
     Effective May 3, 2005, Prescient approved a compensation program that provides for its non-employee directors to be paid $3,000 quarterly and $1,000 for every audit committee meeting attended. During 2004, Prescient paid Warren Jones, Jerry Walker and Jimmy Wright fees of $11,500, $13,500 and $8,500, respectively, and no compensation has been paid to the non-employee directors during 2005. The board of directors intends to address the appropriate level of compensation to be paid to its non-employee directors, including compensation that was earned but not paid under the current program during 2004 and 2005, at its next regular meeting.
     Prescient also reimburses its directors for any out-of-pocket expenses and additional fees incurred in attending meetings of the board of directors and committees thereof on which such directors serve.
     During 2004, Prescient did not grant any options to its directors. Effective May 2005, Prescient approved a program providing that its directors would receive annual grants of stock options to purchase the number of shares equal to $25,000 divided by the fair market value of Prescient’s common stock on the date of grant. Such options will vest one year after grant.
EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
     The following table provides certain summary information concerning the compensation earned by Prescient’s chief executive officer and our chief financial officer, its only executive officers at December 31, 2004, for services rendered in all capacities to Prescient for the fiscal years ended December 31, 2002, 2003, and 2004. During 2004, these officers received additional non-cash compensation, perquisites and other personal benefits. However, the aggregate amount thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus paid to and accrued for the individual during the year. Our chief executive officer and chief financial officer each resigned their respective positions effective December 31, 2004.
Summary Compensation Table

					Long-term
					Compensation
		Annual
		Compensation			Securities
				Other Annual	Underlying		All Other
Name	Year	Salary	Bonus	Compensation	Options/SARs		Compensation
Robert I. Noe(1)	2004	201,500	—	—			$393,173	(2)
	2003	201,250	—	—	92,500	(3)	—
	2002	201,250	—	—	—		—
Brian M. Carter(4)	2004	150,000	—	—			$336,826	(5)
	2003	150,000	—	—	17,500		—
	2002	143,720	—	—	154,19	(6)	—

(1)	Mr. Noe resigned as chief executive officer of Prescient effective December 31, 2004, and as chairman of the board of directors effective January 11, 2005.

(2)	Effective as of the date of his resignation, Mr. Noe received a severance payment in the amount of $275,000 and 134,288 shares of restricted stock.

(3)	Mr. Noe received a grant of 75,000 shares of common stock approved at the 2003 meeting of stockholders.

(4)	Mr. Carter resigned as vice president and chief financial officer of viaLink effective December 31, 2004.

(5)	Effective as of the date of his resignation, Mr. Carter received a severance payment in the amount of $235,000 and 115,712 shares of restricted stock.

(6)	Mr. Carter received a grant of 115,712 unregistered shares of common stock in exchange for his agreeing to terminate his executive security agreement in August 2002.
Employment Contracts, Termination of Employment and Change in Control Arrangements
     On December 8, 2005, Prescient entered into employment agreements with Jane F. Hoffer, its Chief Executive Officer, and Thomas W. Aiken, its Chief Financial Officer.
     Ms. Hoffer’s employment agreement is for a term of two years commencing on January 1, 2005, and automatically renews for successive one-year periods thereafter unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Ms. Hoffer received an annual base salary of $225,000 and is entitled to receive incentive stock options exercisable for 1,248,274 shares of the Company’s common stock under Prescient’s Amended and Restated 1999 Stock Option/Stock Issuance Plan. Ms. Hoffer will receive a grant of 600,000 of the 1,248,274 incentive stock options this year at an exercise price of $0.21 per share, and the remaining incentive stock options will be granted at a later date. The stock options were approved by Prescient’s Compensation Committee and Board of Directors on November 30, 2005. Ms. Hoffer’s stock options vest on a three-year schedule, and for purposes of vesting, shall be considered granted as of May 26, 2004.
     The employment of Ms. Hoffer may be terminated at any time by Prescient, with cause or without cause. If employment is terminated by Prescient for cause, Ms. Hoffer shall receive her base salary through the date of termination. If employment is terminated by Prescient without cause or by Ms. Hoffer for good reason then Ms. Hoffer shall receive payment of an amount equal to her current base salary for a period of one year following the termination date. In the event of a change of control, Ms. Hoffer shall receive a single payment of an amount equal to her current base salary, and all options granted to her shall immediately vest. Thereafter, Prescient shall have no further obligations under the employment agreement.
     Mr. Aiken’s employment agreement was executed on December 8, 2005 and is effective retroactively as of October 3, 2005. The employment agreement is for a term of one year and automatically renews for successive one-year periods unless the agreement is earlier terminated pursuant to its terms. Under the agreement, Mr. Aiken received an annual base salary of $175,000 and a grant of incentive stock options exercisable for 402,880 shares of Prescient’s common stock, at an exercise price of $0.21 per share, under Prescient’s Amended and Restated 1999 Stock Option/Stock Issuance Plan. The stock options were approved by Prescient’s Compensation Committee and Board of Directors on November 30, 2005. Mr. Aiken’s stock options vest on a three-year schedule commencing on October 3, 2005.
     The employment of Mr. Aiken may be terminated at any time by Prescient, with cause or without cause. If employment is terminated by Prescient for cause, Mr. Aiken shall receive his base salary through the date of termination. If employment is terminated by Prescient without cause, then Mr. Aiken shall receive payment of his current base salary for a period of six months from the date of termination. In addition, Prescient shall continue to provide health insurance to Mr. Aiken for a period of six months following the date of termination. In the event of a change of control, Mr. Aiken shall receive a single payment of an amount equal to six months of his current base salary, and shall also be provided health insurance for period for six months following the change of control. All options granted to Mr. Aiken shall immediately vest upon a change of control. Thereafter, Prescient shall have no further obligations under the employment agreement.
Certain Transactions
     Prescient engaged Acquisition Management Services, or AMS, in October 2003 to perform temporary financial management duties to assist in reviewing potential strategic opportunities and to perform due diligence as well as transaction advisory services. For the year ended December 31, 2003 and 2004, Prescient incurred $13,771 and $210,397, respectively, in fees for the services rendered by AMS. Accounts payable and accrued expenses due to AMS for the periods ended December 31, 2003 2004 was $12,261 and $0, respectively. AMS is wholly-owned by an individual who is a control person of New Spring Ventures. New Spring Ventures holds approximately 15% of the outstanding common stock, on a fully converted basis, of Prescient as of the record date.
Stock Awards
     No options were granted under the 1999 Option Plan in 2004. For each of the executive officers named in the Summary Compensation Table, and for all current executive officers and employees of Prescient, the table below shows the aggregate number of options granted under the plan since its inception through December 1, 2005, the weighted average exercise price payable per share, and the range of exercise price for those granted options.

		Weighted Average	Range in Exercise
	Options Granted	Exercise Price of	Price of Granted
Name	(Number of Shares)	Granted Options	Options
Robert Noe, Former CEO	32,000	4.98	$2.00 – 20.80
Brian Carter, Former CFO	23,750	2.82	$2.00 – 5.40
All current executive officers (2 persons)	55,750	3.39	$2.00 – 20.80
Percentage of options granted under the plan	3%
All current employees, excluding executive officers, (54 persons)	1,102,766	10.06	$2.00 – 805.00
Percentage of options granted under the plan	61%
Compensation Committee Report
     The compensation committee provides guidance and periodic monitoring for all corporate compensation, benefit, perquisite, and employee equity programs. The compensation committee’s actions will generally relate to overall considerations, policy, and strategy. The administration of all compensation plans is the responsibility of management. However, the compensation committee specifically reviews and authorizes specific actions on the following matters: (a) compensation, benefit, perquisite, and equity action for all corporate officers and for all others with annual base salaries in excess of $100,000, (b) all employee equity plans and individual equity grants, (c) all individual awards to all corporate officers, (d) benefit plans, and (e) succession planning for corporate officers.
     Prescient’s executive compensation practices are designed to attract, retain and motivate key employees while maximizing shareholder value by combining annual and long-term compensation to executives. Prescient seeks to provide compensation that motivates executives by recognizing and rewarding individual initiative and achievement. Long-term compensation to executives is based on stock ownership by management and is designed to ensure that such executives have a continuing stake in the long-term success of Prescient.
     For fiscal 2004, Prescient’s executive compensation program consisted only of base salary. Compensation paid during fiscal 2003 reflected an emphasis on determining pay on an individualized basis. An executive’s base salary is periodically reviewed to determine if such salary is comparable to the base salaries of others holding similar positions in Prescient’s industry. Subjective measures of performance include a review of each executive’s past and anticipated level of performance and level and scope of responsibility. Base salaries were voluntarily reduced by all employees of Prescient in 2001, and many executive officers elected to reduce and/or defer their base salaries by as much as 35%. This policy continued throughout 2003 and due to financial constraints continued in 2004.
     The compensation committee’s general approach in reviewing Ms. Hoffer’s annual compensation is to seek to be competitive with other companies of a similar size in Prescient’s industry, to recognize and reward initiative, overall corporate performance and managerial ability, and to provide long-term incentive to increase shareholder value. In setting Ms. Hoffer’s cash compensation, the committee targeted her cash compensation to fall within the range of such amounts. The committee also considered the circumstances of Prescient, other opportunities in the market for Ms. Hoffer, and the cash compensation of her predecessors in the CEO role at Prescient.
Compensation Committee Interlocks And Insider Participation
     None of the members of the compensation committee of the board of directors was at any time during fiscal year 2004 an officer or employee of Prescient or any of its subsidiaries. None of Prescient’s executive officers served as a member of a compensation committee or as a director of any entity of which any of Prescient’s directors served as an executive officer.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On April 12, 2005 and April 28, 2005, Prescient received two bridge loans from Tak Investments LLC for $250,000 (“Bridge Notes”) each in anticipation of the consummation by Prescient of a qualified financing that was completed on May 4, 2005 (“Qualified Financing”). The Bridge Notes were converted into the Qualified Financing and accrued interest was paid to Tak Investments in the form of 4,340 shares of the Company’s common stock. Concurrent with the closing of the Qualified Financing, Prescient executed a remote resourcing agreement with an affiliate of Tak Investments. Under the terms of this agreement, Prescient is required to outsource certain functions with services, which activities have not commenced through December 31, 2005.
     The Qualified Financing resulted in the receipt of $1.75 million from Tak Investments, net of the proceeds received in connection with the issuance of the Bridge Notes. The Qualified Financing resulted in the issuance by Prescient to Tak Investments of 5,113,036 shares of the Company’s common stock and warrants to purchase 1,534,091 shares of common stock for $1.00 per share (“Tak Warrants”). As a result of the closing of the Qualified Financing, Prescient converted all of the Series F Preferred Stock issued and outstanding into (i) 239.9 shares of a newly created Series G Preferred Stock; (ii) 3,356,745 shares of common stock; and (iii) warrants to purchase 2,643,292 shares of the Company’s common stock for $1.00 per share. The Series G Preferred Stock does not require the payment of dividends, and ranks senior to the common stock, but junior to the Company’s Series E Preferred Stock.
     In connection with the Qualified Financing, Prescient was required to obtain $1.5 million of additional financing within 120 days from the closing of the Qualified Financing, which Prescient did not do. As a result, Prescient was required to issue to Tak Investments an additional 5,113,636 shares of the Company’s common stock and lower the exercise price on 1,534,091 of the Tak Warrants from $1.00 to $0.50 per share (the “Additional Issuance”). As a result of the Additional Issuance, the Certificate of Designation for the Company’s Series F Preferred Stock required Prescient to issue to the former holders of the Series F Preferred Stock an additional 3,357,745 shares of the Company’s common stock and 240 shares of the Company’s Series G Preferred Stock. The additional shares of the Company’s common stock and Series G Preferred Stock were issued to the former holders of the Series F Preferred Stock on December 13, 2005.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of December 1, 2005, certain information concerning each person believed to be a beneficial owner of more than 5% of Prescient common stock and preferred stock and the beneficial ownership of Prescient common stock and preferred stock of each nominee, director, named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner(1)	Shares of Common Stock(2)		Percentage of Shares(2)
Jane F. Hoffer	993,273	(3)	2.6%
Thomas W. Aiken			*
Brian M. Carter	276,158	(4)	*
Robert I. Noe	227,980	(5)	*
Warren D. Jones	42,900	(6)	*
Patrick Kiernan	22,650		*
Michael A. DiPiano	6,132,351	(7)	15.8%
Daniel W. Rumsey			*
Mary Lou Fox	33,880	(8)	*
All executive officers and directors as a Group	7,729,129	(9)	19.9%
Other 5% Stockholders:
SDS Capital Group SPC LTD	5,712,000	(10)	14.7%
North Sound Capital LLC	1,658,791	(11)	4.3%
New Spring Ventures	4,053,566		10.4%
Hudson Ventures	2,680,397		6.9%
TAK Investments LLC	10,231,612		26.3%

*	Less than 1%

(1)	Unless otherwise indicated, the address for all officers and directors is 1247 Ward Avenue, West Chester, Pennsylvania 19380.

(2)	Pursuant to the rules of the SEC, shares of Prescient’s common stock that a person has the right to acquire within 60 days are deemed to be outstanding for the purposes of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes 41,153 shares subject to warrants exercisable at $1.00 to $2.00 per share, and 393,332 shares subject to options.

(4)	Includes 23,750 shares subject to options.

(5)	Includes 32,000 shares subject to options. Mr. Noe resigned as an officer effective December 31, 2004, and as a director on January 11, 2005.

(6)	Includes 32,900 shares subject to options.

(7)	Includes shares held by Newspring Ventures. Mr. Dipiano serves as the managing partner of Newspring Ventures.

(8)	Includes 29,680 shares subject to options.

(9)	Includes a total of 511,662 shares subject to options, 1,370,990 shares that may be issued upon conversion of shares of Series E Preferred Stock, 240,725 shares that may be issued upon conversion of shares of Series G Convertible Preferred Stock, and 508,223 shares subject to warrants exercisable at between $1.00 to $2.00 per share.

(10)	Based upon most recent Schedule 13D filed by SDS Management, LLC, on behalf of SDS Capital Group SPC, Ltd., RK Consulting (Cayman) Ltd., P.O. Box 174865, Cayman Corporate Center, 27 Hospital Rd, Grand Cayman, E9.

(11)	Based upon most recent Schedule 13G filed by North Sound Capital LLC, 53 Forest Avenue, Suite 202, Old Greenwich, Connecticut 06840.

DESCRIPTION OF SECURITIES
Authorized Capital Stock
     Prescient’s authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
     The authorized common stock of Prescient consists of 400,000,000 shares of common stock, par value $0.001 per share. After taking into consideration the issuance of certain of the shares being registered, approximately 43,645,703 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and nonassessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of Prescient legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Prescient, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Prescient, including the liquidation preference of all classes of preferred stock of Prescient, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Prescient, if any. Each share of Common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.
Preferred Stock
     Prescient’s Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001, which the Board of Directors is authorized to designate and issue, from time to time, in any number of separate series, and when designating each such series to fix and determine separately the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price and (vi) voting rights. As of the date of this prospectus, 1,660 shares of preferred stock were designated as Series E Preferred Stock, 1,657 of which were issued and outstanding and 480 shares of preferred stock were designated as Series G Preferred Stock, all of which were issued and outstanding.
Series D
     On February 5, 2003, Prescient completed the second of two closings for the sale of its Series D Convertible preferred stock to SDS Merchant Fund, L.P. and other purchasers. An aggregate of 831 shares of Series D preferred shares had been sold through December 31, 2004. Each share of Series D Convertible preferred stock has a face value of $12,000 and is convertible into Common stock at $0.12 per share.
     Additionally, in accordance with the Purchase Agreement, Prescient issued warrants to purchase 50,000 shares of its common stock for each share of Series D convertible preferred stock issued. On February 5, 2003, the Company issued warrants to purchase a total 5.3 million shares of common stock, which were exercised immediately at a nominal exercise price of $0.001.
     The Series D convertible preferred stock, par value $.001 per share, was converted into shares of Prescient common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the preferred stock. The conversion price of the Series D convertible preferred stock is subject to certain adjustments under the terms of the Certificate of Designation. The proceeds from issuance of the Series D convertible preferred stock and warrant issued and the fair value of the warrants issued to the holders of the Series B and Series C preferred stock has been allocated to each instrument based on their relative fair values. Additionally, the Series D convertible preferred stock includes a beneficial conversion ratio at the issuance date. As of December 31, 2004, all of the Series D convertible preferred stock was exchanged for Series E preferred stock and common stock.
Series E
     In May 2004, the Company completed a series of financing transactions that commenced in April 2003, by which the Company issued an aggregate $5.4 million principal amount of its convertible promissory notes. The holders of the convertible notes agreed that upon approval of the merger by the stockholders of viaLink that on December 31, 2004, all outstanding notes would be converted into Series E preferred stock. A portion of the Series D convertible preferred stock was also converted into Series E preferred stock during 2004, such that an aggregate of 911 shares were issued during 2004. Upon completion of the merger with Prescient Systems, Inc the shareholders of Prescient System received an additional 746 shares of Series E preferred stock. As of September 30, 2005 there were a total of 1,657 shares of Series E preferred stock outstanding.
     Each share of Series E preferred stock is convertible, at an initial conversion price of $2.00 per share, into 5,000 shares of common stock, subject to adjustment as set forth below. Commencing 18 months after following the date of issuance of the Series E preferred Stock, the holders of the Series E Preferred Stock are entitled to dividends at a rate of 4% per annum, increasing to the rate of 8% per annum 30 months following the issuance date, payable semi-annually at the option of the Company in cash or in shares of Common Stock. Dividends on the Series E Preferred Stock are cumulative. Shares of Series E Convertible Preferred Stock are

convertible into shares of common stock at the holders’ option at any time and will automatically convert to shares of common stock if certain closing price targets on Prescient’s common stock are met at as set forth below. Holders of shares of Series E Convertible Preferred Stock are entitled to voting rights together with the common stock, on an “as-if converted basis”.
     The conversion price of the Series E Convertible Preferred Stock is subject to appropriate adjustment in the event of stock splits, stock dividends, reverse stock splits, capital reorganizations, recapitalizations, reclassifications, and similar occurrences as well as the issuance of common stock in consideration of an amount less than the then-effective conversion price. Such adjustments are based on standard weighted average anti-dilution protection, subject to customary carve outs.
     At the later of the closing of a Qualifying Equity Financing (as defined below) or twelve (12) months following the issuance date of the Series E preferred stock, all of the shares of the Series E Preferred Stock that remains outstanding shall automatically convert into common stock at the then current conversion price, provided, that (A) the Closing Bid Price (as defined below) of the common stock is equal to or exceeds $4.00 for a period of ten (10) consecutive trading days and (B) the common stock issuable upon conversion of the Series E Preferred Stock is registered pursuant to an effective registration statement under the Securities Act and such registration statement has been effective, without lapse or suspension of any kind, for a period 60 consecutive calendar days. “Qualifying Equity Financing” means the consummation by the Company of a private placement of at least $3,000,000 of shares of the Company’s equity securities. “Closing Bid Price” shall mean, for any security as of any date, the last closing bid price of such security on any stock exchange or market on which the security is then listed or admitted for trading or quotation, as applicable, the OTC Bulletin Board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc.
     In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series E Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series E Preferred Stock plus any accrued but unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes or series of equity securities of Prescient which by its terms does not rank senior to the Series E Preferred Stock (“Junior Stock”).
     So long as at least five hundred (500) shares of Series E Preferred Stock are issued and outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Series E Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series E Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series E Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series E Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock or the creation and issuance of the Series F Convertible Preferred Stock (which shall rank senior to the Series E Preferred Stock) shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (ii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company’s Junior Stock (other than de minimus repurchases from employees of the Company in certain circumstances) if dividends on the Series E Preferred Stock are due and remain unpaid; (iii) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series E Preferred Stock; (iv) effect any distribution with respect to Junior Stock; (v) authorize, create, issue or increase the authorized or issued amount of any securities or other financial instrument ranking senior to the Series E Preferred Stock (except for the issuance of shares of the Series F Convertible Preferred Stock which shall rank senior to the Series E Preferred Stock), with respect to the distribution of assets on liquidation, dissolution or winding up of the Company; (vi) sell all or substantially all of the assets of the Company, or liquidate or dissolve the Company, unless such action would result in the distribution to the holders of Series E Preferred Stock of at least the Liquidation Preference Amount plus all accrued but unpaid dividends, if any; or (vii) consummate the an equity financing if such consummation would result in the investors in the equity financing owning greater than twenty-five percent (25%) of the shares of Common Stock issued and outstanding at the time.
Series F
In May 2004, following completion of the convertible debt financing, the Company received funding commitments in the aggregate amount of $2.75 million. The funding commitments were received from entities or their affiliates that were beneficial owners of shares of viaLink common stock, including the largest beneficial owner. The purpose of this financing was to fund operations through the completion of the merger. The first phase of this funding was made immediately prior to the execution of the merger agreement, at which time the Company issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 625,000 shares of common stock at an initial exercise price of $2.00 per share. The 10% convertible notes automatically converted into 160 shares of Series F preferred stock on December 31, 2004, upon the closing of the merger. The second phase of the approved funding was completed upon the closing of the merger. On December 31, 2004, the Company issued to the funding stockholders an additional 115 shares of Series F preferred stock for an aggregate $1,150,000 at a price of $10,000 per share, together with bridge warrants exercisable for 750,000 shares of common stock at an initial exercise price of $2.00 per share. Finally an additional 77.44 shares of Series F preferred stock were issued to the shareholders of Prescient Systems, Inc. and the placement agent in accordance with the merger agreement. As of December 31, 2004 there were a total of 352 shares of Series F preferred stock outstanding. Shares of Series F preferred stock are convertible into shares of common stock at an initial conversion price of $2.00 per share. On May 4, 2005, the Company completed a qualified financing and the shares of Series F preferred stock automatically have been converted into 239.9419 shares of a newly created Series G preferred stock, 3,357,745 shares of common stock and 2,643,292 warrants to purchase common stock of the Company at an exercise price of $1.00 per share. At conversion the Series F shareholders received a 10% conversion premium as per the original term of the issuance. This premium was offset by the conversion price being 10% above the market price on the day of conversion, resulting in no conversion expense.
Series G
     On May 4, 2005, concurrent with the conversion of the Series F preferred stock and the qualified financing, the Company issued 239.9419 shares of Series G preferred stock. As of September 30, 2005 there were a total of 239.9419 shares of Series G preferred stock outstanding.
     The Series G preferred stock can be converted to common stock at an exchange rate of $0.44 (subject to adjustment), which was the purchase price of common stock sold at the qualified financing on May 4, 2005. Shares of the Series G Convertible Preferred Stock participate on an as-if converted basis in any dividends paid on common stock. Shares of Series G preferred stock are convertible into shares of common stock at the holders’ option. If a holder of Series G preferred stock beneficially owns less than 9.99% of the total shares of common stock outstanding, Prescient may, at its option, compel such holder, by written notice to such holder, to convert the portion of the Series G preferred stock owned by him into so many shares of common stock so that the total number of shares of common stock beneficially owned by such holder after such conversion shall be equal to or less than 9.99% of the total shares of Common Stock outstanding after such conversion.
     The conversion price of the Series G Convertible Preferred Stock is subject to appropriate adjustment in the event of stock splits, stock dividends, reverse stock splits, capital reorganizations, recapitalizations, reclassifications, and similar occurrences as well as the issuance of common stock in consideration of an amount less than the then-effective conversion price. Such adjustments are based on standard weighted average anti-dilution protection, subject to customary carve outs.
     In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of the Series G Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the “Liquidation Preference Amount”) of the Series G Preferred Stock plus any accrued but unpaid dividends before any payment shall be made or any assets distributed to the holders of the Common Stock or any other classes or series of equity securities of Prescient which by its terms does not rank senior to the Series G Preferred Stock (“Junior Stock”).
     So long as any shares of the Series G Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least three-fourths (3/4) of the shares of the Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series G Preferred Stock vote separately as a class: (i) amend, alter or repeal the provisions of the Series G Preferred Stock so as to adversely affect any right, preference, privilege or voting power of the Series G Preferred Stock; or (ii) effect any distribution with respect to Junior Stock except that the Company may effect a distribution on the Common stock if the Company makes a like kind distribution on each share, or fraction of a share, of Series G Preferred Stock in an amount equal to the distribution on one share of Common Stock multiplied by the number of shares of Common Stock into which such one share, or such fraction of a share, of Series G Preferred Stock can be converted at the time of such distribution. Unless waived by the holder upon 61 days’ notice to the Company, any holder of Series G Preferred is prohibited from converting such holder’s shares into shares of Common Stock, if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 9.99% of all of the Common Stock outstanding at the time of such proposed conversion.
SELLING STOCKHOLDERS
     The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of December 31, 2005, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

	Number of				Number of Shares		Percentage of
	Shares				Beneficially Owned		Shares Beneficially
Name of	Beneficially Owned		Number of Shares		after the		Owned after the
Beneficial Owner	before the Offering		Offered for Sale		Offering(90)		Offering
Abrams, Micheal	581,764	(1)	581,764	(1)	—		*
Adelman, Jason	1,443,130	(2)	1,443,130	(2)	—		*
Anzalone Family Limited Partnership	28,280	(3)	4,787	(3)	23,493		*
Bala, Ravi	40,506	(4)	1,837	(5)	38,669	(6)	*
Bala, Tejas	18,580	(7)	842	(7)	17,738		*
Bala, Vikram	18,580	(8)	842	(8)	17,738		*
Balk, Dave & Marilyn	38,339	(9)	28,609	(9)	9,730		*
Balk, Ethan	17,932	(10)	842	(10)	17,090		*
Balk, Jonathan	1,490	(11)	842	(11)	648		*
Balk, Matthew	2,223,150	(12)	2,223,150	(13)	2,270	(14)	*
Balk, Daniel	2,611	(15)	1,476	(15)	1,135		*
Balk, David	2,611	(16)	1,476	(16)	1,135		*
Ball Family Trust	195,637	(17)	147,982	(17)	47,655		*
Bauthier, Frederick	179,097	(18)	149,733	(18)	29,364		*
Beard, Thomas	7,070		1,197		5,873		*
Bergman, Hillary	152,865	(19)	147,639	(19)	5,226		*
Bird, Phillip C	122,070	(20)	116,197	(20)	5,873		*
Brandeis, Clifford	1,490	(21)	842	(21)	648		*
Brown, Spencer	56,802	(22)	4,680	(22)	52,122		*
Callahan, Sean	57,500	(23)	42,790	(23)	14,710		*
CGA Resources LLC	1,053,567	(24)	1,053,567	(24)	—		*
Choma, Christopher P.	301,639	(25)	289,893	(25)	11,746		*
CNF Ventures, LLC	1,468,081	(26)	1,296,180	(26)	171,901		*
Cristan, Louis & Kathy	7,070		1,197		5,873		*
Ehinger, Marissa	9,293	(27)	423	(27)	8,870		*
Ennis, Dana	7,070		1,197		5,873		*
Epton, John	39,467	(28)	1,697	(28)	37,770		*
Evans, Bruce L. & Kathryn Tenants by the Entirety	775,000	(29)	575,000	(29)	200,000		*
Eyde, Sam	296,918		50,260		246,658		*
Feinbaum, Jonathan & Christine	12,507	(30)	7,069	(30)	5,438		*
Fitzgerald, Paul	37,163	(31)	1,687	(31)	35,476		*
Gamus, David and Caren	7,070		1,197		5,873		*
Gordon, Michael & Lori	18,580	(32)	842	(32)	17,738		*
Gruber, Harry	25,945	(33)	2,116	(33)	23,829		*
Herman, Brian	299,300	(34)	287,500	(34)	11,800		*
Hobish, Richard & Wiener, Florence	9,057	(35)	410	(35)	8,647		*
Hoffer, Jane	642,361	(36)	83,573	(36)	558,788		*
Hudson Valley Capital Management	143,750	(37)	143,750	(37)	—		*
Hudson Ventures	4,176,356	(38)	4,172,356	(38)	4,000		*
Johnson, John	7,070		1,197		5,873		*

	Number of				Number of Shares		Percentage of
	Shares				Beneficially Owned		Shares Beneficially
Name of	Beneficially Owned		Number of Shares		after the		Owned after the
Beneficial Owner	before the Offering		Offered for Sale		Offering(90)		Offering
JRF Investments	7,070	(39)	1,197	(39)	5,873		*
Kaufman, Felix	2,984	(40)	1,687	(40)	1,297		*
Kaufman, Kenneth	48,520	(41)	3,140	(41)	45,380		*
Kaufman, Rebecca	37,163	(42)	1,687	(42)	35,476		*
Kaufman, Sara	37,163	(43)	1,687	(43)	35,476		*
Kaufman, Robert	5,968	(44)	3,374	(45)	2,594	(46)	*
Kaufman, Emily	2,984	(47)	1,687	(47)	1,297		*
Keiser, Charles	7,070		1,197		5,873		*
Kuharchik, Walter	7,070		1,197		5,873		*
Lipson, David	7,487	(48)	4,232	(48)	3,255		*
Loew, Michael	287,500	(49)	287,500	(49)	—		*
Lucas Bear & Assoc	39,022	(50)	1,772	(50)	37,250		*
Lucas, Michael	162,561	(51)	7,379	(52)	155,182	(53)	*
Manos, George	63,625		10,770		52,855		*
Mark Capital LLC	28,750	(54)	28,750	(54)	—		*
McKaskill Family Trust	8,896	(55)	5,028	(55)	3,868		*
McMahon Investment Partners LLC	147,281	(56)	24,931	(56)	122,350		*
Mennes, Martin and Linda B	7,070		1,197		5,873		*
Michael, Julie	14,139		2,393		11,746		*
Muldowney, Carol Lee	2,789	(57)	127	(57)	2,662		*
Myskowski, Stephen	51,887	(58)	4,232	(58)	47,655		*
Nathan, Robert	143,750	(59)	143,750	(59)	—		*
Neborsky, Robert J MD, Inc. Combination Retirement Trust	287,500	(60)	287,500	(60)	—		*
New Spring Ventures	6,373,076	(61)	6,365,076	(61)	8,000		*
North Sound Legacy Institutional Fund LLC	4,100,053	(62)(63)	3,866,439	(62) (63)	233,614		*
North Sound Legacy International Ltd.	6,556,783	(63)(64)	6,285,456	(63) (64)	271,327		*
Omega Capital Management	3,744	(65)	2,116	(65)	1,628		*
Osman, Michael L.	57,500	(66)	57,500	(66)	—		*
Piontkowski, Shlomo & Pnina	3,744	(67)	2,116	(67)	1,628		*
Purjes, Dan	14,923	(68)	14,923	(68)	—		*
Reifler, Brad	152,865	(69)	147,639	(69)	5,226		*
Reynolds, Joseph	115,000	(70)	115,000	(70)	—		*
Rice, Lawrence	36,773	(71)	1,686	(71)	35,087		*
Rogstad, Barry & Lorraine	18,118	(72)	823	(72)	17,295		*
Rybacki, Ralph	63,625		10,770		52,855		*
SDS Capital Group SPC, LTD	8,399,500	(73)(74)	7,755,003	(73)	644,497		*
SDS Merchant Fund LP	1,081,121	(74)(75)	1,081,121	(75)	—		*
Singer, Eric	115,000	(76)	115,000	(76)	—		*
Solomon, Allan, Rev Trust 2/13/90	7,070	(77)	1,197	(77)	5,873		*
Strogen, Charles	7,070		1,197		5,873		*
SXJE LLC	336,615	(78)	308,569	(78)	28,046		*
Tak Investments LLC	11,765,703	(79)	11,765,703	(79)	—		*
Taunton, Chris	6,256	(80)	3,536	(80)	2,720		*
Thermiotis, George A.	220,308	(81)	14,694	(81)	205,614		*
Tomko, Mark	226,137	(82)	17,775	(82)	208,362		*
Vannatta, Fred	202,524	(83)	9,191	(83)	193,333		*
Weiner, Richard	28,985	(84)	1,742	(84)	27,243		*
Weisman, Scott	2,984	(85)	1,687	(85)	1,297		*
Wiener, Daniel	13,199	(86)	806	(86)	12,393		*
Wiener, David	8,165	(87)	4,615	(87)	3,550		*
Wiener, David Revocable Trust - 96	287,500	(88)	287,500	(88)	—		*
Wiener, Sara	9,057	(89)	410	(89)	8,647		*

*	Less than 1%.

(1)	Includes 6,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 75,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(2)	Includes 56,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 180,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Mr. Adelman is an affiliate of a registered broker-dealer and acquired the shares being registered in the ordinary course of business. At the time of the acquisition of these shares there was no agreement, understanding or arrangement with any other person, either directly or indirectly, to dispose of these shares.

(3)	Alfred J. Anzalone, is the Director of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(4)	Includes 35 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 18,580 shares held for the benefit of Tejas Bala, of which, 194 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share, and 18,580 shares held for the benefit of Vikram Bala, of which, 194 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(5)	Includes 35 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 842 shares held for the benefit of Tejas Bala, of which, 194 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share, and 842 shares held for the benefit of Vikram Bala, of which, 194 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(6)	Includes 17,738 shares held for the benefit of Tejas Bala and 17,738 shares held for the benefit of Vikram Bala.

(7)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(8)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(9)	Includes 2,919 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 15,960 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(10)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(11)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(12)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 144,588 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 72,928 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Also includes 2,611 shares held as custodian for Daniel Balk, of which, 341 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share, and 2,611 shares held as custodian for David Balk, of which, 341 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(13)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 144,588 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 72,928 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Also includes 1,476 shares held as custodian for Daniel Balk, of which, 341 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share, and 1,476 shares held as custodian for David Balk, of which, 341 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(14)	Includes 1,135 shares held as custodian for Daniel Balk and 1,135 shares held as custodian for David Balk.

(15)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(16)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(17)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Edward and Susan Ball are the Trustees of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(18)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(19)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(20)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(21)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(22)	Includes 1,080 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(23)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(24)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 63,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 41,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Cass Adelman is the sole Member of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(25)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(26)	Includes 392,025 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 17,164 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 93,843 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. CNF Advisors LLC is the managing member of this selling stockholder. Pursuant to the CNF Advisors LLC Limited Liability Company Agreement, its directors Douglas Stotlar, Kevin Schick, Jennifer Pileggi and Mark Thickpenny have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(27)	Includes 98 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(28)	Includes 392 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(29)	Includes 75,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(30)	Includes 1,631 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(31)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(32)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(33)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(34)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(35)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(36)	Jane Hoffer serves as President, Chief Executive Officer and as a director of Prescient. Includes 6,363 shares issuable upon exercise of warrants at an exercise price of $1.00 per share, 34,790 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(37)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Mark Gillis and Charles Doller are both Managing Members of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(38)	Includes 1,023,795 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 48,176 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 263,403 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Jay Goldberg is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(39)	James Fisher is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(40)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(41)	Includes 725 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(42)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(43)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(44)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 2,984 shares held for the benefit of Emily Kaufman, of which, 389 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(45)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 389 shares held for the benefit of Emily Kaufman that are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(46)	Includes 1,297 shares held for the benefit of Emily Kaufman.

(47)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(48)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(49)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(50)	Includes 409 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Michael Lucas is the Owner and President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(51)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes the 39,022 shares owned by Lucas Bear and Associates, of which 409 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share. Michael Lucas is the President of Lucas Bear and Associates and has the right to exercise control the voting and disposition of the shares of Prescient common stock owned by it.

(52)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 1,772 shares owned by Lucas Bear and Associates, of which 409 shares are issuable upon exercise of warrants at an exercise price of $1.00 per share. Michael Lucas is the President of Lucas Bear and Associates and has the right to exercise control the voting and disposition of the shares of Prescient common stock owned by it.

(53)	Includes 37,250 shares owned by Lucas Bear and Associates. Michael Lucas is the President of Lucas Bear and Associates and has the right to exercise control the voting and disposition of the shares of Prescient common stock owned by it.

(54)	Includes 3,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Evan Levine is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(55)	Includes 1,160 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Thomas Philip McKaskill is the Trustee of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(56)	Gordon McMahon is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(57)	Includes 29 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(58)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(59)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(60)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Robert Neborsky has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(61)	Includes 1,370,990 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 481,450 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 72,218 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 394,852 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Michael DiPiano, a director of Prescient, is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(62)	Includes 1,059,100 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 1,712,954 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 256,950 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 310,860 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. The terms of the shares of Series E Preferred Stock and Series G Preferred Stock and the $1.00 warrants held by this selling stockholder restrict the conversion or exercise, as the case may be, of the security into shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to such conversion or exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 9.9% of Prescient’s common stock. The terms of the $2.00 warrants held by this selling stockholder restrict the exercise of the warrants for shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to the exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 4.9% of Prescient’s common stock. The foregoing restrictions on exercise of the warrants and conversion of the preferred stock held by the selling stockholder may be waived by the selling stockholder providing at least sixty-one days notice to Prescient of its desire to do so.

(63)	North Sound Capital LLC (“North Sound”) may be deemed the beneficial owner of the shares held by this entity in its capacity as the managing member of North Sound Legacy Institutional Fund LLC and the investment advisor of North Sound Legacy International Ltd. (the “Funds”), who are the holders of such shares. As the managing member or investment advisor, respectively, of the Funds, North Sound has voting and investment control with respect to the shares of common stock held by the Funds. The ultimate managing member of North Sound is Thomas McAuley.

(64)	Includes 1,240,900 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 3,336,591 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 500,550 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 580,140 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. The terms of the shares of Series E Preferred Stock and Series G Preferred Stock and the $1.00 warrants held by this selling stockholder restrict the conversion or exercise, as the case may be, of the security into shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to such conversion or exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 9.9% of Prescient’s common stock. The terms of the $2.00 warrants held by this selling stockholder restrict the exercise of the warrants for shares of Prescient common stock if the number of shares of Prescient common stock to be issued pursuant to the exercise would result, when combined with all other shares of Prescient common stock owned by this selling stockholder, in this selling stockholder owning more than of 4.9% of Prescient’s common stock. The foregoing restrictions on exercise of the warrants and conversion of the preferred stock held by the selling stockholder may be waived by the selling stockholder providing at least sixty-one days notice to Prescient of its desire to do so.

(65)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. William Rutherford is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(66)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(67)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(68)	Includes 1,947 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(69)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(70)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(71)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(72)	Includes 191 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(73)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 2,687,500 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 806,250 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 525,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(74)	Stephen Derby is the Managing Partner and has the right to exercise control over the voting and disposition of the shares of Prescient common stock beneficially owned by SDS Capital Group SPC, LTD and SDS Merchant Fund LP.

(75)	Includes 177,225 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(76)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(77)	Allan Solomon has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(78)	Includes 250,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. Sam Eyde is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(79)	Includes 1,534,091 shares issuable upon exercise of certain warrants at $0.50 per share. Sharad Tak is the Owner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(80)	Includes 816 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(81)	Includes 3,391 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(82)	Includes 4,102 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(83)	Includes 2,121 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(84)	Includes 402 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(85)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(86)	Includes 186 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(87)	Includes 1,065 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(88)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. David Wiener has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by this selling stockholder.

(89)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(90)	Assumes that all of the securities offered hereby are sold.
     The selling shareholders acquired the shares to be registered for sale under this prospectus in a number of private placements and private transactions with Prescient. Included in the shares to be offered hereunder are up to 18,106,328 shares that were issued in the May 2005 private placement to Tak Investments LLC (“TAK”) and the holders of Prescient’s outstanding Series F Preferred Stock, which includes 4,177,382 shares issuable upon exercise of warrants at $1.00 per share and 5,453,225 shares that are issuable upon conversion of the Series G Preferred Stock. TAK paid an aggregate $2,250,000, or $0.44 per share, for the 5,113,636 shares of common stock and 1,534,091 warrants issued to it at the closing, which TAK paid by exchanging an aggregate $500,000 of principal outstanding under two separate promissory notes issued by the Company in April 2005, and the remainder was paid in cash. Prescient issued an additional 4,340 shares of common stock to TAK in payment of all accrued interest under those promissory notes. The holders of Prescient’s outstanding shares of Series F Preferred Stock exchanged all of the outstanding Series F Preferred Stock for 3,357,745 shares of common stock and approximately 240 shares of Series G Preferred Stock issued to them. The Series G Preferred Stock has an initial liquidation preference of $10,000 per share, and is convertible into 5,453,225 shares of Common Stock at an initial conversion price of $0.44 per share. The warrants are exercisable at an exercise price of $1.00 per share and may be exercised at any time on or before May 5, 2008.
     Prescient also issued two other common stock purchase warrants, exercisable for 409,091 shares of Common Stock at $0.48 per share and 122,727 shares of common stock at $1.00 per share, respectively, to the Company’s placement agent. The sale of the common stock and warrants were made pursuant to a Common Stock and Warrant Purchase Agreement, executed by Prescient, TAK Investments, LLC and certain holders of the Company’s Series F Preferred Stock on May 4, 2005. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange

Commission under the Securities Act of 1933, as amended, in reliance upon the representations and warranties made by the purchasers in the purchase agreements.
     In connection with the May 2005 private placement, Prescient was required to obtain $1.5 million of additional financing within 120 days from the closing of the private placement, which Prescient did not do. As a result, Prescient was required to issue to Tak Investments an additional 5,113,636 shares of the Company’s common stock and lower the exercise price on 1,534,091 of the Tak Warrants from $1.00 to $0.50 per share (the “Additional Issuance”). As a result of the Additional Issuance, the Certificate of Designation for the Company’s Series F Preferred Stock required Prescient to issue to the former holders of the Series F Preferred Stock an additional 3,357,745 shares of the Company’s common stock and 240 shares of the Company’s Series G Preferred Stock. The additional shares of the Company’s common stock and Series G Preferred Stock were issued to the former holders of the Series F Preferred Stock on December 13, 2005.
     The shares of the Series F Convertible Preferred Stock that were exchange in the May 2005 private placement were issued to the holders in a series of transactions in connection with the merger of Prescient (f/k/a The viaLink Company) and Prescient Systems, Inc. Pursuant to the merger, Prescient issued 27.44 shares of its Series F Convertible Preferred Stock to the former shareholders of Prescient Systems, Inc., of which 23 shares of Series F Convertible Preferred Stock were issued without registration under the Securities Act of 1933. Also in connection with the merger, effective at December 31, 2004, Prescient completed the private placement of 150 shares of Series F Convertible Preferred Stock at a price of $10,000 per share. Of the purchase price of $1.5 million, $1,150,000 was funded on December 31, 2004 and the remaining $350,000 was pre-funded prior to December 31, 2004. The completion of this transaction was a condition precedent to the completion of the merger contemplated by the Merger Agreement.Separately, Prescient issued 125 shares of Series F Convertible Preferred Stock to the holders of secured notes issued from May through August 2004 upon conversion of such notes. This conversion was also contemplated by the Merger Agreement. Prescient also issued 50 shares of Series F Convertible Preferred Stock to Burnham Hill Partners (a division of Pali Capital, Inc.) and their designees, in connection with Burnham Hill’s acting as our financial advisors in connection with the merger and the Series F Purchase Agreement. Except as aforesaid, no underwriting discounts or commissions were paid by Prescient in connection with the issuance of shares of equity securities. All of the outstanding shares of Series F Convertible Preferred Stock were automatically converted into shares of common stock and Series G Preferred Stock in the May 2005 private placement
     Also included in the shares to be offered hereunder are the shares of common stock, Series E Convertible Preferred Stock and warrants to purchase common stock that were issued in connection with merger. Prescient issued 11.9 million shares of common stock, 745.55 shares of Series E Convertible Preferred Stock, 27.44 shares of our Series F Convertible Preferred Stock and warrants to purchase an additional 1,125,000 shares of our common stock to the former shareholders of Prescient Systems, Inc. Of the shares of capital stock that were issued effective December 31, 2004, in connection with the merger, 9.5 million shares of common stock, 677 shares of Series E Convertible Preferred Stock, 23 shares of Series F Convertible Preferred Stock and warrants to purchase an additional 946,000 shares of common stock were issued without registration under the Securities Act, pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Shares of Series E and Series F Convertible Preferred Stock are convertible into shares of common stock at an initial conversion price of $2.00 per share. The warrants are exercisable at an initial exercise price of $2.00 per share.
     Also included in the shares to be offered hereunder are the shares issuable upon conversion of the Series E Convertible Preferred Stock issued upon conversion of certain promissory notes. In a series of transactions completed in May 2004, Prescient (f/k/a The viaLink Company) concluded the issuance of convertible promissory notes. The proceeds from the issuance of these notes totaled $5.4 million and have been used to fund the Company’s operations since early 2003. In connection with the merger agreement with Prescient Systems, Inc., the holders of the notes converted the face value of the notes into Series E Convertible Preferred Stock. The Series E has a conversion price of $2.00 per share and beginning 18 months from the issuance date will pay a dividend of 4%.
     Prescient is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under registration rights agreements entered into in connection with the private placements. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.

PLAN OF DISTRIBUTION
     The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the OTC Bulletin Board or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act, without the volume limitations of Rule 144 of the Securities Act.
     Prescient is registering the sale of the common stock held by the selling stockholders in satisfaction of its obligations under registration rights agreements that it entered into with each of the selling stockholders in connection with the private offerings in which such stockholders acquired their shares of common stock. In those registration rights agreements, Prescient agreed to pay the costs, expenses and fees incurred in connection with the registration of the selling stockholders’ shares, which we estimate to be approximately $51,800 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Prescient also agreed to indemnify the selling stockholders, in connection with its registration of the sale of their shares of Prescient common stock, against any losses or damages to which they become subject under applicable state or federal securities laws that arise from an actual or alleged untrue statement of a material fact in this prospectus or the related registration statement or from an actual or alleged omission to state a material fact that causes the statements made in this prospectus or the registration statement to be misleading. However, Prescient is not responsible for indemnifying any selling stockholder against those liabilities to the extent that they arise from an untrue statement or omission that is made in reliance upon and in conformity with written information provided to Prescient from such stockholder for use in the preparation of this prospectus and the related registration statement. The selling stockholders agreed in return to indemnify Prescient against losses or damages arising from such untrue statements or omissions that are made in reliance upon the written information provided by those selling stockholders, but each stockholder’s liability is limited to the proceeds received by such stockholder for the registration of the sale of its shares under this prospectus.
LEGAL MATTERS
The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.
EXPERTS
     The consolidated financial statements of Prescient Applied Intelligence, Inc. (f/k/a The viaLink Company) as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that the company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt as to its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of that uncertainty.
OTHER AVAILABLE INFORMATION
     We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules. All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC’s EDGAR system at http://www.sec.gov.
     We are filing a registration statement with the SEC on Form SB-2 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in those registration statements, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1-800-SEC-0330.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Prescient Applied Intelligence, Inc. f/k/a The viaLink Company:
     We have audited the accompanying consolidated balance sheets of Prescient Applied Intelligence, Inc. f/k/a The viaLink Company and its subsidiary as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The viaLink Company and its subsidiary as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company’s recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt concerning its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
KPMG LLP
Dallas, Texas
March 28, 2005

Prescient Applied Intelligence, Inc.
f/k/a THE VIALINK COMPANY
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2004

	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$161,663	$1,476,975
Accounts receivable — trade, net of allowance for doubtful accounts of $135,000 in 2003 and $199,000 in 2004	885,860	1,604,573
Prepaid expenses and other current assets	165,831	232,703

Total current assets	1,213,354	3,314,251
Furniture, equipment and leasehold improvements, net	158,112	198,578
Software development costs, net	—	—
Intangible assets	—	2,243,750
Goodwill	—	17,495,727

Other assets	60,197	83,456

Total assets	$1,431,663	$23,335,762

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities	$849,090	$1,885,204
Deferred revenues	85,079	1,038,350
Notes payable, net of discount of $1,067,000 at December 31, 2003	3,358,349	—
Current portion of capital lease obligations	229,549	—

Total current liabilities	4,522,067	2,923,554

Commitments and contingencies (Notes 6 and 10)

Stockholders’ equity (deficit):
Common stock, $.001 par value; 400,000,000 shares authorized; 9,078,652 and 26,686,801 shares issued and outstanding at December 31, 2003 and 2004, respectively	181,573	26,687
Series D Preferred stock, $.001 par value; 10,000,000 shares authorized; 831 shares issued and outstanding at December 31, 2003	9,974,850	—
Series E Preferred stock, $.001 par value; 1,700 shares authorized; 1,657 shares issued and outstanding at December 31, 2004	—	16,567,747
Series F Preferred stock, $.001 par value; 395 shares authorized; 352 shares issued and outstanding at December 31, 2004, respectively	—	3,524,400
Additional paid-in capital	81,981,051	102,993,888
Accumulated deficit	(95,227,878)	(102,700,514)

Total stockholders’ equity (deficit)	(3,090,404)	20,412,208

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$1,431,663	$23,335,762

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
f/k/a THE VIALINK COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2002, 2003 and 2004

	2002	2003	2004
Revenues:
Subscription	$2,825,350	$3,650,263	$4,893,691
Implementation	1,630,897	486,056	280,808

Total revenues	$4,456,247	$4,136,319	$5,174,499
Operating expenses:
Customer operations	5,070,716	3,924,158	3,371,067
Development	2,115,012	1,777,051	1,548,651
Selling and marketing	2,429,091	1,599,885	720,130
General and administrative	2,584,464	2,461,458	2,174,640
Non-cash stock compensation	704,558	112,500	301,250
Depreciation and amortization	1,241,088	629,722	146,721

Total operating expenses	14,144,929	10,504,774	8,262,459

Loss from operations	(9,688,682)	(6,368,455)	(3,087,960)
Interest expense, net	—	(3,603,324)	(3,466,052)
Loss upon conversion of debt	—	—	(1,117,000)

Change in fair value of derivative and warrant liability			198,376
Gain on extinguishment of debt	1,628,817	—	—

Net loss	(8,059,865)	(9,971,779)	(7,472,636)
Dividends on preferred stock:
Value of warrants and beneficial conversion	(9,599,655)	(1,260,000)	—
Stated dividends	(39,945)	—	(1,216,930)

Net loss applicable to common stock	$(17,699,465)	$(11,231,779)	$(8,689,566)

Net loss applicable to common stock per common share — Basic and diluted	$(3.41)	$(1.28)	$(0.89)

Weighted average common shares outstanding — Basic and diluted	5,186,556	8,771,618	9,804,701

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc. f/k/a THE VIALINK COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the years ended December 31, 2002, 2003 and 2004

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	(Deficit)	Total
Balance, January 1, 2002	—	$—	67,076,838	$67,077	$73,835,260	$(77,196,234)	$(3,293,897)
Exercise of stock options and warrants			14,989,873	14,991	657,794		672,785
Stock issued under employee stock purchase and option plans			2,997,637	2,997	442,272		445,269
Restricted stock issued to employees			7,828,417	7,828	696,730		704,558
Stock issued to Hewlett Packard			2,000,000	2,000	78,000		80,000
Beneficial conversion feature of Series C Preferred Stock issued					1,299,108		1,299,108
Value assigned to warrants issued and modified in connection with the issuance of Series C Preferred Stock					1,911,613		1,911,613
Value assigned to warrants and common shares issued in connection with the issuance of Series D Preferred Stock			39,936,877	39,937	3,380,906		3,420,843

Offering and registration costs			1,825,455	1,825	(548,532)		(546,707)
Issuance of Series D Preferred Stock:
Exchange of Series B and Series C

Preferred Stock	513	3,195,916			2,777,826		5,973,742

Dividends on Preferred Stock:

Value attributed to Beneficial conversion feature, shares and warrant:					(3,210,721)		(3,210,721)
Series C	286	6,388,934
Series D					(6,388,934)		—
Stated dividend at 6%					(39,945)		(39,945)

Dividends on Preferred Stock paid with Common stock			7,872,583	7,873	(7,873)		—

Series C Preferred Stock conversion into Common stock			15,991,980	15,992	1,840,674		1,856,666

Net loss						(8,059,865)	(8,059,865)

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	(Deficit)	Total
Balance, December 31, 2002	799	$9,584,850	160,519,660	$160,520	$76,724,178	$(85,256,099)	$1,213,449
Stock issued under employee stock purchase and option plans			1,403,151	1,403	129,234		130,637

Proceeds from issuance of Series D Preferred Stock					1,260,000		1,260,000
Value assigned to warrants issued in connection with the issuance of Notes Payable and beneficial conversion feature of the Notes Payable					4,110,000		4,110,000
Interest paid in-kind with common stock			2,540,328	2,540	200,404		202,944
Value assigned to warrants and common shares issued in connection with the issuance of Series D Preferred Stock		648,823	9,835,896	9,836	(658,659)		—

Offering and registration costs					(35,655)		(35,655)
Dividends on Preferred Stock:
Value attributed to Beneficial conversion feature, shares and warrant on Series D Preferred Stock	105	611,177			(611,177)		—

Series D Preferred Stock conversion into Common Stock	(73)	(870,000)	7,274,000	7,274	862,726		—

Net loss						(9,971,779)	(9,971,779)

Balance, December 31, 2003	831	$9,974,850	181,573,035	$181,573	$81,981,051	$(95,227,878)	$(3,090,404)
Exercise of stock options and warrants			499,124	499	(499)		—
Stock issued under employee stock purchase and option plans			70,949	71	4,652		4,723
Restricted stock issued to employees			1,250,000	1,250	80,000		81,250
Stock issued under employee separation agreements			5,000,000	5,000	215,000		220,000
Series D Preferred Stock conversion:
Conversion of Series D Preferred Stock	(831)	(9,974,850)					(9,974,850)
Issuance of Series E Preferred Stock and common stock	352	3,524,447	47,879,280	47,879	6,402,524		9,974,850

Proceeds from issuance of Series F Preferred Stock	115	1,150,000					1,150,000
Conversions of debt securities into preferred stock:
Conversion of notes payable into Series E preferred stock	559	5,587,800					5,587,800
Conversion of secured notes payable into Series F preferred stock	160	1,600,000			206,537		1,806,537
Loss upon conversion of debt	—	—	—	—	1,117,000		1,117,000
Interest paid in-kind with common stock			10,092,069	10,093	613,311		623,404
Value assigned to warrants and common shares issued in connection with the issuance of notes payable and conversion into Series F Preferred Stock			27,250,000	27,250	1,171,334		1,198,584

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amounts	Shares	Amounts	Capital	(Deficit)	Total
Offering, placement and registration costs	50	500,000	1,914,846	1,915	(26,915)		475,000
Dividends on Preferred Stock					(1,216,930)		(1,216,930)
Dividends on Preferred Stock, paid in-kind with common stock			19,894,286	19,894	1,197,036		1,216,930
Reverse stock split, December 31, 2004			(280,652,409)	(280,653)	280,653		—
Merger with Prescient Systems, Inc.	773	7,729,900	11,915,621	11,916	10,969,134		18,710,950
Net loss						(7,472,636)	(7,472,636)

Balance, December 31, 2004	2,009	$20,092,147	26,686,801	$26,687	$102,993,888	$(102,700,514)	$20,412,208

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
f/k/a THE VIALINK COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2002, 2003 and 2004

	2002	2003	2004
Cash flows from operating activities:
Net loss	$(8,059,865)	$(9,971,779)	$(7,472,636)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,827,432	1,040,320	146,721
Non-cash stock compensation	704,558	112,500	301,250
Non-cash loss on conversion of debt			1,117,000
Mark-to-market derivative instruments	—	—	(198,376)
Non-cash gain on extinguishment of debt	(1,628,817)	—	—
Non-cash interest expense	—	3,561,293	3,431,352
Non-cash termination of lease obligation	(391,000)	—	—
Increase (decrease) in cash for changes in:
Accounts receivable, net	(166,779)	79,298	108,488
Prepaid expenses and other assets	333,516	(9,328)	58,902
Accounts payable and accrued liabilities	(1,773,014)	(444,167)	293,840
Deferred revenue	(228,946)	40,620	(52,186)

Net cash used in operating activities	(9,382,915)	(5,591,243)	(2,265,645)

Cash flows from investing activities:
Capital expenditures	(187,793)	(4,964)	(71,187)
Cash and cash equivalents acquired, merger with Prescient	—	—	724,840
Direct costs, merger with Prescient	—	—	(597,870)

Net cash used in investing activities	(187,793)	(4,964)	55,783

Cash flows from financing activities:
Proceeds from exercise of stock options, stock purchase warrants and stock purchase plans	672,785	18,137	4,723
Proceeds from issuance of preferred stock	7,303,465	1,260,000	1,150,000
Payments, capital lease obligation	—	(156,229)	(229,549)
Proceeds from issuance of common stock	—	—	—
Proceeds from issuance of notes payable	—	4,425,000	2,625,000
Payments of placement agent fees, notes payable	—	(315,000)	—
Offering, placement and registration costs	(546,707)	(35,655)	(25,000)
Payments for extinguishment of convertible debt	—	—	—

Net cash provided by financing activities	7,429,543	5,196,253	3,525,174

Net increase (decrease) in cash and cash equivalents	(2,141,165)	(399,954)	1,315,312
Cash and cash equivalents, beginning of year	2,702,782	561,617	161,663

Cash and cash equivalents, end of year	$561,617	$161,663	$1,476,975

Supplemental schedule of non-cash investing and financing activities:
Interest on notes payable, paid with common stock	$—	$202,944	$623,404

Vendors and severance paid with common stock	$445,269	$—	$220,000

Assets acquired under capital leases	$413,606	$—	$—

Preferred stock, dividends, paid with common stock	$39,945	$—	$1,216,930

Placement agent fees paid through the issuance of notes payable and preferred stock	$—	$—	$638,000

The accompanying notes are an integral part of these consolidated financial statements.

Prescient Applied Intelligence, Inc.
f/k/a THE VIALINK COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Business and Summary of Significant Accounting Policies
     General Description of Business — viaLink was originally formed in 1985 as Applied Intelligence Group, an Oklahoma Corporation. In 1998, the company name was changed to The viaLink Company. In 1999, the company reorganized as a Delaware Corporation. On December 31, 2004, the company merged with Prescient Systems, Inc. and changed the company name to Prescient Applied Intelligence, Inc.
          Historically viaLink has provided subscription-based, business-to-business electronic commerce services that enable companies in the consumer packaged goods and retail industries to efficiently manage their highly complex supply chain information. ViaLink’s core service, syncLink®, allows manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to communicate and synchronize item, price and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The viaLink solutions enable companies to build on the foundation of synchronized data with more advanced e-commerce practices. The advanced services, which are all built on the syncLink foundation, include distribuLinkSM for chain pricing data in multi-tier distribution channels, viaLink invoicing, chainLink scan sales visibility, and sbtLinkSM, viaLink’s scan based trading service.
          The company provides retailer-centric and collaborative commerce solutions which capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain.
          Clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States.
          Basis of Presentation — The financial statements include the accounts of Prescient Applied Intelligence, formerly known as The viaLink Company and its wholly owned subsidiaries. In April 2000, viaLink International, Inc., a wholly-owned subsidiary was formed. viaLink International was a Delaware corporation formed to include international operations. viaLink International was dissolved in 2002. The consolidated financial statements include the accounts of viaLink International. All intercompany transactions and balances have been eliminated in consolidation. On December 31, 2004, the merger with Prescient Systems, Inc. was completed. The balance sheet as of December 31, 2004, includes the assets and liabilities of the combined companies upon the completion of the merger. The statements of operations and cash flows for the years ended December 31, 2002, 2003 and December 31, 2004 do not include the operations of Prescient Systems, Inc. There were no intercompany balances or transactions to be eliminated as of December 31, 2004.
          Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management’s estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include the carrying amount of long lived assets, intangible assets and goodwill; and valuation allowances for accounts receivable and deferred income tax assets.
          Cash and Cash Equivalents and Short-term Investments — For purposes of the statement of cash flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents. Similar investments with a maturity, at purchase, of more than three months are classified as short-term investments held to maturity and are carried at amortized cost. At December 31,2004 and 2003 we have no cash equivalents.
          Risks from Concentrations — Financial instruments which potentially subject the company to concentrations of credit risk consist principally of temporary cash investments, notes receivable and accounts receivable. Temporary cash investments are placed with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of individual accounts and their dispersion across different regions. The company does not believe a material risk of loss exists with respect to the financial position due to concentrations of credit risk.
          Revenues are dependent on large implementation and subscription fees from a limited number of customers. In 2002, three customers individually accounted for 11, 9 and 5 percent of revenues. In 2003, three customers individually accounted for 12, 8 and 6 percent of revenues. In 2004, three customers individually accounted for 12, 9 and 5 percent of revenues. In 2002, 2003 and 2004, approximately 32, 38 and 25 percent, respectively, of the total revenues were attributable to five clients. The company will continue to be dependent upon revenues from a limited number of customers until it achieves market penetration. During 2002, 2003 and 2004 the statement of operations includes provisions for bad debt of $107,000, $60,000 and $51,000 respectively. During 2002, 2003 and 2004 the company wrote-off uncollectible accounts receivable of $92,000, $40,000 and $32,000, respectively.
          Trade Accounts Receivable — Trade Accounts Receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the company’s best estimate of the amount of probable credit losses in the company’s existing accounts receivable. The company determines the allowance based on historical write-off experience by industry and national economic data. The company’s customers in the consumer product goods and retail industries are affected by decreased corporate and consumer spending. The company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The company does not have any off-balance-sheet credit exposure related to its customers.
          Furniture, equipment and leasehold improvements — Furniture, equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. Furniture and equipment are deprecated using the straight-line method over their estimated useful lives ranging from 2 to 10 years. Leasehold improvements are amortized over the lease term using the straight-line method.
          Goodwill and Other Intangible Assets — Goodwill and other Intangible Assets represent the excess of costs over fair value of assets of business acquired. Goodwill and intangible assets acquired in the purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.
          Impairment of long-lived assets — In accordance with Statement 144, long-lived assets, such as software, furniture, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
          Revenue Recognition — Revenues consist of recurring monthly subscription fees for customer use of the viaLink services and implementation fees. Contracts for customer use of the viaLink services are generally for periods ranging from one to three years, but are generally cancelable with 30 days notice. Implementation fees for the viaLink services are based on time and materials, are nonrefundable and are separately priced from the use of the viaLink services. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to the viaLink database. Implementation activities can range from a “basic” implementation that simply establishes a web browser interface to more involved activities where the company assists a customer to modify the customer’s systems and automate the connection. There is no obligation to perform any future implementation services and no additional implementation services are necessary upon renewal of the service by the customer. The company recognizes implementation fees and associated costs for the more involved implementation activities as the services are provided. Implementation fees and associated direct costs to provide basic implementations are deferred and recognized over the period the subscription-based viaLink services are provided. Implementation fees and associated direct costs for basic implementations are deferred because there is not an objective basis to determine the fair value of the basic implementation services and they are essential to the viaLink services. The fair value of more involved implementation activities is established using a residual method and generally equals the amount charged by viaLink based on time and materials. The company recognizes subscription fees for customer use of the viaLink services as these services are provided. Revenues collected in advance and revenues dependent upon future performance criteria are deferred and recognized as earned and those performance criteria are met.
          Development — The company incurred costs and expenses of approximately $2.1 million, $1.8 million and $1.5 million, for product development in 2002, 2003 and 2004, respectively. The company capitalized certain of these costs, including interest, that are directly related to the development of software to be sold and software developed for internal use. Capitalization of costs for internal use software begins after the preliminary project stage and ends when the software is substantially complete and ready for its intended use. The company also capitalize certain of these costs, including interest, for software to be sold beginning when technological feasibility has been established and ending when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of three to five years and are subject to impairment evaluation in accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

          Earnings Per Share — Basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted earnings per share also includes the impact of convertible debt, if dilutive, using the if-converted method. All share numbers in these financial statements reflect the 20-for-1 reverse split of common stock effected on December 29, 2004.
          Income Taxes — The company accounts for income taxes using the asset and liability method. Deferred tax liabilities or assets are recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The company records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
          Stock Based Compensation — The company uses the intrinsic-value method as provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its various fixed stock option plans and its employee stock purchase plan (“ESPP”) and provides pro forma disclosures of the compensation expense determined under the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Accordingly, the Company did not recognize compensation expense upon the issuance of certain of its stock options because the option terms were fixed and the exercise price equaled the market price of the Company’s common stock on the date of grant.
          Pro forma information regarding net loss and loss per share is required by and has been determined as if the company had accounted for its employee stock options under the fair value method defined by SFAS No. 123 and amended by SFAS No. 148. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for options granted in each of the following fiscal years ended December 31, (no options were granted in 2004):

	2002	2003
Interest rates, (Zero-coupon U.S. Government Bonds issued with remaining life equal to expected term of options	2.5%	2.5%
Dividend yields	0%	0%
Volatility factors of the common stock	143%	91% to 127%
Weighted average expected life	2.5 years	2.5 years
Resulting weighted average grant date fair value	$1.80	$1.20

Additional expense under fair value method	$318,838	$377,763
          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because these stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.
          The following table displays the effect on net loss and loss per share had the fair value method been applied during each of the following periods:

	2002	2003	2004
Basic:
Net loss applicable to common stock, as reported	$(17,699,465)	$(11,231,779)	$(8,689,566)
Stock-based compensation included in the determination of net loss under APB No. 25	704,558	112,500	301,250
Stock-based compensation to be included the determination of net loss under SFAS No. 148	(9,220,000)	(2,085,000)	(561,814)

Pro-forma net loss	$(26,214,907)	$(13,204,279)	$(8,950,130)

Net loss applicable to common stock, per common share:
As reported	$(3.41)	$(1.28)	$(0.89)
Pro-forma	$(5.05)	$(1.51)	$(0.91)

          The Company will adopt the provisions of FASB Statement No. 123 (revised 2004), “Share-Based Payment,” in 2005 regarding stock compensation as discussed in Recently Issued Accounting Standards.
          Reclassifications — Certain prior year amounts have been reclassified to conform to the 2004 financial statement presentation.
          Recently Issued Accounting Standards — In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. This Statement is a revision to Statement 123 and supersedes APB Opinion No. 25,
          Accounting for Stock Issued to Employees, and its related implementation guidance, this statement will require measurement of the cost of employee services received in exchange for stock compensation based on the grant-date fair value of those awards. This statement will be effective for the Company as of January 1, 2006.
          In December 2004, the FASB issued FASB Statement No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Under this Statement, such items will be recognized as current-period charges. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement will be effective for the Company for inventory costs incurred on or after January 1, 2006.
          In December 2004, FASB issued FASB Statement No. 153, Exchanges of Nonmonetary Assets, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006.
2. Liquidity and Going Concern
          We have generated losses from operations for the years ended December 31, 2002, 2003 and 2004 and have generated an accumulated deficit of $102.7 million as of December 31, 2004. The company has incurred operating losses and negative cash flow in the past and expects to incur operating losses into 2005. These operating losses create a need for the company to obtain additional capital in order to execute the current business plan successfully. The amount of additional capital needed will be dependent upon (a) the services achieving market acceptance, (b) the timing of additional customer signings, (c) the company’s ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms could have a material adverse effect on the business, financial condition and results of operations, including the ability to continue as a going concern. These factors raise substantial doubt concerning the company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue operating as a going concern.
3. Furniture, Equipment, Leasehold Improvements and Software Development Costs
          Furniture, equipment and leasehold improvements at December 31, 2003 and 2004 consisted of the following:

	2003	2004
Furniture and fixtures	$159,909	$177,909
Computer equipment	2,765,488	2,898,460
Computer software	2,244,589	2,247,589
Leasehold improvements	32,675	65,890

	5,202,661	5,389,848
Less: accumulated depreciation and amortization	(5,044,549)	(5,191,270)

Furniture, equipment and leasehold improvements, net	$158,112	$198,578

          Computer equipment in 2003 and 2004 included $413,606 of assets under capital leases. Accumulated amortization for assets under capital leases at December 31, 2003 and 2004 was $275,737 and $413,606, respectively.
     The company incurred total costs of approximately $2.1 million, $1.8 million and $1.5 million for development of software in 2002, 2003 and 2004, respectively. No amounts were capitalized in 2002, 2003 or 2004. Amortization of developed software during 2002 and 2003 was $0.6 million, $0.4 million, respectively with none in 2004. Accumulated amortization at December 31, 2003 and 2004 was $3.3 million.
4. Accounts Payable and Accrued Expenses
     Accounts payable and accrued expenses at December 31, 2003 and 2004 consisted of the following:

	2003	2004
Accounts payable	$309,852	$730,688
Accrued employee compensation	317,014	710,623
Accrued rent and other occupancy expenses	100,000	—
Accrued professional fees and contract labor	80,990	288,948
Accrued royalty payments	—	48,413
Other accrued expenses	41,234	106,532

Total accounts payable and accrued liabilities	$849,090	$1,885,204

5. Transactions with Hewlett-Packard
          On February 4, 1999, viaLink entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased a $6.0 million subordinated secured convertible promissory note, convertible into common stock at the option of Hewlett-Packard beginning August 2000 at a conversion price of $1.75 per share. The note provided for interest at 11.5% per annum, with interest payments deferrable to maturity in February 2004. The note contained a beneficial conversion feature valued at approximately $20.0 million at the commitment date. Accordingly, the company allocated the full amount of proceeds to the beneficial conversion feature and recorded $6.0 million as additional paid-in capital at the time of closing. The amount was accreted by charges to interest expense and corresponding increases in long-term debt during the period from issuance of the note to August 2000 when the note became convertible. Non-cash interest charges of $3.6 million and $2.4 million were recognized in 1999 and 2000, respectively, as accreted charges to interest expense. Interest expense was recognized at 11.5% per annum until the note was converted to common stock.
          In April 2001, Hewlett-Packard converted $3.8 million of their secured convertible promissory note into 2.2 million shares of the company common stock. In connection with this conversion the company modified certain terms of the secured convertible promissory note for the remaining balance equal to $3.8 million. The modified note provided for: a) a decrease in the stated interest rate to 6.0% per year; b) a cash payment of $275,104 representing a closing fee; c) principal and interest payments payable in twelve monthly installments of $326,094 beginning January 1, 2002 and a maturity date of February 1, 2003. In connection with the conversion and the modification of the note, Hewlett-Packard was issued warrants to purchase 1,384,658 shares of common stock at a purchase price of $3.75 per share. These transactions with Hewlett-Packard resulted in a loss of approximately $2.9 million recorded in the second quarter of 2001. The loss represents the excess of the fair value of the modified secured convertible promissory note and warrants issued over the $3.8 million recorded value of the remaining portion of the convertible debt at the time of the modification in accordance with the requirements of EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”
          On November 13, 2001, the company entered into a Settlement, Amendment, and Mutual Release Agreement with Hewlett-Packard Company whereunder (1) any and all past due amounts under any obligation of viaLink to Hewlett-Packard were forgiven and the company was released from any and all claims by Hewlett-Packard of any kind including those based upon the antecedent debts, (2) the principal amount of $3.8 million under the April 10, 2001, secured convertible promissory note was forgiven, (3) the security interest of Hewlett-Packard in the company’s intellectual property was terminated, (4) the purchase option for various items of equipment under expired equipment leases was preserved to allow the company to purchase computer equipment having a value of approximately $100,000, and (5) the monthly payments under an ongoing equipment lease and support agreement were lowered to approximately $200,000, all in exchange for the company agreeing to (a) pay the sum of $1,000,000 to Hewlett-Packard, (b) restructure and extend the term of the equipment lease with Hewlett-Packard by adding an additional year to the term, thus ending the lease in July 2004, (c) repricing 1,384,658 warrants for common stock obtained by Hewlett-Packard in connection with the April 10, 2001, promissory note from $3.75 per share to $0.10 per share, and (d) releasing Hewlett-Packard from any and all claims. Under the terms of this agreement Hewlett-Packard will maintain a security interest in the equipment it leases to the company on a going forward basis. The $2.3 million recorded as a gain was determined as the excess of any and all amounts due to Hewlett-Packard which were forgiven, including: a) the principal amount of $3.8 million under the secured convertible promissory note; and b) $1.4 million for amounts payable under certain services and lease agreements over consideration paid which includes: a) a cash payment of $1,000,000; b) the change in fair value due to a modification of the strike price of 1,384,658 warrants to $0.10 per share and c) a lease let-out obligation for equipment no longer being used of $1.8 million. This transaction was accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings.”
          At the time of this settlement, viaLink also entered into a lease let-out agreement with Hewlett-Packard which provided for the continued obligation for certain assets leased from Hewlett-Packard under operating leases. These assets were not being used by the company and the company agreed to allow Hewlett-Packard to sell these assets and reduce the amounts due under the let-out agreement. The total lease obligation of $1.8 million was accrued at December 31, 2001 as a component of the gain recorded in 2001. During September 2002, viaLink entered into a Second Global Amendment Agreement with Hewlett-Packard. Under this agreement, the company agreed to pay Hewlett-Packard $350,000 and to issue to Hewlett-Packard 2.0 million shares of common stock in exchange for forgiveness of approximately $2.1 million representing all amounts outstanding, including the lease let-out entered into in 2001. This agreement resulted in recording a gain of $1.6 million for the extinguishment of debt recorded in 2002. The gain represents the outstanding amounts less the cash paid and the fair value of the common shares issued. Additionally, the payment terms were modified under the existing lease for equipment under lease which is recorded as a capital lease at December 31, 2002 and 2003. The modified terms required payments totaling $480,000 over a period of 24 months ending in August 2004.
6. Notes Payable
          Beginning on April 9, 2003, throughout 2003 viaLink received $4.4 million in working capital funding from certain existing shareholders in exchange for the issuance of promissory notes. During 2004 the company received an additional $2.6 million in working capital funding from the same investors in exchange for the issuance of promissory notes. The details of the various 2004 note issuances are as follows:
          Between January 1, 2004 and February 5, 2004, viaLink received proceeds of $1.0 million for promissory notes. Together with the 2003 notes issued, the promissory notes were originally due on the earlier of the six-month anniversary of the issuance of each note or the consummation of a proposed financing as defined in the note agreement. The notes bear interest, payable quarterly in cash or common stock, at 10% per annum. For each $10,000 in principal the note holders were issued warrants to purchase 50,000 shares of common stock at $0.12 per share. The notes contain certain provisions allowing, at the option of the holder, the conversion of the principal amount of each of the notes into equity securities of the Company. If the holder elected to convert the notes into Equity Securities, the principal amount of the note would convert into such amount of equity securities equal to 110% of the principal amount of the note. These provisions created a beneficial conversion ratio. The maturity dates for each of the promissory notes, which matured during 2003 and 2004, were extended to mature on February 28, 2005. No additional warrants or other consideration was issued as part of the note extensions. In connection with the completion and approval of definitive merger agreement with Prescient Systems, Inc. (Note 15), the holders of the notes totaling $5.4 million issued in 2003 and in the first quarter of 2004 agreed to convert the face value into 545 shares of a newly Designated Series E Convertible Preferred Stock upon shareholder approval of the merger transaction which occurred on December 30, 2004. Each Series E is convertible into 5,000 common shares at a conversion price of $2.00 per share and beginning 18 months from the issuance date will pay a dividend of 4%. In connection with these issuances, the Company issued a promissory note in the amount of $138,000 in consideration for placement fees related to the promissory notes discussed above. These notes had the same the same terms and conditions as the notes discussed above. These notes also converted into 14 shares of Series E Convertible Preferred Stock on consummation of the merger.
          The proceeds from issuance of the notes payable, the beneficial conversion ratio at the issuance date, and warrants were allocated to each instrument based on their relative fair values. The sum of the relative fair value of the warrants and the intrinsic value of the beneficial conversion ratio of the notes payable was determined to be in excess of the total proceeds received by the Company; therefore, the entire proceeds is considered a non-cash debt discount. The debt discount was amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense in 2003 and 2004.
          Additionally, in May 2004 the Company received funding commitments for additional $2.75 million. $1.6 million was funded through 10% secured promissory notes through December 30, 2004 and an additional $1.15 million of Series F Preferred Stock was funded on December 31, 2004 in connection with the closing of the merger with Prescient (Note 13 and 15). The secured promissory notes automatically converted into the company’s Series F Preferred Stock upon the closing of the merger. Of the $1.6 million of promissory notes, $1.25 million was issued between May 4 and September 30, 2004. The notes bear interest, payable quarterly in cash or common stock, at 10% per annum, and were due on February 28, 2005, or upon the consummation of the merger with Prescient. In connection with the issuance of these notes, the company issued warrants to purchase 1.375 million shares of common stock with an exercise price of $2.00 to the providers of this funding. The Series F Preferred Stock has an initial conversion price $2.00 per share. Under the terms of the Series F, the Series F will automatically convert into a qualified equity financing that results in at least $3 million of gross proceeds to the merged company.
          The proceeds from issuance of the $1.25 million secured promissory notes payable, the beneficial conversion ratio at the issuance date and warrants were allocated to each instrument based on their relative fair values. The fair value of the warrants is considered a non-cash debt discount. The debt discount is being amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense. As the secured promissory notes were convertible into Series F Preferred Stock, which is in turn convertible into common stock, and the ultimate terms of the conversion was not known at the time of issuance and would not be know until the consummation of the merger, the fair value of the conversion feature was estimated and recorded as an embedded derivative. On the date of issuance, the Company did not have sufficient available authorized share capital to fulfill the exercise of the warrants issues, and as a result, the warrants have been classified as a liability. The fair value of the derivative and warrant liability associated with these notes was marked to market as of September 30, 2004 and was market to market again immediately prior to the merger on December 30, 2004 and the conversion of the notes into 125 shares of Series F preferred stock. The changes in market value have been reported in the consolidated statement of operations.
          Immediately prior to the merger we executed a 20-for-1 reverse stock split, and as a result reclassified the warrant and derivative liabilities to equity. The related notes net of remaining unamortized discount on the date of conversion in the amount of $6.7 million was transferred to equity. In addition we recorded an expense of $1.1 million ,which is included in Loss on Conversion of Debt on the consolidated statement of operations, related to inducing the conversion of the notes as we reduced the exercise price of the outstanding warrants issued with the promissory notes from $0.12 to $0 per share.
          The remaining $0.35 million of the $1.6 million promissory note commitment was funded in December 2004. The notes bear interest, payable quarterly in cash or common stock, at 12% per annum, and were due on February 28, 2005, or upon the consummation of the merger with Prescient. The notes were converted into 35 shares of the company’s Series F Preferred Stock upon the closing of the merger. There were no warrants issued with these notes.
7. Common Stock
          All share numbers in these financial statements reflect the 20-for-1 reverse split of common stock effected on December 29, 2004.
          A reconciliation of the numerator and the denominator used in the calculation of earnings (loss) per share is as follows:

	For the Year Ended December 31,
	2002	2003	2004
Basic:
Net loss applicable to common stock	$(17,699,465)	$(11,231,779)	$(8,689,566)
Weighted average common shares outstanding	5,186,556	8,771,618	9,804,701

Net loss per share	$(3.41)	$(1.28)	$(0.89)

Diluted:
Net loss applicable to common stock	$(17,699,465)	$(11,231,779)	$(8,689,566)
Weighted average common shares Outstanding	5,186,556	8,771,618	9,804,701
Add: Net effect of dilutive potential shares	—	—	—

	5,186,556	8,771,618	9,804,701
Net loss per share	$(3.41)	$(1.28)	$(0.89)

          For the year ended December 31, 2004, the company had outstanding (a) options to purchase 1,225,374 shares at a weighted average exercise price of $10.16, (b) 10.0 million shares of common stock to be issued upon the conversion of Series E and F Preferred Stock at a conversion price of $2.00 per share, and (c) warrants to purchase common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of Preferred Stock and warrants would be antidilutive.

Underlying Common Shares	Exercise Price
22,259	$0.02
2,500,000	2.00
5,000	3.00
2,500	6.00
2,952	203.20
          For the year ended December 31, 2003, viaLink had outstanding (a) options to purchase 890,046 shares at a weighted average exercise price of $31.60, (b) 4.2 million shares of common stock to be issued upon the conversion of the Series D Preferred Stock at a conversion price of $2.40 per share, (c) 3.2 million shares of common stock to be issued upon the conversion of the convertible debt and (c) warrants to purchase common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of Preferred Stock and warrants would be antidilutive.

Underlying Common Shares	Exercise Price
116,071	$0.020
1,106,250	$2.40
5,000	3.00
2,500	6.00
2,952	203.20
          For the year ended December 31, 2002, options to purchase 757,919 shares at a weighted average exercise price of $58.00, 4.5 million shares of common stock to be issued upon the conversion of the Series D Preferred Stock at a conversion price of $2.40 per share and warrants to purchase common shares at exercise prices in the following table were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of Preferred Stock and warrants would be antidilutive.

Underlying Common Shares	Exercise Price
5,000	$3.00
2,500	6.00
2,952	203.20
8. Stock Option and Stock Purchase Plans
          Stock Purchase Plan —The viaLink Company 1999 Stock Purchase Plan provides eligible employees of viaLink with the opportunity to acquire a proprietary interest in viaLink through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. The price will be 85 percent of the per share fair market value on either the granting date or the exercise date, whichever market value is lower. The number of shares of common stock authorized and reserved for issuance under the Plan is 40,000 shares. For the years ended December 31, 2002, 2003 and 2004: 7,858, 6,408 and 3,547 shares, respectively, of common stock have been purchased under the stock purchase plan.
     Stock Option and Grant Plans — The company adopted The viaLink Company 1999 Stock Option/Stock Issuance Plan to attract and retain the services of individuals essential to the Company’s long-term growth and financial success. Officers and other key employees, non-employee board members and consultants and other advisors are eligible to receive option grants under the 1999 Plan.
     The company has reserved 1,800,000 shares of common stock for issuance over the ten year term of the 1999 Plan. This share reserve will automatically increase on the first trading day of each calendar year, beginning with the 2004 calendar year, by an amount equal to 1% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will such annual increase exceed 500,000 shares. Options may be granted under the 1999 Plan at an exercise price per share not less than the fair market value per share of common stock on the option grant date.
A summary of the stock option activity and related information follows for the years ended December 31, 2002, 2003 and 2004:

		Weighted
	Number of	Average
	Shares	Exercise price
Outstanding at January 1, 2002	740,703	$84.60
Granted	185,000	2.40
Exercised	—	—
Canceled	(167,784)	114.00

Outstanding at December 31, 2002	757,919	58.00
Granted	343,250	2.00
Exercised	(1,250)	2.40
Canceled	(209,873)	78.80

Outstanding at December 31, 2003	890,046	$31.60
Granted	624,982	1.43
Exercised	—	—
Canceled	(289,654)	57.22

Outstanding at December 31, 2004	1,225,374	$10.16

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
Range of		Exercise	Remaining		Exercise
Exercise Price	Outstanding	Price	Life	Exercisable	Price
$0.62	173,701	$0.62	10.0 years	173,701	$0.62
$1.00	306,073	$1.00	10.0 years	306,073	$1.00
$1.87	14,840	$1.87	10.0 years	14,840	$1.87
$1.90 to $2.00	283,450	$2.00	8.9 years	283,450	$2.00
$2.30	126,250	$2.30	7.6 years	126,250	$2.30
$2.49	90,524	$2.49	10.0 years	90,524	$2.49
$5.00 to $5.40	86,619	$5.11	6.6 years	86,619	$5.11
$5.67	39,844	$5.67	10.0 years	39,844	$5.67
$9.00	197	$9.00	1.2 years	197	$9.00
$11.80	4,800	$11.80	6.6 years	4,800	$11.80
$15.00 to $15.63	36,408	$15.09	4.6 years	36,408	$15.09
$19.40 to $20.80	5,180	$20.59	5.5 years	238,600	$20.59
$32.00	300	$32.00	6.5 years	300	$32.00
$45.00	3,000	$45.00	4.0 years	3,000	$45.00
$58.76	2,700	$58.76	5.4 years	2,700	$58.76
$69.38 to 76.25	22,163	$70.62	4.0 years	22,163	$70.62
$120.00	3,000	$120.00	5.0 years	3,000	$120.00
$178.12	10,450	$178.12	5.7 years	10,450	$178.12
$201.20	975	$201.20	5.4 years	975	$201.20
$304.38	11,300	$304.38	5.0 years	11,300	$304.38
$350.00	2,500	$350.00	5.0 years	2,500	$350.00
$805.00	1,100	$805.00	5.2 years	1,100	$805.00

At December 31, 2004	1,225,374			1,225,374	$10.16

At December 31, 2003	890,046			561,795	$48.80

At December 31, 2002	757,918			477,397	$58.00

          The differences in federal income taxes at the statutory rate and the provision for income taxes for the years ended December 31, 2002, 2003, and 2004 are as follows:

	2002	2003	2004
Income tax expense (benefit) at federal statutory rate	$(2,740,354)	$(3,390,405)	$(2,540,696)
State income taxes	(322,395)	(398,871)	(298,905)
Reduction of valuation allowance to be credited to Additional paid-in capital	267,732	1,396,041	1,767,466
Benefit of net operating loss carryforwards not Recognized	2,463,020	2,274,005	1,123,468
Change in valuation allowance for current year temporary differences	326,706	116,765	(53,997)
Other	5,291	2,465	2,664

Provision for income taxes	$—	$—	$—

Deferred tax assets (liabilities) are comprised of the following:

	December 31,
	2003	2004
Deferred tax assets:
Allowance for doubtful accounts	$51,300	$75,687
Compensated absences	53,200	63,684
Tax credit carryforwards	41,133	41,133
Depreciation and amortization	297,837	208,970
Net operating loss carryforwards	31,642,954	35,303,951

	December 31,
	2003	2004
	32,086,424	35,693,425
Deferred tax liabilities:
Deferred service fees	—	—
Discount on long-term debt	—	—
Software development costs	—	—
Depreciation and amortization	—	—

Net deferred tax asset, before valuation allowance	32,086,424	35,693,425
Valuation allowance	(32,086,424)	(35,693,425)

Net deferred tax asset	$—	$—

The discount and interest expense recognized in 2003 and 2004 for the value of the beneficial conversion feature in the notes payable and the value of the warrants issued were not recognized for income tax purposes. The tax deduction for stock-based compensation in 2002, 2003 and 2004 exceeds the cumulative expense for those options and warrants recognized for financial reporting purposes by approximately $12.2 million. This excess deduction is a component of the net operating loss carryforwards for which a deferred tax asset and corresponding valuation allowance of approximately $4.5 million have been recognized at December 31, 2004. When the net operating loss carryforwards are utilized for financial reporting purposes, this portion of the benefit will be credited directly to additional paid in capital.
     At December 31, 2004, the company had net operating loss (“NOL”) carryforwards for federal and state purposes of approximately $86.2 million and $86.6 million, respectively. The Federal and State NOL carryforwards begin to expire in 2011.
     As a result of the acquisition of Prescient we acquired additional net operating losses for federal and state purposes of approximately $6.1 million, which begin to expire in 2013. Our deferred tax assets include $2.5 million related to these NOL carryforwards, which are fully reserved and subject to IRS Section 382 limitations on their future age due to the change in ownership.
     SFAS 109 requires the recording of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on our ability to generate sufficient taxable income in the future. The company has recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 2003 and 2004 since the company resemble a development stage company and have no history of profitability.
     Our ability to utilize the NOL carryforward to reduce future taxable income has been severely limited under IRS Section 382 as a result of the change in ownership of the Company in the acquisition of Prescient.
     The merger with Prescient Systems, Inc. on December 31, 2004 potentially impaired the ability to utilize the NOL carryforward.
10. Commitments and Contingencies
The company leases its office and storage space under operating leases. The terms range from month-to-month up to five years. The company also leases office equipment under various non-cancelable lease agreements. Total rental expense in 2002, 2003 and 2004 for all leases was $1,120,000, $505,000, and $298,000, respectively.
     Future minimum lease payments under non-cancelable operating leases at December 31, 2004 follows:

Operating
Leases
2005	$398,000
2006	354,000
2007	130,000
2008	133,000
2009	135,000

Thereafter	45,000

Future minimum lease payments	$1,195,000

          The Company amended its lease agreement for its Corporate Offices in January 2004. The amendment decreased the rented area from 21,696 square feet to 12,052 square feet within the same building. The basic monthly rent decreased effective January 1, 2004 from $44,500 to $22,598.
          The company previously had a lease for its previous corporate headquarters under a ten-year lease expiring on June 30, 2006. The company had subleases for approximately 18,000 square feet of the 30,000 square foot office facility for monthly rental payments of approximately $18,500. During 2001, the company recognized an expense equal to the remaining obligation for abandoning this property of approximately $592,000. In 2002, the company terminated the lease in exchange for $100,000 in cash and $100,000 in common stock. All obligations previously recorded related to this agreement were removed which resulted in a gain of $391,000 being recorded in 2002.
11. Legal Proceedings
          The Company is a defendant in a suit that alleges, among other things, certain data line fees were not paid. The plaintiff is seeking damages in the amount of $96,000. Management and legal counsel for the Company are of the opinion that the plaintiff’s claim is without merit and the Company will prevail in defending the suit.
          The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.
12. Retirement Plan
          The company has a profit sharing plan (the “Plan”) for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management’s discretion. Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. There can be a discretionary matching percentage is up to 100% of each participant’s total eligible contributions for a year. The Company made no contributions in 2002, 2003 or 2004.
13. Preferred Stock
          On November 7, 2001 viaLink filed a prospectus supplement, pursuant to which, it offered 150 Shares of the Series B Convertible Preferred Stock and Warrants to purchase 2,500,000 shares of common stock to SDS Merchant Fund, L.P. (“SDS”). The Series B Convertible Preferred Stock, par value $.001 per share, is convertible into shares of common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the Preferred Stock. The conversion price of the Series B Convertible Preferred Stock is subject to certain adjustments under the terms of the Certificate of Designation. The proceeds from issuance of the Series B Convertible Participating Preferred Stock and Warrant issued to SDS have been allocated to each instrument based on their relative fair values. Additionally, the Series B Convertible Preferred Stock includes a beneficial conversion ratio at the issuance date. The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio, limited to the amount of proceeds, has been deemed a dividend to holders of the Preferred Stock and has been considered a non-cash dividend to the Series B Convertible Preferred Stock shareholders recorded at the date of issuance and is included in the determination of net loss applicable to common stock for 2001. During 2001, SDS converted $600,000 of Series B Preferred Stock into 3.0 million shares of common stock. At December 31, 2001, $900,000 Series B Convertible stock remained outstanding and immediately convertible into common stock at the option of the holder.
          On December 28, 2001 viaLink filed a prospectus supplement, pursuant to which, it offered 300 Shares of the Series C Convertible Preferred Stock and Warrants to purchase 9,000,000 shares of common stock to SDS Merchant Fund, L.P. and other purchasers (collectively the “purchasers”). The Series C Convertible Preferred Stock, par value $.001 per share, is convertible into shares of common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the Preferred Stock. The conversion price of the Series C Convertible Preferred Stock is subject to certain adjustments under the terms of the Certificate of Designation. The proceeds from issuance of the Series C Convertible Participating Preferred Stock and Warrant issued has been allocated to each instrument based on their relative fair values. Additionally, the Series C Convertible Preferred Stock includes a beneficial conversion ratio at the issuance date. The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio has been deemed a dividend to holders of the Preferred Stock and is considered a non-cash dividend to the Series C Convertible Preferred Stock shareholders recorded at the date of issuance and has been included in the determination of net loss applicable to common stock for 2001.
          The Certificate of Designation for the Series B and Series C Preferred stock included certain provisions and conditions for redemption if certain significant events occur, including a change of control. The provisions allow the holders to redeem the Preferred Stock for the greater of the liquidation preference or the product of the number of shares issuable at the current market price and the Closing Bid Price of the Common Stock on the trading day immediately preceding an event that causes redemption. As such the company classified the amounts as redeemable preferred stock on the balance sheet at December 31, 2001 and the amounts were excluded from the calculation of stockholders’ equity until converted into common stock.
          The Series B and Series C Preferred Stock included provisions that in the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, that the holders of the Series B and Series C Preferred Stock shall be entitled to receive, out of the assets of the company, an amount equal to $10,000 per share of Preferred Stock plus any accrued and unpaid dividends. Such payment would be made prior to any distribution to the holders of Common Stock. At December 31, 2001, the carrying value of the Series B and Series C Preferred stock is equal to this liquidation preference.
          On September 30, 2002, all outstanding shares of Series B and Series C Preferred Stock and accumulated, unpaid dividends were exchanged for 513 shares of Series D Preferred Stock with a face value of $6,150,000. Additionally, in accordance with the Purchase Agreement, the holders of the Series B and Series C Preferred Stock were issued warrants to purchase 1.275 million shares of common stock which were exercised immediately at a nominal exercise price of $0.001.
          On September 30, 2002 the company completed the first of two closings for the sale of $4.5 million of Series D Convertible Preferred Stock to SDS Merchant Fund, L.P. and other purchasers. The first closing resulted in proceeds of $3,434,850 and the issuance of 286 shares of Series D Preferred Shares. Each share of Series D Convertible Preferred Stock has a face value of $12,000 and was convertible into common stock at $2.40 per share. At the time of the first closing all outstanding shares of Series B and Series C Redeemable Convertible Preferred Stock and accumulated, unpaid dividends were exchanged for 513 shares of the Series D Convertible Preferred Stock with a face value of $6,150,000.
          Additionally, in accordance with the Purchase Agreement, the company issued warrants to purchase 50,000 shares of common stock for each share of Series D Convertible Preferred Stock issued including the issuance of warrants to purchase 1.275 million common shares to holders of the Series B and Series C Preferred Stock. On September 30, 2002, the company issued warrants to purchase a total 2.0 million shares of common stock which were exercised immediately at a nominal exercise price of $0.001.
          The Series D Convertible Preferred Stock, par value $.001 per share, is convertible into shares of common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the Preferred Stock. The conversion price of the Series D Convertible Preferred Stock is subject to certain adjustments under the terms of the Certificate of Designation. The proceeds from issuance of the Series D Convertible Preferred Stock and Warrant issued and the fair value of the warrants issued to the holders of the Series B and Series C Preferred Stock has been allocated to each instrument based on their relative fair values. Additionally, the Series D Convertible Preferred Stock includes a beneficial conversion ratio at the issuance date. The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio has been deemed a dividend to holders of the Preferred Stock and considered a non-cash dividend to the Series D Convertible Preferred Stock shareholders recorded during the third quarter of 2002 and was included in the determination of net loss applicable to common stock for the year ended September 30, 2002.
          On February 5, 2003, the company completed the second of two closings for the sale of $4.5 million of Series D Convertible Preferred Stock to SDS Merchant Fund, L.P. and other purchasers. The second closing resulted in proceeds of $1,260,000 and the issuance of 105 shares of Series D Preferred Shares.
          Additionally, in accordance with the Purchase Agreement, the company issued warrants to purchase 2,500 shares of common stock for each share of Series D Convertible Preferred Stock issued. On February 5, 2003, the company issued warrants to purchase a total 0.3 million shares of common stock which were exercised immediately at a nominal exercise price of $0.001.
          The fair value of the Warrants and the intrinsic value of the beneficial conversion ratio was deemed a dividend to holders of the Preferred Stock and considered a non-cash dividend to the Series D Convertible Preferred Stock shareholders. The non-cash dividend for the second closing was recorded during the first quarter of 2003 and has been included in the determination of net loss applicable to common stock in 2003.
          In May 2004, the holders of the Series D Convertible Preferred Stock entered into conversion agreements agreeing to exchange each share of Series D preferred stock for 2,880 shares of common stock and 0.424 shares of Series E Preferred Stock. The Series E preferred is convertible into shares of common stock of viaLink at an initial conversion price of $2.00 per share, and 18 months after being issued those shares will begin accruing dividends at a rate of 4% per annum.
          Following completion of the convertible debt financing (Note 6), the company received funding commitments in the aggregate amount of $2.75 million in connection with the merger transaction with Prescient Systems, Inc. The funding commitments were received from entities or their affiliates that were beneficial owners of shares of viaLink common stock, including the largest beneficial owner. The purpose of this financing was to fund operations through the completion of the merger. The first phase of this funding was made in May 2004 immediately prior to the execution of the merger agreement, at which time the company issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 625,000 shares of common stock at an initial exercise price of $2.00 per share. (see note 6). An additional $0.35 million related to this funding was made in Q4 2004 when we issued secured promissory notes. No warrants were issued with the fourth quarter notes. The 10% convertible notes automatically converted into $1.25 million of shares of Series F preferred stock on December 31, 2004, upon the closing of the merger. The second phase of the approved funding was completed upon the closing of the merger. On December 31, 2004, the company issued to the funding stockholders an additional 115 shares of Series F preferred stock for an aggregate $1,150,000 at a price of $10,000 per share, together with bridge warrants exercisable for 750,000 shares of common stock at an initial exercise price of $2.00 per share

Shares of Series F preferred stock are convertible into 575,000 shares of common stock at an initial conversion price of $2.00 per share. The shares of Series F preferred stock will automatically be converted into equity stock issued by the Company in any post-merger equity financing that result in at least $3 million in gross proceeds, which is referred to as a “qualified financing”.
14. Selected Quarterly Data
Selected unaudited quarterly data are as follows:

	2004
	March 31,	June 30,	Sept. 30,	Dec. 31,
Revenues	$1,201,764	$1,320,108	$1,311,541	$1,341,086
Loss from operations	(759,363)	(470,851)	(464,822)	(1,392,924)
Net loss	(2,037,935)	(1,451,582)	(1,064,497)	(2,918,622)
Net loss applicable to common stock	(2,340,505)	(1,754,152)	(1,370,392)	(3,224,517)
Net loss applicable to common stock per share	$(0.26)	$(0.18)	$(0.14)	$(0.31)

	2003
	March 31,	June 30,	Sept. 30,	Dec. 31,
Revenues	$840,531	$953,030	$1,125,183	$1,217,575
Loss from operations	(2,123,765)	(1,960,376)	(1,487,561)	(796,753)
Net loss	(2,123,765)	(2,661,925)	(2,914,753)	(2,271,336)
Net loss applicable to common stock	(3,383,765)	(2,661,925)	(2,914,753)	(2,271,336)
Net loss applicable to common stock per share	$(0.41)	$(0.30)	$(0.33)	$(0.25)
15. Definitive Merger Agreement
     On May 26, 2004, the Company entered into a definitive agreement and plan to merge with Prescient Systems, Inc. The completion of the merger required stockholder and regulatory approval which was received on December 30, 2004. On December 31, 2004, viaLink acquired all outstanding shares of Prescient Systems, Inc. in a stock-for-stock transaction. Under terms of the merger agreement, the security holders of Prescient Systems, Inc. received 45% of the combined company’s outstanding fully-converted shares at closing and the security holders of viaLink continued to hold the remaining 55% of the combined company’s outstanding fully-converted shares as of December 31, 2004. Effective December 31, 2004, the company changed its name and corporate identity to Prescient Applied Intelligence, Inc. The Company’s balance sheet includes the assets and liabilities of the combined companies, the financing transactions completed on December 31, 2004 and the allocation of purchase price to the assets acquired and liabilities assumed in connection with the merger. The statements of operations and cash flows for the years ended December 31, 2002, 2003 and 2004 do not include the results of operations of Prescient Systems, Inc.
     The merger was accounted for as a purchase business combination with viaLink as the acquirer. The assets acquired and the liabilities assumed of Prescient Systems, Inc. have been adjusted to their respective fair values. The purchase price was allocated based on the preliminary estimated fair value as follows (in thousands, except shares):

Consideration:
Issuance of viaLink Equity Securities:
Common stock (11,915,621 shares)	$10,498
Common stock purchase warrants (warrants to purchase 1,125,000 shares)	256
Stock options exchanged (options to purchase approximately 625,000 shares)	227
Series E Preferred stock (746 shares)	7,456
Series F Preferred stock (27 shares)	274

Fair value of equity securities issued	18,711
Other direct costs incurred by viaLink	1,098

Adjusted purchase price	$19,809
Net working capital deficit assumed	70
Property and equipment	(116)
Other assets acquired	(23)
Identifiable intangibles, primarily software	(2,244)

Excess of cost over fair value of net identifiable assets	$17,496

     Due to the timing of the acquisition the allocation above is not final and is subject to adjustment. The Company is still working with independent appraisers to determine the final fair value of acquired software and customer contracts and relationships. We have yet to determine what, if any, value should be assigned to trade names.
     During 2004, Prescient Systems, Inc. incurred direct costs related to the merger. These costs along with certain restructuring and integration costs that the combined company expects to incur in 2005 will not be treated as part of the purchase price.
     The following unaudited pro forma summary financial information has been prepared to give effect to the combination of viaLink and Prescient Systems, Inc. accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” which is referred to as SFAS 141 and to give effect to the conversion of viaLink’s notes payable and preferred stock into common stock and Series E and Series F preferred stock immediately prior to the consummation of the merger. The unaudited summary financial information for the year ended 2004 and 2003 gives pro forma effect to the merger as if the merger had occurred on the first day of the periods presented. Potential cost savings from combining the operations have not been reflected in the unaudited pro forma combined statements of operations as there can be no assurance that any such cost savings will occur.
     The unaudited pro forma summary financial information is based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing this pro forma financial information. This unaudited pro forma summary financial information is presented for illustrative purposes only and do not purport to be indicative of the results of operations of the combined company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro forma financial information is based upon the respective historical consolidated financial statements of viaLink and Prescient and notes thereto. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of viaLink and Prescient Systems, Inc. and related notes thereto.
     Summary pro forma financial information, years ended December 31, (in thousands, except per share data):

	2004	2003
	Pro-Forma	Pro-Forma
Revenues	$10,681	$8,012
Income (Loss) from operations	(2,997)	(7,361)
Net income (loss)	(3,068)	(7,403)
Net income (loss) applicable to common stock	(3,068)	(7,403)
Net income (loss) applicable to common stock per share	$(0.11)	$(0.28)
     The acquired intangible assets, primarily software and customer contracts, will be amortized over their average useful lives which will be determined in conjunction with the completion of the purchase price allocations, but are estimated to be three to ten years. As the acquisition closed December 31, 2004, no amortization has been recorded in these financial statements. Estimated amortization expense for the next five years is $378,333 in 2005, $378,333 in 2006, $378,333 in 2007, $370,000 in 2008, and $370,000 in 2009.

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2005 and December 31, 2004

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,313,574	$1,476,975
Accounts receivable — net of allowance for doubtful accounts of $106,000 in 2005 and $199,000 in 2004	1,757,286	1,604,573
Prepaid and other current assets	269,743	232,703

Total current assets	3,340,603	3,314,251
Furniture, equipment and leasehold improvements, net	216,489	198,578
Intangible assets, net	1,981,615	2,243,750
Goodwill	17,669,259	17,495,727
Other assets	49,842	83,456

Total Assets	$23,257,808	$23,335,762

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$348,366	$730,688
Accrued liabilities	866,668	1,154,516
Deferred revenues	1,054,368	1,038,350

Total current liabilities	2,269,402	2,923,554

Deferred maintenance — long term portion	30,536	—

Commitments and contingencies

Stockholders’ equity
Series E Preferred Stock, $.001 par value; 1,700 shares authorized; 1657 shares issued and outstanding at December 31, 2004 and September 30, 2005, respectively (liquidation value $16,567,747 at September 30, 2005 and December 31, 2004)	16,567,747	16,567,747
Series F Preferred Stock, $.001 par value; 395 shares authorized; 352 shares issued and outstanding at December 31, 2004	—	3,524,400
Series G Preferred Stock, $.001 par value; 300 shares authorized; 240 shares issued and outstanding at September 30, 2005 (liquidation value $2,399,419 at September 30, 2005)	2,399,419	—
Common stock, $.001 par value; 400,000,000 shares authorized; 40,287,958 and 26,686,807 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	40,289	26,687
Additional paid-in-capital	105,951,203	102,993,888
Due from stockholder — sale of stock	(13,151)	—
Accumulated deficit	(103,984,086)	(102,700,514)
Cumulative translation adjustment	(3,550)	—

Total stockholder’s equity	20,957,871	20,412,208

Total liabilities and stockholders’ equity	$23,257,808	$23,335,762

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
For the Three and Nine Months Ended September 30, 2005 and 2004
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Subscription services	$1,321,465	$1,226,099	$3,971,205	$3,611,455
Implementation fees	61,609	85,442	154,502	221,958
Licenses	55,500	—	426,121	—
Maintenance	431,525	—	1,152,660	—
Professional services	478,770	—	1,407,174	—

Total revenue	2,348,870	1,311,541	7,111,662	3,833,413

Operating expenses:
Customer operations and support	1,090,202	854,764	3,267,564	2,530,731
Development	333,504	369,723	1,090,259	1,172,672
Selling and marketing	468,141	189,652	1,601,002	584,592
General and administrative	723,796	350,245	2,077,851	1,032,987
Non-cash stock compensation	—	—	—	81,250
Depreciation and amortization	122,645	11,979	363,552	126,217

Total operating expenses	2,738,288	1,776,363	8,400,227	5,528,449

Loss from operations	(389,417)	(464,822)	(1,288,565)	(1,695,036)
Interest expense	(454)	(599,675)	(5,090)	(2,858,978)
Interest income	1,378	—	10,083	—

Net loss	(388,493)	(1,064,497)	(1,283,572)	(4,554,014)
Stated dividends	—	(305,895)	—	(911,035)
Payment of damages to certain preferred shareholders	(40,500)	—	(40,500)	—

Net loss applicable to common stock	$(428,993)	$(1,370,392)	$(1,324,072)	$(5,465,049)

Net loss applicable to common stock per common share — basic and diluted	$(0.01)	$(0.14)	$(0.04)	$(0.57)

Weighted average common shares outstanding — basic and diluted	36,450,294	9,967,901	31,746,718	9,558,270

Comprehensive loss:
Net loss	$(388,493)	$(1,064,497)	$(1,283,572)	$(4,554,014)
Foreign currency translation adjustment	(474)	—	(3,550)	—

Comprehensive loss	$(388,967)	$(1,064,497)	$(1,287,122)	$(4,554,014)

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2005
(unaudited)

					Additional	Due from		Cumulative
	Preferred Stock		Common Stock		paid-in	stockholder	Accumulated	translation
	Shares	Amount	Shares	Amount	capital	sale of stock	deficit	adjustment	Total
Balance, December 31, 2004	2,009	$20,092,147	26,686,801	$26,687	$102,993,888	$—	$(102,700,514)	$—	$20,412,208

Issuance of Common Stock and Warrants from the qualified financing, net of expenses and conversion of Series F Preferred Stock to Common Stock and Series G Preferred Stock	(112)	(1,124,981)	8,471,381	8,472	3,000,799	(13,151)			1,871,139
Issuance of Common Stock for interest on bridge financing			4,340	4	1,906				1,910
Issuance of Common Stock due to exercise of warrant			11,800	12	224				236
Issuance of Common Stock related to qualified financing			5,113,636	5,114	(5,114)				—
Payment of damages to certain Preferred shareholders					(40,500)				(40,500)
Net loss — nine months ended September 30, 2005							(1,283,572)		(1,283,572)
Foreign currency translation adjustment								(3,550)	(3,550)

Balance, September 30, 2005	1,897	$18,967,166	40,287,958	$40,289	$105,951,203	$(13,151)	$(103,984,086)	$(3,550)	$20,957,871

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESCIENT APPLIED INTELLIGENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 and 2004
(unaudited)

	2005	2004
Cash flows from operating activities:
Net loss	$(1,283,572)	$(4,554,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	93,102	—
Depreciation and amortization	358,462	126,217
Non-cash stock compensation	—	81,250
Non-cash interest expense	—	2,825,187
Increase (decrease) in cash for changes in:
Accounts receivable, net	(261,644)	1,750
Prepaid expenses and other assets	(42,748)	111,523
Accounts payable and accrued liabilities	(667,500)	(277,512)
Deferred revenue	48,880	(53,011)
Net cash used in operating activities	(1,755,020)	(1,738,610)

Cash flows from investing activities:
Direct costs for acquisition of Prescient Systems, Inc.	(173,532)	(269,895)
Capital expenditures	(80,123)	(42,303)
Net cash used in investing activities	(253,655	(312,198)

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	2,275,000
Payments of capital lease obligation	—	(229,549)
Proceeds from exercise of stock options, warrants and stock purchase plans	236	4,723
Payment of damages to certain preferred shareholders	(40,500)	—
Proceeds from issuance of stock from qualified financing, net of expenses	1,886,200	—
Net cash provided by financing activities	1,845,936	2,050,174
Net increase (decrease) in cash and cash equivalents	(162,739)	(634)
Effect of foreign currency translation on cash balances	(662)	—
Cash and cash equivalents, beginning of period	1,476,975	161,663
Cash and cash equivalents, end of period	1,313,574	161,029

Supplemental schedule of non-cash activities
Interest on notes payable paid in-kind with common stock	1,910	443,438
Dividend on preferred stock paid in common stock	—	911,035
Placement agent fees paid, issuance of notes payable	—	138,000
The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESCIENT APPLIED INTELLIGENCE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of Business
Prescient Applied Intelligence, Inc. (Prescient) was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, the Company name was changed to The viaLink Company. In 1999, the Company reorganized as a Delaware corporation.
On December 31, 2004, the Company merged with Prescient Systems, Inc. and the name was changed to Prescient Applied Intelligence, Inc. (the “Merger”). In connection with the merger, the Company revised its capitalization by converting all of its debt instruments to equity instruments, converted certain preferred stock instruments to common stock and other preferred stock issuances, effected a 20-1 reverse stock split and raised cash through the sale of equity instruments.
Prescient provides subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. Prescient also sells supply chain planning solutions to consumer products companies, referred to as supply chain offerings. The Company’s offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. The Company offers both the advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
Prescient’s strategy is to continue its investment in a) development of advanced commerce services and customer support services to facilitate its plan to penetrate each of these markets and build recurring revenues generated from subscriptions and b) to continue to enhance and support the supply chain software products which the Company offers in four key areas of supply chain planning: Demand, Supply, Collaboration and Performance Measurement. There can be no assurance, however, that these efforts will be successful. The Company’s failure to execute its strategy would have a material adverse effect on its business, financial condition and results of operations, including its viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, the Company expects to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from its advanced commerce offerings and license sales from the supply chain offerings are sufficient to cover the expenses.
Prescient’s clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
2. Liquidity
Prescient reported a substantial loss from operations for the fiscal years ended December 31, 2002, 2003 and 2004, and it expects to incur losses in 2005. The extent of the loss and negative cash flow will depend primarily on the amount of revenues generated from implementations of and subscriptions to the Company’s advanced commerce services and new license sales of its supply chain products, and the amount of expenses incurred in generating these revenues. In order to achieve market penetration and acceptance the Company expects to continue to increase its cash expenditures for sales and marketing personnel and activities. Historically, these cash expenses have substantially exceeded the Company’s revenues.
Prescient’s independent auditors have issued their Independent Auditors’ Report on the Company’s consolidated financial statements for the fiscal year ended December 31, 2004 with an explanatory paragraph regarding the Company’s ability to continue as a going concern. The Company has an accumulated deficit of approximately $104 million as of September 30, 2005. Prescient has incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow during 2005. During the third quarter of 2005, the Company had decreased license sales as compared to the second quarter. The Company continues to have negative cash flow. Prescient continues to pursue sales efforts with a) new retailers to create new communities, b) with small to medium size suppliers for the use of its supply chain software, and c) with the suppliers that the Company believes will become subscribers to its advanced commerce services within existing and new hub communities.
The delay in generating revenues creates a need for Prescient to obtain additional capital in 2005 in order for the Company to execute its current business plan successfully. The amount of additional capital needed will be dependent upon (a) the Company’s services achieving market penetration, (b) the timing of additional customer signings, (c) Prescient’s ability to maintain current decreased levels of spending, and/or (d) the amount, if any, of unanticipated expenditures. There can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms could have a material adverse effect on the business, financial condition and results of operations, including its ability to continue as a going concern.
On April 12, 2005 and April 28, 2005, the Company received two bridge loans for $250,000 each in anticipation of the qualified financing which, was completed on May 4, 2005. Both of these bridges converted into the qualified financing. On May 4, 2005, the Company signed a common stock and warrant purchase agreement, which provided for $2.25 million of cash (inclusive of the aforementioned bridge financing) to be used for operations and working capital needs (see Note 12). In addition, Prescient plans to raise additional financing. The cash from both the $2.25 million financing and the anticipated additional financing should allow the execution of the Company’s business plans for the next twelve months; however there can be no assurances that this additional capital can be raised.
See Note 12 for additional information regarding the qualified financing.
3. Basis of Presentation
Prescient has prepared the accompanying unaudited financial statements in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments (consisting solely of normal recurring adjustments) considered necessary to present fairly the Company’s financial position and results of operations and cash flow. These interim unaudited financial statements should be read in conjunction with the audited financial statements and related notes included in the Annual Report on Form 10-KSB for the year ended December 31, 2004, as filed with the Securities and Exchange Commission. The factors discussed in Footnote 2 above raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
All share numbers in these financial statements reflect the 20-for-1 reverse split of common stock effective on December 31, 2004.
Operating results for the nine month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.
4. Merger of Prescient Systems, Inc.
On December 31, 2004, viaLink acquired all outstanding shares of Prescient Systems, Inc. in a stock-for-stock transaction. Under terms of the merger agreement, the security holders of Prescient Systems, Inc. received 45% of the combined Company’s outstanding fully-converted shares at closing, and the security holders of viaLink continued to hold the remaining 55% of the combined Company’s outstanding fully-converted shares as of December 31, 2004. Effective December 31, 2004, viaLink changed its name and corporate identity to Prescient Applied Intelligence, Inc. The Company’s balance sheet as of December 31, 2004 and September 30, 2005 includes the assets and liabilities of the combined companies, the financing transactions completed on December 31, 2004 and the preliminary allocation of purchase price to the assets acquired and liabilities assumed in connection with the merger. The statements of operations and cash flows for the quarter ended September 30, 2004 does not include the results of operations of Prescient Systems, Inc. The statements of operations and cash flows for the quarter and nine months ended September 30, 2005 reflect the combined activities commencing January 1, 2005.
The merger was accounted for as a purchase business combination with viaLink as the acquirer. The assets acquired and the liabilities assumed of Prescient Systems, Inc. have been adjusted to their respective fair values. The Company is still working with independent appraisers to determine the final fair value of acquired software and customer contracts and relationships.
A summary of the purchasing accounting is as follows:

Consideration:
Issuance of Equity Securities:
Common stock (11,915,621)	$10,498,000
Common stock purchase warrants (warrants to purchase 1,125,000 shares)	256,000
Stock options exchanged (options to purchase approximately 625,000 shares)	227,000
Series E Preferred stock (746 shares)	7,456,000
Series F Preferred stock (27 shares)	274,000

Fair value of equity securities issued	18,711,000
Other direct costs incurred by Company	1,098,000

Adjusted purchase price	$19,809,000
Net working capital deficit assumed	70,000
Property and equipment	(116,000)
Other assets acquired	150,259
Identifiable intangibles, primarily software and customer contracts and relationships	(2,244,000)

Excess of cost over fair value of net identifiable assets	$17,669,259

Based upon preliminary estimates, the total purchase price of $19,809,000 was allocated to: 1) identifiable intangibles ($2,244,000), 2) goodwill ($17,666,000), and 3) other assets and liabilities $104,259. The Company has yet to determine what, if any, value should be assigned to trade names.
Costs associated with certain restructuring and integration costs that the combined Company expects to incur in 2005 were not accounted for as part of the purchase price and liability for such costs will not be recognized until the criteria of SFAS No. 146 are met.
Summary unaudited pro forma financial information, three and nine months ended actual September 30, 2005 as compared to September 30, 2004 as if the merger occurred on January 1, 2004 follows:

	Three months ended		Nine months ended September
	September 30,		30,
	2005	2004	2005	2004
	Actual	Pro-Forma	Actual	Pro-Forma
Revenues	$2,348,870	$2,245,789	$7,111,662	$7,819,442
Income (loss) from operations	(389,417)	(920,719)	(1,288,565)	(1,149,672)
Net income (loss)	(388,493)	(920,719)	(1,283,572)	(1,149,672)
Net income (loss) applicable to common stock	(428,993)	(920,719)	(1,324,072)	(1,149,672)
Net income (loss) applicable to common stock per share	$(0.01)	$(0.03)	$(0.04)	$(0.04)

5. Stock-Based Compensation
The Company uses the intrinsic-value method as provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its various fixed stock option plans and its employee stock purchase plan (“ESPP”) and provides pro forma disclosures of the compensation expense determined under the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” Accordingly, the Company did not recognize compensation expense upon the issuance of certain of its stock options because the option terms were fixed and the exercise price equaled the market price of the Company’s common stock on the date of grant.
Pro forma information regarding net loss and loss per share is required by and has been determined as if Prescient had accounted for its employee stock options under the fair value method defined by SFAS No. 123 and amended by SFAS No. 148. The Company granted no options in 2004 or 2005.
The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.
All share numbers in these financial statements reflect the 20-for-1 reverse split of common stock effective on December 31, 2004.
The following table displays the effect on net loss and loss per share had the fair value method been applied during each of the following periods ended September 30,

	Three months ended		Nine months ended September
	September 30,		30,
	2005	2004	2005	2004
Net loss applicable to common stock, as reported	$(428,993)	$(1,370,392)	$(1,324,072)	$(5,465,049)
Stock-based compensation included in the determination of net loss under APB No. 25	—	—	—	81,250

Stock-based compensation to be included in the determination of net loss under SFAS No. 148	(27,611)	(97,000)	(82,833)	(368,500)

Pro-forma net loss	$(456,604)	$(1,467,392)	$(1,406,905)	$(5,752,299)

Net loss to common stock, per common share, basic and diluted:
As reported	$(0.01)	$(0.14)	$(0.04)	$(0.57)
Pro-forma	$(0.01)	$(0.15)	$(0.04)	$(0.60)
At the Company’s annual meeting held on September 29, 2005, the Company’s shareholders approved an amendment to the Company’s 1999 Stock Option/Stock Issuance Plan to increase the number of shares of common stock authorized for grant under such plan from 1,800,000 to 4,800,000 shares.
6. Reconciliation for Basic and Diluted Earnings per Share (“EPS”)
A reconciliation of the numerators and the denominators used in the calculation of earnings (loss) applicable to common stock per share is as follows for the three and nine month periods ended September 30.

All share numbers in these financial statements reflect the 20-for-1 reverse split of common stock effective on December 31, 2004.

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Basic and diluted:
Net loss applicable to common stock	$(428,993)	$(1,370,392)	$(1,324,072)	$(5,465,049)
Weighted average common shares outstanding	36,450,294	9,967,901	31,746,718	9,558,270

Net loss per common share	$(0.01)	$(0.14)	$(0.04)	$(0.57)

For the nine months ended September 30, 2005 Prescient had outstanding (a) options to purchase 1,121,819 shares at a weighted average exercise price of $9.25, (b) 13,737,082 shares of common stock to be issued upon to conversion of the Series E and Series G preferred stock at a conversion price of $2.00 and $0.44 per share; respectively and (c) 7,230,112 warrants to purchase common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of preferred stock and warrants would be antidilutive.

Underlying Common Shares attributable to outstanding warrants at September 30, 2005	Exercise Price
10,459	$0.02
409,091	0.48
1,534,091	0.50
2,766,019	1.00
2,500,000	2.00
5,000	3.00
2,500	6.00
2,951	203.20

7,230,111

For the nine months ended September 30, 2004, Prescient had outstanding (a) options to purchase 685,345 shares at a weighted average exercise price of $20.80, (b) 4.2 million shares of common stock to be issued upon the conversion of the Series D preferred stock at a conversion price of $2.40 per share, (c) $6.8 million of convertible notes payable which could be converted into common stock and (d) 2,770,210 warrants to purchase common shares at exercise prices in the following table. These securities were outstanding but were not included in the computation of diluted earnings per share because the effect of these outstanding options, stock issuable upon conversion of preferred stock and warrants would be antidilutive.

Underlying Common Shares attributable to outstanding warrants at September 30, 2004	Exercise Price
22,259	$0.02
1,375,000	2.00
1,362,500	2.40
5,000	3.00
2,500	6.00
2,951	203.20

2,770,210

7. Accrued Liabilities
Accrued expenses at September 30, 2005 and December 31, 2004 consisted of the following:

	September 30,	December 31,
	2005	2004
Accrued employee compensation	$355,720	$710,623
Accrued professional fees and contract labor	275,884	288,948
Accrued royalty payments	88,334	48,413
Other accrued expenses	146,730	106,532

	$866,668	$1,154,516

8. Income Taxes
Prescient is required to record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company’s ability to generate sufficient taxable income in the future. The Company has recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 2004 and September 30, 2005 since there is uncertainty as to the recoverability of the deferred tax asset. The Company’s ability to utilize the NOL carryforward to reduce future taxable income has been severely limited under IRS Section 382 as a result of the change in ownership of the Company in the acquisition of Prescient and other financings.
9. Convertible Preferred Stock
Series D
On February 5, 2003, Prescient completed the second of two closings for the sale of its Series D Convertible preferred stock to SDS Merchant Fund, L.P. and other purchasers. An aggregate of 831 shares of Series D preferred shares had been sold through December 31, 2004. Each share of Series D Convertible preferred stock has a face value of $12,000 and is convertible into Common stock at $0.12 per share.
Additionally, in accordance with the Purchase Agreement, Prescient issued warrants to purchase 50,000 shares of its common stock for each share of Series D convertible preferred stock issued. On February 5, 2003, the Company issued warrants to purchase a total 5.3 million shares of common stock, which were exercised immediately at a nominal exercise price of $0.001.
The Series D convertible preferred stock, par value $.001 per share, was converted into shares of Prescient common stock in the manner, and upon the terms, provisions and conditions set forth in the Certificate of Designation of the preferred stock. The conversion price of the Series D convertible preferred stock is subject to certain adjustments under the terms of the Certificate of Designation. The proceeds from issuance of the Series D convertible preferred stock and warrant issued and the fair value of the warrants issued to the holders of the Series B and Series C preferred stock has been allocated to each instrument based on their relative fair values. Additionally, the Series D convertible preferred stock includes a beneficial conversion ratio at the issuance date. As of December 31, 2004, all of the Series D convertible preferred stock was exchanged for Series E preferred stock and common stock.
Series E
In May 2004, the Company completed a series of financing transactions that commenced in April 2003, by which the Company issued an aggregate $5.4 million principal amount of its convertible promissory notes. The proceeds from those transactions had been used to fund operations since early 2003. The holders of the convertible notes agreed that upon approval of the merger by the stockholders of viaLink that on December 31, 2004, all outstanding notes would be converted into Series E preferred stock. A portion of the Series D convertible preferred stock was also converted into Series E preferred stock during 2004, such that an aggregate of 911 shares were issued during 2004. Upon completion of the merger with Prescient Systems, Inc the shareholders of Prescient System received an additional 746 shares of Series E preferred stock. As of December 31, 2004 and September 30, 2005 there were a total of 1,657 shares of Series E preferred stock outstanding. The Series E preferred stock is convertible into shares of common stock of the Company at an initial conversion price of $2.00 per share, and 18 months after being issued those Series E preferred shares will begin accruing dividends at a rate of 4% per annum. No accrual has occurred through September 30, 2005.
Series F
In May 2004, following completion of the convertible debt financing, the Company received funding commitments in the aggregate amount of $2.75 million. The funding commitments were received from entities or their affiliates that were beneficial owners of shares of viaLink common stock, including the largest beneficial owner. The purpose of this financing was to fund operations through the completion of the merger. The first phase of this funding was made immediately prior to the execution of the merger agreement, at which time the Company issued its 10% secured promissory notes in the aggregate principal amount of $1.25 million, together with common stock purchase warrants, referred to as the “bridge warrants,” which were exercisable for 625,000 shares of common stock at an initial exercise price of $2.00 per share. The 10% convertible notes automatically converted into 160 shares of Series F preferred stock on December 31, 2004, upon the closing of the merger. The second phase of the approved funding was completed upon the closing of the merger. On December 31, 2004, the Company issued to the funding stockholders an additional 115 shares of Series F preferred stock for an aggregate $1,150,000 at a price of $10,000 per share, together with bridge warrants exercisable for 750,000 shares of common stock at an initial exercise price of $2.00 per share. Finally an additional 77.44 shares of Series F preferred stock were issued to the shareholders of Prescient Systems, Inc. and the placement agent in accordance with the merger agreement. As of December 31, 2004 there were a total of 352 shares of Series F preferred stock outstanding. Shares of Series F preferred stock are convertible at any time elected by the Series F stockholders into shares of common stock at an initial conversion price of $2.00 per share, or are mandatorily convertible into other equity holdings under certain defined circumstances at the values contained in a subsequent equity financing.
On May 4, 2005, the Company completed a qualified financing and the shares of Series F preferred stock automatically have been converted into 239.9419 shares of a newly created Series G preferred stock, 3,357,745 shares of common stock and 2,643,292 warrants to purchase common stock of the Company at an exercise price of $1.00 per share. (See Note 12). At conversion the Series F shareholders received a 10% conversion premium as per the original term of the issuance. This premium was offset by the conversion price being 10% above the market price on the day of conversion, resulting in no conversion expense. These shareholders received a penalty payment of $40,500 in the third quarter of 2005 because the Company failed to timely register the underlying shares of stock.
Series G
On May 4, 2005, concurrent with the conversion of the Series F preferred stock and the qualified financing, the Company issued 239.9419 shares of Series G Preferred Stock. The Series G preferred stock earns no dividends and can be converted to common stock at an exchange rate of $0.44, which was the purchase price of common stock sold at the qualified financing on May 4, 2005. See Note 12 regarding the Company’s obligation to issue additional shares of Series G preferred stock.
10. Notes Payable
Beginning on April 9, 2003 and throughout 2004 the Company received working capital funding from certain existing shareholders. During 2004 the Company received proceeds totaling $1.0 million.
The promissory notes were due on the earlier of the six-month anniversary of the issuance of each note or the consummation of a proposed financing as defined in the note agreement. The notes bear interest, payable quarterly in cash or common stock at the option of the Company, at 10% per annum. For each $10,000 in principal the note holders were issued warrants to purchase 50,000 shares of common stock at $0.12 per share. The notes contain certain provisions allowing, at the option of the holder, the conversion of the principal amount of each of the notes into equity securities of the Company, which may be issued in connection with a proposed offering by the Company of its equity securities to certain investors. If the holder elects to convert the notes into equity securities, the principal amount of the note shall convert into such amount of equity securities equal to 110% of the principal amount of the note. These provisions created a beneficial conversion ratio in 2004 and prior.
The proceeds from issuance of the notes payable, the beneficial conversion ratio at the issuance date and warrants were allocated to each instrument based on their relative fair values. The sum of the relative fair value of the warrants and the intrinsic value of the beneficial conversion ratio of the notes payable was determined to be in excess of the total proceeds received by the Company; therefore, the entire proceeds is considered a non-cash debt discount. The debt discount is being amortized as interest over the life of each of the notes payable. The debt discount was recorded at the date of each issuance and the amortization of the debt discount is included in the determination of net loss as interest expense beginning in the second quarter of 2003 and into 2004. As of December 31, 2004, this debt was retired and exchanged for common stock.
11. Related Parties
The Company engaged Brian Carter, the former CFO of viaLink and a current member of the board, to assist in various transition activities. For the nine months ended September 30, 2005, the Company paid to Mr. Carter a total of $24,530 for these services.
12. Qualified Financing
On April 12, 2005 and April 28, 2005, the Company received two bridge loans from Tak Investments LLC for $250,000 (“Bridge Notes”) each in anticipation of the consummation by the Company of a qualified financing that was completed on May 4, 2005 (“Qualified Financing”). The Bridge Notes were converted into the Qualified Financing and accrued interest of $1910.00 was paid to Tak Investments in the form of 4,340 shares of the Company’s common stock. Concurrent with the closing of the Qualified Financing, the Company executed a remote resourcing agreement with an affiliate of Tak Investments. Under the terms of this agreement, the Company is required to outsource certain functions with services, which activities have not commenced through September 30, 2005.
The Qualified Financing resulted in the receipt of $1.75 million from Tak Investments, net of the proceeds received in connection with the issuance of the Bridge Notes. The Qualified Financing resulted in the issuance by the Company to Tak Investments of 5,113,036 shares of the Company’s common stock and warrants to purchase 1,534,091 shares of common stock for $1.00 per share (“Tak Warrants”). As a result of the closing of the Qualified Financing, the Company converted all of the Series F Preferred Stock issued and outstanding into (i) 239.9 shares of a newly created Series G Preferred Stock; (ii) 3,356,745 shares of common stock; and (iii) warrants to purchase 2,643,292 shares of the Company’s common stock for $1.00 per share. The Series G Preferred Stock does not require the payment of dividends, and ranks senior to the common stock, but junior to the Company’s Series E Preferred Stock.
In connection with the Qualified Financing, the Company was required to obtain $1.5 million of additional financing within 120 days from the closing of the Qualified Financing, which the Company did not do. As a result, the Company was required to issue to Tak Investments an additional 5,113,636 shares of the Company’s common stock and lower the exercise price on 1,534,091 of the Tak Warrants from $1.00 to $0.50 per share (the “Additional Issuance”). As a result of the Additional Issuance, the Certificate of Designation for the Company’s Series F Preferred Stock requires the Company to issue to the former holders of the Series F Preferred Stock an additional 3,357,745 shares of the Company’s common stock and 240 shares of the Company’s Series G Preferred Stock. As of September 30, 2005, the Company had not issued these additional shares to the former holders of the Company’s Series F Preferred Stock.
The Company issued to the placement agent warrants to purchase 409,091 shares of the Company’s common stock at an exercise price of $0.48 per share, and warrants to purchase 122,727 shares of common stock at an exercise price of $1.00 per share. The placement agent warrants are in addition to cash fees paid to the placement agent in connection with its advisory and other services provided the Company in connection with the Qualified Financing.

PART II
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than an action by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.
     Article VII of the Registrant’s Certificate of Incorporation, as amended, provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
     Prescient has entered into Indemnification Agreements with the each of its directors and officers. Pursuant to these agreements, Prescient will be obligated, to the extent permitted by applicable law, to indemnify its directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Prescient or assumed certain responsibilities at Prescient’s direction. Prescient also has purchased directors and officers liability insurance in order to limit its exposure to liability of indemnification of directors and officers.
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:	Amount Payable by the Registrant:
SEC Registration Fee	$1,800.00
Printing and Engraving	$15,000.00
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$25,000.00

Total	$51,800.00

All expenses other than the SEC registration fee are estimated. All expenses will be paid by the registrant.
RECENT SALES OF UNREGISTERED SECURITIES
     On May 5, 2005, the registrant, Prescient Applied Intelligence, Inc. (“Prescient”), completed the private placement of 8,471,381 shares of its common stock, 239.9419 shares of its Series G Preferred Stock, and warrants exercisable for an aggregate 4,177,383 shares of Prescient’s common stock, to TAK Investments LLC and certain holders of Prescient’s outstanding Series F Convertible Preferred Stock. TAK paid an aggregate $2,250,000, or $0.44 per share, for the shares of common stock and corresponding warrants issued to it at the closing, which TAK paid by exchanging an aggregate $500,000 of principal outstanding under two separate promissory notes issued by the Company in April 2005, and the remainder was paid in cash. Prescient issued an additional 4,340 shares of common stock to TAK in payment of all accrued interest under those promissory notes. The holders of Prescient’s outstanding shares of Series F Preferred Stock exchanged all of the outstanding Series F Preferred Stock for the shares of common stock and Series G Preferred Stock issued to them. The Series G Preferred Stock has an initial liquidation preference of $10,000 per share, and is convertible into shares of Common Stock at an initial conversion price of $0.44 per share. The warrants are exercisable at an exercise price of $1.00 per share and may be exercised at any time on or before May 5, 2008. The Company also issued two other common stock purchase warrants, exercisable for 409,091 shares of Common Stock at $0.48 per share and 122,727 shares of common stock at $1.00 per share, respectively, to the Company’s placement agent. The sale of the common stock and warrants were made pursuant to a Common Stock and Warrant Purchase Agreement, executed by Prescient, TAK Investments, LLC and certain holders of the Company’s Series F Preferred Stock on May 4, 2005. The aforementioned securities were sold in reliance upon the exemption afforded by the provisions of Regulation D, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, in reliance upon the representations and warranties made by the purchasers in the purchase agreements. No advertising or general solicitation was employed in offering these securities. The offering and sale was made to only accredited investors, and subsequent transfers were restricted in accordance with the requirements of the Securities Act of 1933.
     On September 8, 2005, Prescient issued an additional 5,113,636 shares of common stock to TAK Investments LLC and amended the warrants held by TAK, which are exercisable for 1,534,091 shares of common stock, in order to reduce the exercise price of those warrants to $0.50 per share, because the Company had not completed a subsequent qualifying equity financing as required under the Common Stock and Warrant Purchase Agreement. Prescient issued these securities to TAK in reliance on the exemptions set forth in Regulation D of the Securities Act of 1933, on the basis of the representations of TAK set forth in the purchase agreement.
     On December 13, 2005, Prescient issued 3,357,745 additional shares of common stock and 240 additional shares of Series G Preferred Stock to its former holders of Series F Convertible Preferred Stock, for no additional consideration, pursuant to the rights of those holders under the Certificate of Designation for the Series F Convertible Preferred Stock. Prescient issued these securities in reliance on the exemptions set forth in Regulation D of the Securities Act of 1933, on the basis of the representations of the holders set forth in the purchase agreement.
     On December 31, 2004, Prescient (f/k/a The viaLink Company), completed a merger with Prescient Systems, Inc. to form Prescient Applied Intelligence, Inc. Pursuant to the Merger, Prescient issued 11.9 million shares of common stock, 745.55 shares of Series E Convertible Preferred Stock, 27.44 shares of our Series F Convertible Preferred Stock and warrants to purchase an additional 1,125,000 shares of our common stock to the former shareholders of Prescient Systems, Inc. Shares of Series E and Series F Convertible Preferred Stock are convertible into shares of common stock at an initial conversion price of $2.00 per share. The warrants are exercisable at an initial exercise price of $2.00 per share.
     Of the shares of capital stock that were issued effective December 31, 2004, in connection with the merger, 9.5 million shares of common stock, 677 shares of Series E Convertible Preferred Stock, 23 shares of Series F Convertible Preferred Stock and warrants to purchase an additional 946,000 shares of common stock (at an exercise price of $2.00 per share) were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Each of the recipients of these shares represented itself to be an “accredited investor” for purposes of the Securities Act and to be acquiring the shares for investment and not with a view to distribution. There was no public advertising or solicitation made. Further, each of these recipients had access to appropriate financial and operating information regarding Prescient.
     On December 31, 2004, Prescient completed the private placement of 150 shares of Prescient’s Series F Convertible Preferred Stock at a price of $10,000 per share. Of the purchase price of $1.5 million, $1,150,000 was funded on December 31, 2004 and the remaining $350,000 was pre-funded prior to December 31, 2004. The completion of this transaction was also a condition precedent to the completion of the merger contemplated by the Merger Agreement. Separately, Prescient issued 125 shares of Series F Convertible Preferred Stock to the holders of secured notes issued from May through August 2004 upon conversion of such notes. This conversion was also contemplated by the Merger Agreement. Shares of Series F Convertible Preferred Stock are convertible into shares of Prescient common stock at an initial conversion price of $2.00 per share. The shares of Series F Preferred Stock were issued without registration under the Securities Act pursuant to the exemption provided by Section 4(2) of the Securities Act and the regulations thereunder. Each of the investors and secured note holders represented itself to be an “accredited investor” for purposes of the Securities Act and to be acquiring the shares for investment and not with a view to distribution. There was no public advertising or solicitation made. Further, each of the investors and secured note holders had access to appropriate financial and operating information regarding Prescient.
     Prescient also issued 50 shares of Series F Convertible Preferred Stock to Burnham Hill Partners (a division of Pali Capital, Inc.) and their designees, in connection with Burnham Hill’s acting as our financial advisors in connection with the merger and the Series F Purchase Agreement. Except as aforesaid, no underwriting discounts or commissions were paid by Prescient in connection with the issuance of shares of equity securities. The outstanding shares of Series F Convertible Preferred Stock were automatically converted into shares of common stock and Series G Preferred Stock in the May 5, 2005 private placement.
     In a series of transactions completed in May 2004, Prescient (f/k/a The viaLink Company) concluded the issuance of convertible promissory notes and warrants. The proceeds from the issuance of these notes totaled $5.4 million and have been used to fund the Company’s operations since early 2003. For each increment of $10,000 loaned to the Company, warrants to purchase 50,000 shares were issued. The warrants expire five (5) years from the date of issuance. In connection with the merger agreement with Prescient Systems, Inc., the holders of the notes converted the face value of the notes into Series E Convertible Preferred Stock. The Series E has a conversion price of $0.10 per share and beginning 18 months from the issuance date will pay a dividend of 4%.
     On October 9, 2003, the Company issued common stock to certain holders of outstanding promissory notes as payment of interest due on the promissory notes. The Company extended the maturity dates for the promissory notes due October 9, 2003 with a total principal balance of $1.3 million. The maturity dates were extended to April 9, 2004 through the issuance of new notes in the same form. The maturing notes were surrendered to the Company in exchange for the new notes and payment of all interest due under the maturing notes paid in common stock through September 30, 2003 and in cash for the period from October 1 through October 9, 2003. The notes bear interest at an annual rate of ten percent (10%) and mature upon the earlier of six months from the issuance date or a triggering event as defined in the notes.

EXHIBITS

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant. (6)
3.2	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)
3.3	Amended and Restated Bylaws of the Registrant. (13)
3.4	Certificate of Designation relating to Series D Convertible Preferred Stock. (8)
3.5	Certificate of Designation relating to Series E Convertible Preferred Stock. (7)
3.6	Certificate of Correction of the Certificate of Designation relating to Series E Convertible Preferred Stock. (1)
3.7	Certificate of Designation relating to Series F Convertible Preferred Stock. (7)
3.8	Certificate of Designation relating to Series G Convertible Preferred Stock. (2)
3.9	Certificate of Correction to the Certificate of Designation of Series G Preferred Stock. (1)
3.10	Certificate Increasing the Maximum Number of Series G Convertible Preferred Stock. (1)
4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)
4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)
4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)
4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)
4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)
4.6	10% Demand Promissory Note, dated April 12, 2005. (4)
4.7	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)
4.8	Form of Certificate of Common Stock. (9)
4.9	Form of Series D Convertible Preferred Stock. (10)
4.10	Registration Rights Agreement dated as of September 30, 2002. (8)
4.11	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)
4.12	Form of Promissory Note issued by Registrant to certain note holders. (11)
4.13	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)
4.14	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)
4.15	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)
4.16	Employment Agreement dated as of December 8, 2005, between the Registrant and Jane F. Hoffer. (1)
4.17	Employment Agreement dated as of December 8, 2005, between the Registrant and Thomas W. Aiken. (1)
5.1	Opinion of Hallett & Perrin, P.C. (1)
23.1	Consent of KPMG, LLP (1)
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5)

(1)	Filed herewith.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.

(13)	Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 15, 2004.

UNDERTAKINGS
     Prescient hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and
     (iii) Include any additional or changed material information on the plan of distribution.
     For the purpose of determining liability under the Securities Act of 1933, Prescient hereby undertakes to treat each post-effective amendment of this registration statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     Prescient hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Prescient pursuant to the foregoing provisions or otherwise, Prescient has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Prescient of expenses incurred or paid by a director, officer or controlling person of Prescient in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Prescient will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of West Chester, State of Pennsylvania on January 20, 2006.

PRESCIENT APPLIED INTELLIGENCE, INC.
By:	/s/ Thomas W. Aiken
Thomas W. Aiken
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints Thomas W. Aiken as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Jane F. Hoffer Jane F. Hoffer	President, Chief Executive Officer and Director (Principal Executive Officer)
Date: January 20, 2006

/s/ Thomas W. Aiken Thomas W. Aiken	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: January 20, 2006

/s/ Michael A. DiPiano Michael A. DiPiano	Director
Date: January 20, 2006

/s/ Mary Lou Fox Mary Lou Fox	Director
Date: January 20, 2006

/s/ Warren D. Jones Warren D. Jones	Director
Date: January 20, 2006

/s/ Patrick L. Kiernan Patrick L. Kiernan	Director
Date: January 20, 2006

/s/ Brian M. Carter Brian M. Carter	Director
Date: January 20, 2006

/s/ Daniel W. Rumsey Daniel W. Rumsey	Director
Date: January 20, 2006

By:	/s/ Thomas W Aiken

Thomas W. Aiken Attorney-in-Fact
Date: January 20, 2006

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant. (6)
3.2	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)
3.3	Amended and Restated Bylaws of the Registrant. (13)
3.4	Certificate of Designation relating to Series D Convertible Preferred Stock. (8)
3.5	Certificate of Designation relating to Series E Convertible Preferred Stock. (7)
3.6	Certificate of Correction of the Certificate of Designation relating to Series E Convertible Preferred Stock. (1)
3.7	Certificate of Designation relating to Series F Convertible Preferred Stock. (7)
3.8	Certificate of Designation relating to Series G Convertible Preferred Stock. (2)
3.9	Certificate of Correction to the Certificate of Designation of Series G Preferred Stock. (1)
3.10	Certificate Increasing the Maximum Number of Series G Convertible Preferred Stock. (1)
4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)
4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)
4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)
4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)
4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)
4.6	10% Demand Promissory Note, dated April 12, 2005. (4)
4.7	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)
4.8	Form of Certificate of Common Stock. (9)
4.9	Form of Series D Convertible Preferred Stock. (10)
4.10	Registration Rights Agreement dated as of September 30, 2002. (8)
4.11	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)
4.12	Form of Promissory Note issued by Registrant to certain note holders. (11)
4.13	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)
4.14	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)
4.15	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)
4.16	Employment Agreement dated as of December 8, 2005, between the Registrant and Jane F. Hoffer. (1)
4.17	Employment Agreement dated as of December 8, 2005, between the Registrant and Thomas W. Aiken. (1)
5.1	Opinion of Hallett & Perrin, P.C. (1)
23.1	Consent of KPMG, LLP (1)
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5)

(1)	Filed herewith.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Incorporated by reference to the Registrant’s Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.

(13)	Incorporated by reference to Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 15, 2004.